                                   EXHIBIT 2.0

                            REORGANIZATION AGREEMENT

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                      AGREEMENT AND PLAN OF REORGANIZATION



                                  BY AND AMONG



                            HOME INTERSTATE BANCORP,



                                   HOME BANK,



                                 CU BANCORP AND




                  CALIFORNIA UNITED BANK, NATIONAL ASSOCIATION




                                January 10, 1996

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                                TABLE OF CONTENTS


                                                                            PAGE

ARTICLE I    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II   THE MERGER AND RELATED MATTERS. . . . . . . . . . . . . . . . .   7

     2.1.    The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.2.    Fractional Shares . . . . . . . . . . . . . . . . . . . . . . .   8
     2.3.    Exchange Procedures . . . . . . . . . . . . . . . . . . . . . .   8
     2.4.    Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . .   9
     2.5.    Effect of  Merger . . . . . . . . . . . . . . . . . . . . . . .   9
     2.6.    Name of Surviving Company . . . . . . . . . . . . . . . . . . .   9
     2.7.    Articles of Incorporation and Bylaws of Surviving Company . . .   9
     2.8.    Directors and Officers of Surviving Company . . . . . . . . . .   9
     2.9.    Options . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     2.10.   Warrant . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .  11

     3.1.    Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.2.    Execution of Merger Agreements. . . . . . . . . . . . . . . . .  11
     3.3.    Documents to be Delivered . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF HOME AND HOME BANK. . . . . .  11

     4.1.    Incorporation, Standing and Power. . . . . . . . . . . . . . .   11
     4.2.    Capitalization . . . . . . . . . . . . . . . . . . . . . . . .   12
     4.3.    Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . .   12
     4.4.    Financial Statements.  . . . . . . . . . . . . . . . . . . . .   12
     4.5.    SEC/Regulatory Filings.  . . . . . . . . . . . . . . . . . . .   12
     4.6.    Authority of Home and Home Bank. . . . . . . . . . . . . . . .   13
     4.7.    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     4.8.    Title to Assets.   . . . . . . . . . . . . . . . . . . . . . .   14
     4.9.    Real Estate. . . . . . . . . . . . . . . . . . . . . . . . . .   14
     4.10.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     4.11.   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     4.12.   Compliance with Laws and Regulations . . . . . . . . . . . . .   15
     4.13.   Performance of Obligations. . . . . . . . . . . . . . . . . .    15
     4.14.   Employees.  . . . . . . . . . . . . . . . . . . . . . . . . .    16
     4.15.   Brokers and Finders.  . . . . . . . . . . . . . . . . . . . .    16
     4.16.   Material Contracts. . . . . . . . . . . . . . . . . . . . . .    16

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                         TABLE OF CONTENTS (Cont'd.)


                                                                            PAGE

     4.17.   Absence of Material Change. . . . . . . . . . . . . . . . . .    18
     4.18.   Licenses and Permits. . . . . . . . . . . . . . . . . . . . .    18
     4.19.   No Material Liabilities; Environmental. . . . . . . . . . . .    18
     4.20.   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .    18
     4.21.   Corporate Records . . . . . . . . . . . . . . . . . . . . . .    21
     4.22.   Offices and ATMs. . . . . . . . . . . . . . . . . . . . . . .    21
     4.23.   Operating Losses. . . . . . . . . . . . . . . . . . . . . . .    21
     4.24.   Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . .    21
     4.25.   Power of Attorney . . . . . . . . . . . . . . . . . . . . . .    22
     4.26.   Disclosure Documents and Applications . . . . . . . . . . . .    22
     4.27.   Accuracy and Currentness of Information Furnished . . . . . .    22
     4.28.   Loan Servicing Portfolio. . . . . . . . . . . . . . . . . . .    22
     4.29.   Certain Interests . . . . . . . . . . . . . . . . . . . . . .    22
     4.30.   Investment Securities . . . . . . . . . . . . . . . . . . . .    22

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF CU AND CU BANK. . . . . . .    23

     5.1.    Incorporation, Standing and Power . . . . . . . . . . . . . .    23
     5.2.    Capitalization. . . . . . . . . . . . . . . . . . . . . . . .    23
     5.3.    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .    23
     5.4.    Financial Statements. . . . . . . . . . . . . . . . . . . . .    24
     5.5.    SEC/Regulatory Filings. . . . . . . . . . . . . . . . . . . .    24
     5.6.    Authority of CU and CU Bank . . . . . . . . . . . . . . . . .    24
     5.7.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     5.8.    Title to Assets . . . . . . . . . . . . . . . . . . . . . . .    25
     5.9.    Real Estate . . . . . . . . . . . . . . . . . . . . . . . . .    25
     5.10.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .    25
     5.11.   Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     5.12.   Compliance with Laws and Regulations. . . . . . . . . . . . .    27
     5.13.   Performance of Obligations. . . . . . . . . . . . . . . . . .    27
     5.14.   Employees.  . . . . . . . . . . . . . . . . . . . . . . . . .    27
     5.15.   Brokers and Finders . . . . . . . . . . . . . . . . . . . . .    27
     5.16.   Material Contracts. . . . . . . . . . . . . . . . . . . . . .    27
     5.17.   Absence of Material Change.   . . . . . . . . . . . . . . . .    29
     5.18.   Licenses and Permits.   . . . . . . . . . . . . . . . . . . .    29
     5.19.   No Material Liabilities; Environmental. . . . . . . . . . . .    29
     5.20.   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .    30
     5.21.   Corporate Records . . . . . . . . . . . . . . . . . . . . . .    32
     5.22.   Offices and ATMs. . . . . . . . . . . . . . . . . . . . . . .    32
     5.23.   Operating Losses.   . . . . . . . . . . . . . . . . . . . . .    32
     5.24.   Loan Portfolio. . . . . . . . . . . . . . . . . . . . . . . .    32
     5.25.   Power of Attorney . . . . . . . . . . . . . . . . . . . . . .    33

                         TABLE OF CONTENTS (Cont'd.)


                                                                            PAGE

     5.26.   Disclosure Documents and Applications . . . . . . . . . . . .    33
     5.27.   Accuracy and Currentness of Information Furnished . . . . . .    33
     5.28.   Loan Servicing Portfolio. . . . . . . . . . . . . . . . . . .    33
     5.29.   Certain Interests . . . . . . . . . . . . . . . . . . . . . .    33
     5.30.   Investment Securities.  . . . . . . . . . . . . . . . . . . .    34

ARTICLE VI   COVENANTS OF HOME AND HOME BANK PENDING EFFECTIVE TIME
             OF THE MERGERS. . . . . . . . . . . . . . . . . . . . . . . .    34

     6.1.    Limitation on Home's and Home Bank's Conduct Prior to
             Effective Time . . . . . . . . . . . . . . . . . . . . . . .     34
     6.2.    No Solicitation, etc.. . . . . . . . . . . . . . . . . . . .     36
     6.3.    Affirmative Conduct of Home and Home Bank Prior to
             Effective Time . . . . . . . . . . . . . . . . . . . . . . .     36
     6.4.    Access to Information. . . . . . . . . . . . . . . . . . . .     38
     6.5.    Filings. . . . . . . . . . . . . . . . . . . . . . . . . . .     38
     6.6.    Notices; Reports . . . . . . . . . . . . . . . . . . . . . .     38
     6.7.    Home Shareholders' Meeting . . . . . . . . . . . . . . . . .     39
     6.8.    Bank Merger. . . . . . . . . . . . . . . . . . . . . . . . .     39
     6.9.    Filings; Applications. . . . . . . . . . . . . . . . . . . .     39
     6.10.   Certain Loans and Other Extensions of Credit . . . . . . . .     39
     6.11.   Termination of Home Stock Option Plan. . . . . . . . . . . .     40
     6.12.   Environmental Audit. . . . . . . . . . . . . . . . . . . . .     40
     6.13.   D&O Coverage . . . . . . . . . . . . . . . . . . . . . . . .     40

ARTICLE VII  COVENANTS OF CU AND CU BANK PENDING EFFECTIVE TIME
             OF THE MERGERS . . . . . . . . . . . . . . . . . . . . . . .     40

     7.1.    Limitation on CU's and CU Bank's Conduct Prior to
             Effective Time . . . . . . . . . . . . . . . . . . . . . . .     40
     7.2.    No Solicitation, etc.. . . . . . . . . . . . . . . . . . . .     42
     7.3.    Affirmative Conduct of CU and CU Bank Prior to
             Effective Time . . . . . . . . . . . . . . . . . . . . . . .     43
     7.4.    Access to Information. . . . . . . . . . . . . . . . . . . .     45
     7.5.    Filings.   . . . . . . . . . . . . . . . . . . . . . . . . .     45
     7.6.    Notices; Reports . . . . . . . . . . . . . . . . . . . . . .     45
     7.7.    CU Shareholders' Meeting.. . . . . . . . . . . . . . . . . .     46
     7.8.    Bank Merger. . . . . . . . . . . . . . . . . . . . . . . . .     46
     7.9.    Filings; Applications. . . . . . . . . . . . . . . . . . . .     46
     7.10.   Certain Loans and Other Extensions of Credit . . . . . . . .     46
     7.11.   CU Stock Option Plan . . . . . . . . . . . . . . . . . . . .     47
     7.12.   Dividends. . . . . . . . . . . . . . . . . . . . . . . . . .     47
     7.13.   Articles of Incorporation. . . . . . . . . . . . . . . . . .     47

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                         TABLE OF CONTENTS (Cont'd.)


                                                                            PAGE

ARTICLE VIII GENERAL COVENANTS. . . . . . . . . . . . . . . . . . . . . .     47

     8.1.    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . .     47
     8.2.    Public Announcements . . . . . . . . . . . . . . . . . . . .     47
     8.3.    S-4 and the Proxy Statement. . . . . . . . . . . . . . . . .     47
     8.4.    Merger of Home Bank and CU Bank. . . . . . . . . . . . . . .     47

ARTICLE IX   CONDITIONS PRECEDENT TO THE MERGERS. . . . . . . . . . . . .     48

     9.1.    Shareholder Approval . . . . . . . . . . . . . . . . . . . .     48
     9.2.    No Judgments or Orders . . . . . . . . . . . . . . . . . . .     48
     9.3.    Regulatory Approvals . . . . . . . . . . . . . . . . . . . .     48
     9.4.    Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . .     48
     9.5.    Pooling of Interests Accounting Treatment. . . . . . . . . .     48
     9.6.    S-4 and Proxy Statement. . . . . . . . . . . . . . . . . . .     48
     9.7.    Dissenters . . . . . . . . . . . . . . . . . . . . . . . . .     48

ARTICLE X    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HOME AND
             HOME BANK. . . . . . . . . . . . . . . . . . . . . . . . . .     49

     10.1.   Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . .     49
     10.2.   Representations and Warranties; Performance of Covenants . .     49
     10.3.   Authorization of Mergers; Option Plan. . . . . . . . . . . .     49
     10.4.   Absence of Certain Changes . . . . . . . . . . . . . . . . .     49
     10.5.   Officers' Certificate. . . . . . . . . . . . . . . . . . . .     49
     10.6.   Fairness Opinion . . . . . . . . . . . . . . . . . . . . . .     50
     10.7.   Directors' Voting Agreements . . . . . . . . . . . . . . . .     50
     10.8.   Home Warrant Agreement . . . . . . . . . . . . . . . . . . .     50
     10.9.   Appointment of Directors . . . . . . . . . . . . . . . . . .     50
     10.10.  Validity of Transactions . . . . . . . . . . . . . . . . . .     50
     10.11.  Third Party Consents . . . . . . . . . . . . . . . . . . . .     50
     10.12.  NASDAQ Listing . . . . . . . . . . . . . . . . . . . . . . .     50
     10.13.  CU Board . . . . . . . . . . . . . . . . . . . . . . . . . .     50
     10.14.  Non-Performing Loans . . . . . . . . . . . . . . . . . . . .     50

ARTICLE XI   CONDITIONS PRECEDENT TO OBLIGATIONS OF CU AND CU BANK. . . .     50

     11.1.   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . .      51
     11.2.   Representations and Warranties; Performance of Covenants. .      51
     11.3.   Authorization of Mergers. . . . . . . . . . . . . . . . . .      51
     11.4.   Regulatory Approvals and Related Conditions . . . . . . . .      51
     11.5.   Third Party Consents. . . . . . . . . . . . . . . . . . . .      51

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                         TABLE OF CONTENTS (Cont'd.)


                                                                            PAGE

     11.6.   Absence of Certain Changes. . . . . . . . . . . . . . . . .      51
     11.7.   Officers' Certificate . . . . . . . . . . . . . . . . . . .      51
     11.8.   Fairness Opinion. . . . . . . . . . . . . . . . . . . . . .      51
     11.9.   Validity of Transactions. . . . . . . . . . . . . . . . . .      52
     11.10.  Blue Sky Matters. . . . . . . . . . . . . . . . . . . . . .      52
     11.11.  Insurance Coverage. . . . . . . . . . . . . . . . . . . . .      52
     11.12.  Directors' Voting Agreements. . . . . . . . . . . . . . . .      52
     11.13.  CU Warrant Agreement. . . . . . . . . . . . . . . . . . . .      52
     11.14.  Affiliate Agreements. . . . . . . . . . . . . . . . . . . .      52
     11.15.  Non-Performing Loans. . . . . . . . . . . . . . . . . . . .      52
     11.16.  Absence of Excess Remediation . . . . . . . . . . . . . . .      52

ARTICLE XII  EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . .      52

     12.1.   Employee Benefits . . . . . . . . . . . . . . . . . . . . .      52

ARTICLE XIII TERMINATION . . . . . . . . . . . . . . . . . . . . . . . .      53

     13.1.   Termination . . . . . . . . . . . . . . . . . . . . . . . .      53
     13.2.   Termination Date. . . . . . . . . . . . . . . . . . . . . .      53
     13.3.   Effect of Termination . . . . . . . . . . . . . . . . . . .      54

ARTICLE XIV  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .      54

     14.1.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .      54
     14.2.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .      54
     14.3.   Successors and Assigns. . . . . . . . . . . . . . . . . . .      55
     14.4.   Counterparts. . . . . . . . . . . . . . . . . . . . . . . .      55
     14.5.   Effect of Representations and Warranties. . . . . . . . . .      55
     14.6.   Third Parties . . . . . . . . . . . . . . . . . . . . . . .      55
     14.7.   Lists; Exhibits; Integration. . . . . . . . . . . . . . . .      55
     14.8.   Knowledge . . . . . . . . . . . . . . . . . . . . . . . . .      55
     14.9.   Governing Law . . . . . . . . . . . . . . . . . . . . . . .      55
     14.10.  Schedules . . . . . . . . . . . . . . . . . . . . . . . . .      55
     14.11.  Captions. . . . . . . . . . . . . . . . . . . . . . . . . .      55
     14.12.  Severability. . . . . . . . . . . . . . . . . . . . . . . .      55
     14.13.  Waiver and Modification . . . . . . . . . . . . . . . . . .      56
     14.14.  Attorney's Fees . . . . . . . . . . . . . . . . . . . . . .      56
     14.15.  Jury Waiver . . . . . . . . . . . . . . . . . . . . . . . .      57

                         TABLE OF CONTENTS (Cont'd.)


                                                                            PAGE

EXHIBITS

     Exhibit A    Agreement of Merger
     Exhibit B    Bank Merger Agreement
     Exhibit C    CU Warrant Agreement
     Exhibit D    Home Warrant Agreement
     Exhibit E    CU Legal Opinion
     Exhibit F    CU Shareholders' Agreement
     Exhibit G    Manatt, Phelps & Phillips Legal Opinion
     Exhibit H    Home Shareholders' Agreement
     Exhibit I    Home Affiliate Letter

ANNEX I           List of Home Directors Signing Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

          This AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 10th day of January, 1996, by and between Home Interstate Bancorp, a California corporation ("Home"), and Home Bank, a California chartered commercial bank ("Home Bank"), and CU Bancorp, a California corporation ("CU"), and California United Bank, National Association, a national banking association ("CU Bank").

                                 R E C I T A L S

          WHEREAS, Home and CU desire to effect a merger (the "Merger") in accordance with the terms of this Agreement and the Agreement of Merger (as defined herein).

          WHEREAS, the respective Boards of Directors of Home and CU believe that the proposed Merger, on the terms and conditions set forth herein, is in the best interests of their respective corporations and shareholders.

          WHEREAS, Home and CU intend to cause the Merger (the "Bank Merger") of Home Bank and CU Bank at the Effective Time (as hereinafter defined) or as soon thereafter as practicable.

          WHEREAS, Home, Home Bank, CU Bancorp and CU Bank desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto do agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

     1.1. "Affiliate" of, or a person "Affiliated" with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     1.2. "Agreement of Merger" means the Agreement of Merger to be entered into by and between Home and CU substantially in the form of Exhibit A hereto, but subject to any changes that may be necessary to conform to any requirements of any regulatory agency having authority over the Merger.

     1.3. "Alternative Transaction" means any of the following involving Home or Home Bank for purposes of Section 6.2 or CU or CU Bank for purposes of
Section 7.2: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Home or Home Bank or CU or CU Bank (as applicable) representing 10% or more of consolidated assets; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of Home or Home Bank or CU or CU Bank (as applicable); a tender offer or exchange offer for at least 10% of the outstanding shares of Home or CU (as applicable); a solicitation of proxies in opposition to approval of the Merger by Home's shareholders or CU's shareholders (as applicable); or a public announcement of a proposal, plan, or intention to do any of the foregoing.

     1.4.  "Arthur Andersen" means Arthur Andersen, LLP.

     1.5.  "ATM" has the meaning set forth in Section 4.22.

     1.6. "Average Price of CU Stock" means the average of the Closing Price of CU Stock (as defined below) for the 10 consecutive trading days immediately preceding the one trading day prior to the Effective Time (subject to adjustment as provided below). The term "trading day" shall mean a day on which trading generally takes place on the NASDAQ and on which trading in CU Stock has not been halted or suspended. In the event CU pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or distribution with respect to the CU Stock between the date of this Agreement and the Effective Time, appropriate adjustments will be made to the Average Price of CU Stock.

     1.7.  "Bank Merger" means the merger of Home Bank with and into CU Bank.

     1.8. "Bank Merger Agreement" means the Agreement of Merger between CU Bank and Home Bank, substantially in the form of Exhibit B hereto.

     1.9.  "BHC Act" means the Bank Holding Company Act of 1956, as amended.

     1.10. "Business Day" means any day other than Saturday, Sunday or a day on which commercial banks in California are authorized or required to be closed.

     1.11. "California Secretary" means the Secretary of State of the State of California.

     1.12. "Closing" means the consummation of the Merger (as defined herein) on the Closing Date (as defined herein) at the offices of Manatt, Phelps & Phillips, 11355 West Olympic Boulevard, Los Angeles, California, or at such other place as the parties may agree upon.

     1.13. "Closing Date" means a Business Day to be designated by the Parties.

     1.14. "Closing Price of CU Stock" means the closing price of CU Stock as reported on the NASDAQ and reprinted in the Western Edition of the Wall Street Journal.

     1.15. "Code" means the Internal Revenue Code of 1986, as amended.

     1.16. "Conversion Ratio" has the meaning set forth in Section 2.1(c).

     1.17. "Corporate Bank Merger" means the proposed merger of Corporate Bank, a California banking corporation, with and into CU Bank.

     1.18. "Covered Loan" has the meaning set forth in Section 4.24.

     1.19. "CU Bank Stock" means the common stock, $5.00 par value, of CU
Bank.

     1.20. "CU Options" means options to purchase CU Stock pursuant to the CU Stock Option Plan.

     1.21. "CU Schedules" has the meaning set forth in Section 7.3(k).

     1.22. "CU Scheduled Contracts" has the meaning set forth in Section 5.16.

     1.23. "CU Shareholders' Meeting" means the meeting of CU's shareholders referred to in Section 7.7 hereof.

     1.24. "CU Stock" means the common stock, no par value, of CU.

     1.25. "CU Stock Option Plan" means, collectively, the (i) the 1983 Employee Stock Option Plan, (ii) 1985 Employee Stock Option Plan, (iii) 1987 Special Stock Option Plan, (iv) 1993 Employee Stock Option Plan, (v) Non Employee Director Stock Option Plan, and (vi) 1995 Restricted Stock Plan.

     1.26. "CU Supplied Information" has the meaning set forth in Section
5.26.

     1.27. "CU Warrant" means the warrant issued to CU pursuant to the CU Warrant Agreement.

     1.28. "CU Warrant Agreement" means the Warrant Agreement entered into between CU and Home and attached hereto as Exhibit C, pursuant to which the CU Warrant is issued.

     1.29. "Dissenting Shares" means any shares of CU Stock or Home Stock (as defined herein) that are (i) issued and outstanding immediately prior to the Effective Time of the Merger and (ii) "dissenting shares" as that term is defined in Section 1301 (b) of the California Corporations Code.

     1.30. "Effective Time" means the date and time of the filing of the Agreement of Merger with the California Secretary.

     1.31. "Environmental Law" means any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (A) pollution or protection of the environment, including natural resources; (B) exposure of persons, including employees, to Hazardous Substances or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (D) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section 7401 ET SEQ.;
(2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 ET SEQ., (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 2601 ET SEQ; (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 ET SEQ.; (6) The Occupational

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Safety and Health Act, as amended, 29 U.S.C. Section 651; (7) the Emergency
Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Section 1101 ET SEQ.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C.
Section 801 ET SEQ.; (9) the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; and (10) all comparable state and local laws, laws of other jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section 25300 ET SEQ.

     1.32. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.33. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.34. "Exchange Agent" means the financial institution appointed by CU with the consent of Home, to effect the exchange contemplated by Article II hereof.

     1.35. "FDIC" means the Federal Deposit Insurance Corporation.

     1.36. "FDIC Filings of Home" means all reports, registration statements, proxy statements or other filings made by Home or Home Bank with the FDIC during the time period from January 1, 1992 through the date of this Agreement.

     1.37. "Financial Statements of CU" means (i) the audited consolidated financial statements and notes thereto of CU and the related opinions thereon included in CU's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993 and 1994, (ii) the unaudited consolidated interim financial statements and notes thereto of CU included in CU's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995.

     1.38. "Financial Statements of Home" means (i) the audited consolidated financial statements and notes thereto of Home and the related opinions thereon included in Home's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993 and 1994 and (ii) the unaudited consolidated interim financial statements and notes thereto of Home included in Home's Quarterly Reports on Form 1O-Q for the quarters ended March 31, June 30 and September 30, 1995.

     1.39. "FRB" means the Board of Governors of the Federal Reserve System.

     1.40. "FRB Filings of CU" means all reports, registration statements, proxy statements or other filings made by CU or CU Bank with the FRB during the time period from January 1, 1992 through the date of this Agreement.

     1.41. "FRB Filings of Home" means all reports, registration statements, proxy statements or other filings made by Home or Home Bank with the FRB during the time period from January 1, 1992 through the date of this Agreement.

     1.42. "Hazardous Substances" means (i) substances that are defined or listed in, or otherwise classified pursuant to, or the use or disposal of which are regulated by, any Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity;" (ii) oil, petroleum or petroleum derived from substances and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (iii) any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which pose a hazard to any property or to Persons on or about such property; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

     1.43. "Home Bank Stock" means the common stock, $0.40 par value per share, of Home Bank.

     1.44. "Home Employee Plans" has the meaning set forth in Section 4.20.

     1.45. "Home Options" means options to purchase Home Stock pursuant to the Home Stock Option Plan.

     1.46. "Home Real Property" has the meaning set forth in Section 4.9.

     1.47. "Home Scheduled Contracts" has the meaning set forth in Section
4.16.

     1.48. "Home Schedules" has the meaning set forth in Section 6.3(k).

     1.49. "Home Shareholders' Meeting" means the meeting of Home's shareholders referred to in Section 6.7 hereof.

     1.50. "Home Stock" means the common stock, no par value, of Home.

     1.51. "Home Stock Option Plan" means the Home Interstate Bancorp Stock Option Plan, which plan expired on March 12, 1995.

     1.52. "Home Supplied Information" has the meaning set forth in Section
4.26.

     1.53. "Home Warrant" means the warrant issued to Home pursuant to the Home Warrant Agreement.

     1.54. "Home Warrant Agreement" means the Warrant Agreement entered between Home and CU and attached hereto as Exhibit D, pursuant to which the Home Warrant is issued.

     1.55. "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

     1.56. "IRS" means the Internal Revenue Service.

     1.57. "Montgomery" means Montgomery Securities.

     1.58. "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     1.59. "New Stock Option Plan" means the CU Stock Option Plan to be established in connection with the Merger.

     1.60. "Non-Performing Loans" means loans or investments held by Home Bank or CU Bank which are (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest,

(ii) classified as "loss," "doubtful," "substandard," "other assets especially mentioned" or "special mention," or (iii) on non-accrual status in accordance with Home Bank's or CU Bank's, as the case may be, loan review procedures.

     1.61. "OCC" means the Office of the Comptroller of the Currency.

     1.62. "OCC Filings of CU" means all reports, registration statements, proxy statements or other filings made by CU or CU Bank with the OCC during the time period from January 1, 1992 through the date of this Agreement.

     1.63. "Operating Loss" has the meaning set forth in Section 4.23.

     1.64. "Other Real Estate Owned" means any real property owned or acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith.

     1.65. "Party" means either Home, Home Bank, CU or CU Bank and "Parties" shall mean Home, Home Bank, CU and CU Bank.

     1.66. "Person" means any individual, corporation, association, partnership, joint venture, other entity, government or governmental department or agency.

     1.67. "Phase I Reports" has the meaning set forth in Sesction 6.12.

     1.68. "Phase II Assessments" has the meaning set forth in Section 6.12.

     1.69. "Proposed Retention Agreements" means the Retention Agreements to be entered into between Home Bank and certain executive officers of Home Bank, pursuant to which certain key employees of Home Bank shall receive certain payments as a result of the transactions contemplated hereby.

     1.70. "Proxy Statement" means the Joint Proxy Statement and Prospectus that is used to solicit proxies for the Home Shareholders' Meeting and CU Shareholders' Meeting and to offer and sell the shares of CU Stock to be issued in connection with the Merger.

     1.71. "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

     1.72. "SEC" means the Securities and Exchange Commission.

     1.73. "SEC Filings of CU" means all reports, registration statements, proxy statements or other filings made by CU with the SEC during the time period from January 1, 1992 through the date of this Agreement.

     1.74. "SEC Filings of Home" means all reports, registration statements, proxy statements or other filings made by Home with the SEC during the time period from January 1, 1992 through the date of this Agreement.

     1.75. "Secured Loan" has the meaning set forth in Section 4.24.

     1.76. "Securities Act" means the Securities Act of 1933, as amended.

     1.77. "S-4" means the registration statement on Form S-4 to be filed with the SEC relating to the registration under the Securities Act of the CU Stock to be issued in connection with the Merger.

     1.78. "Superintendent" means the Superintendent of Banks of the State of California.

     1.79. "Surviving Company" means the corporation surviving the Merger.

     1.80. "Transferred Employees" has the meaning set forth in Section 12.1.

     1.81. "Understanding" means any contract, agreement, understanding, commitment or offer, whether written or oral, which may become a binding obligation if accepted by another Person.


                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

     2.1. THE MERGER. The Merger shall become effective upon the filing of the Agreement of Merger with the California Secretary in accordance with the provisions of the California Corporations Code. At the Effective Time, the following transactions will be deemed to have occurred simultaneously:

          (a) Home shall be merged with and into CU, and the separate corporate existence of Home shall cease.

          (b) Subject to Section 2.4(a), each share of CU Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Company and shall not be converted or otherwise affected by the Merger.

          (c) Subject to Sections 2.2 and 2.4(b), each share of Home Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be automatically canceled and cease to be an issued and outstanding share of Home Stock and shall be converted into
     1.409 shares of CU Stock (the "Conversion Ratio").

     2.2. FRACTIONAL SHARES.   No fractional shares of CU Stock shall be
issued in the Merger. In lieu thereof, each holder of Home Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest thousandth) obtained by multiplying (a) the Average Price of CU Stock times (b) the fraction of the share of CU Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

     2.3. EXCHANGE PROCEDURES.

          (a) On or before the Effective Time, CU will deliver to the Exchange Agent certificates representing a sufficient number of shares of CU Stock issuable in the Merger and funds representing a sufficient amount of cash payable in lieu of fractional shares in the Merger.

          (b) Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Home Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Time, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of CU Stock ("New Certificates"), together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates.

          (c) Until Old Certificates have been surrendered and exchanged as herein provided, each outstanding Old Certificate shall represent, on and after the Effective Time, the right to receive the shares of CU Stock and/or the cash into which the number of shares of Home Stock shown thereon have been converted, as provided herein. No dividends or other distributions that are declared on CU Stock will be paid to Persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such Persons in accordance with the terms of such CU Stock. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (d) No transfer taxes shall be payable by any shareholder in respect of the issuance of New Certificates, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered shall have been registered, it shall be a condition of such issuance that the Person requesting such issuance shall properly endorse the certificate or certificates and shall pay to CU any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of CU that such taxes have been paid or are not payable.

          (e) Any CU Stock or cash delivered to the Exchange Agent (together with any interest or profits earned thereon) and not issued pursuant to this Section 2.3 at the end of six months from the Effective Time shall be returned to CU.

          (f) Notwithstanding anything to the contrary set forth in Sections 2.3(c) and 2.3(d) hereof, if any holder of Home Stock shall be unable to surrender his Old Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance reasonably satisfactory to CU.

          (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CU Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of CU Stock for the account of the Persons entitled thereto.

     2.4. DISSENTING SHARES.

          (a) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares of CU Stock which have not effectively withdrawn or lost their rights under Section 1309 shall remain issued and outstanding shares of common stock of Surviving Company after the Effective Time, subject to the right to receive such consideration as shall be determined pursuant to Chapter 13 of the California Corporations Code.

          (b) Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares of Home Stock which have not effectively withdrawn or lost their rights under Section 1309 shall not be converted pursuant to Section 2.1 (c), but shall be entitled to receive such consideration as shall be determined pursuant to Chapter 13 of the California Corporations Code.

     2.5. EFFECT OF MERGER. By virtue the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of Home and CU shall be vested in and be held and enjoyed by the Surviving Company, without further act or deed, and all the estates and interests of every kind of Home and CU, including all debts due to either of them, shall be as effectively the property of the Surviving Company as they were of Home and CU, and the title to any real estate vested by deed or otherwise in either Home or CU shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Home and CU shall be preserved unimpaired and all debts, liabilities and duties of Home and CU shall be debts, liabilities and duties of the Surviving Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

     2.6. NAME OF SURVIVING COMPANY. The name of the Surviving Company shall be mutually agreed upon by the Parties.

     2.7. ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING COMPANY. Subject to any changes in the Articles of Incorporation resulting from the Parties' agreement as to the name of the Surviving Company as provided in Section 2.6, the Articles of Incorporation and Bylaws of CU as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and Bylaws of the Surviving Company.

     2.8. DIRECTORS AND OFFICERS OF SURVIVING COMPANY.

          (a) At the Effective Time, the Board of Directors of the Surviving Company will consist of the five directors designated by the Board of Directors of Home and the five directors designated by the Board of Directors of CU.

          (b) At the Effective Time, Stephen Carpenter will become the Chairman and Chief Executive Officer, James Staes will become Vice Chairman and David Rainer will become President and Chief Operating Officer of the Surviving Company.

     2.9. OPTIONS.

          (a) Subject to Section 2.9(b), (c) and (d), each Home Option issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be assumed by and be deemed to be options granted by the Surviving Company pursuant to the New Stock Option Plan to purchase that number of shares of CU Stock equal to the Conversion Ratio times the number of shares of Home Stock subject to the option; provided, however, that no option shall be deemed granted by the Surviving Company to acquire a fractional share of CU Stock.

          (b) Assumption of such options shall be contingent upon the Closing and upon the execution prior to the Closing by the particular optionee, CU and Home of a new option agreement providing for the assumption and conversion of the Home Options. Assumption by CU of the Home Options will be pursuant to the terms of the New Stock Option Plan providing for the assumption of such options, which plan shall be contingent upon approval of the CU shareholders.

          (c) To the extent that the assumption of a Home Option by the Surviving Company would result in the issuance of an option to purchase a fractional share of CU Stock, such fractional share option shall be canceled, and the aggregate exercise price of the option to purchase shares of CU Stock shall be reduced by the proportionate amount of the aggregate exercise price attributable to the fractional share.

          (d) The assumption by the Surviving Company of Home Options pursuant to the New Stock Option Plan shall be subject to the following limitations:

                (i) The excess of the aggregate fair market value of the shares of CU Stock subject to an option immediately after the assumption over the aggregate option exercise price of such shares of CU Stock shall not be greater than the excess of the aggregate fair market value of the shares subject to the Home Option immediately before the assumption over the aggregate option exercise price of such shares of Home Stock.

               (ii) For any option, on a share by share comparison, the ratio of the option exercise price to the fair market value of the CU Stock subject to the option immediately after the assumption shall not be more favorable to the optionee than the ratio of the Home Option exercise price to the fair market value on the Home Stock subject to the option immediately before the assumption.

              (iii) The optionee shall not receive additional benefits under the Surviving Company option which he did not have under the Home Option.

          (e) Each CU Option issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

     2.10. WARRANT. Concurrent with the execution of this Agreement, CU and Home have executed each of the Home Warrant Agreement and the CU Warrant Agreement, pursuant to which agreements CU has issued to Home the Home Warrant and Home has issued to CU the CU Warrant, granting the holder of each such warrant the right to purchase up to 19.9% of the issued and outstanding shares of capital stock of the other party, on a fully diluted basis (as more specifically set forth in the Home Warrant Agreement and CU Warrant Agreement), on the terms, and subject to the conditions set forth in such agreements.

                                   ARTICLE III

                                   THE CLOSING

     3.1. CLOSING DATE.  The Closing shall take place on the Closing Date.

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


     3.2. EXECUTION OF MERGER AGREEMENTS. As soon as practicable after execution of this Agreement, the Agreement of Merger shall be executed by Home and CU. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the California Secretary as required by applicable laws and regulations.

     3.3. DOCUMENTS TO BE DELIVERED. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time, each of the parties hereto hereby covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to effectuate the transactions set forth herein or contemplated hereby, and the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may reasonably be required to effectuate such transactions.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF HOME AND HOME BANK

     Home and Home Bank represent and warrant to CU as follows:

     4.1. INCORPORATION, STANDING AND POWER.   Home has been duly
incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Home Bank has been duly incorporated and is validly existing as a state chartered Bank under the laws of the State of California and is a member of the Federal Reserve System, and its deposits are insured by the FDIC in the manner and to the extent provided by law.
Home and Home Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Home or Home Bank nor the location of any of their respective properties requires that Home or Home Bank be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Home on a consolidated basis.

     4.2. CAPITALIZATION.

          (a) As of the date of this Agreement, the authorized capital stock of Home consists of 20,000,000 shares of Home Stock, of which 4,187,954 shares are outstanding, and 3,000,000 shares of serial preferred stock, none of which is outstanding. All of the outstanding shares of Home Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except for Home Options covering 168,134 shares of Home Stock granted pursuant to the Home Stock Option Plan, and 1,082,224 shares covered by the CU Warrant, there were no outstanding options, warrants or other rights in or with respect to the unissued shares of Home Stock or Home serial preferred stock nor any securities convertible into such stock, and Home is not obligated to issue any additional shares of Home Stock or preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. SCHEDULE 4.2 sets

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

     forth the name of each holder of a Home Option, the number of shares of Home Stock covered by each such Home Option, the exercise price per share and the expiration date of each such Home Option.

          (b) As of the date of this Agreement, the authorized capital stock of Home Bank consists of 4,000,000 shares of Home Bank Stock, of which 1,938,746 shares are outstanding and all of which are owned of record
     by Home.   All the outstanding shares of Home Bank Stock are duly
     authorized, validly issued, fully paid and nonassessable (except for assessments that may be made by order of the Superintendent pursuant to the
     Section 662 of the California Finance Code). There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Home Bank Stock or any other securities convertible into such stock, and Home Bank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     4.3. SUBSIDIARIES. Except for Home Bank, a wholly owned subsidiary of Home, Home does not own, directly or indirectly (except as pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or other voting interest in any corporation, partnership, joint venture or other entity.

     4.4. FINANCIAL STATEMENTS.   Home has previously furnished to CU a copy
of the Financial Statements of Home. The Financial Statements of Home: (a) present fairly the consolidated financial condition of Home as of the respective dates indicated and its consolidated results of operations and changes in financial position/cash flow, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for all foreseeable loan losses and other contingencies; and (d) are based on the books and records of Home and Home Bank.

     4.5. SEC/REGULATORY FILINGS. Since January 1, 1990, Home and Home Bank have filed all reports, registrations and statements that were required to be filed with the (i) FDIC; (ii) the FRB; (iii) the SEC; and (iv) any other applicable federal, state or local governmental or regulatory authority.
Home has previously furnished to CU a copy of the SEC Filings, FDIC Filings
and FRB Filings of Home.   As of their respective dates, the SEC Filings,
FDIC Filings and FRB Filings of Home complied in all material respects with the requirements of their respective forms and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.6. AUTHORITY OF HOME AND HOME BANK. The execution and delivery by Home and Home Bank of this Agreement, by Home of the Agreement of Merger and by Home Bank of the Bank Merger Agreement and, subject to the requisite approval of the shareholders of Home and the sole shareholder of Home Bank, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Home and Home Bank, and this Agreement is, and the Agreement of Merger and Bank Merger Agreement will be upon execution by the respective parties thereto, a valid and binding obligation of Home or Home Bank or both of them, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b) (6) (D). Except as set forth in
SCHEDULE 4.6, neither the (i) execution and delivery by Home and Home

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

Bank of this Agreement, by Home of the Agreement of Merger or by Home Bank of the Bank Merger Agreement; (ii) the consummation of the Merger or Bank Merger or the transactions contemplated herein or therein; nor (iii) compliance by Home and Home Bank with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of their respective Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Home or Home Bank is a party, or by which Home or Home Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Home on a consolidated basis; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Home or Home Bank or any of their respective properties or assets, if such violation could have consequences materially adverse to Home on a consolidated basis. Except as set forth in the Home Schedules, no consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Home or Home Bank, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Home and Home Bank of this Agreement, by Home of the Agreement of Merger, by Home and Home Bank of the Bank Merger Agreement, or the consummation by Home and Home Bank of the Merger or Bank Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Home and the sole shareholder of Home Bank; (ii) such approvals as may be required by the FRB and the OCC; (iii) the filing of the Agreement of Merger with the California Secretary; (iv) the filing of the Bank Merger Agreement with the OCC; and (v) the filing with and the approval by the SEC of the S-4 and Proxy Statement.

     4.7. INSURANCE. Home and Home Bank have policies of insurance and bonds with respect to their respective assets and businesses against such casualties and contingencies and in such amounts, types and forms as are appropriate for their respective businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. To the knowledge of Home and Home Bank and except as set forth on SCHEDULE 4.7, no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. To the knowledge of Home and Home Bank and except as set forth on SCHEDULE 4.7, neither Home nor Home Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth on SCHEDULE 4.7 is a list of all policies of insurance carried and owned by Home or Home Bank, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. Home has delivered to CU a copy of each such policy of insurance.

     4.8. TITLE TO ASSETS. Home and Home Bank have good and marketable title to all their respective material properties and assets, other than real property, owned or stated to be owned by Home or Home Bank, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except: (a) as set forth in the Financial Statements of Home; (b) for liens or encumbrances for current taxes not yet due; (c) for liens or encumbrances incurred in the ordinary course of business; (d) for liens that are not substantial in character, amount or extent or that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Home on a consolidated basis; or (e) as set forth on SCHEDULE 4.8.

     4.9. REAL ESTATE. SCHEDULE 4.9 sets forth a list of real property, including leaseholds, owned or leased by Home or Home Bank (the "Home Real Property"). Home or Home Bank has good and marketable title to the Home Real Property, and valid leasehold interests in the leaseholds, described on
SCHEDULE 4.9, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for liens and encumbrances of public record; (d) for such imperfections of title, liens and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (e) as described on SCHEDULE 4.9.

     4.10. LITIGATION.  Except as set forth in the SEC Filings of Home or
SCHEDULE 4.10, there is no private or governmental suit, claim, action or proceeding pending, nor to Home's or Home Bank's knowledge, threatened against Home or Home Bank or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Home or Home Bank that has had or may have a material adverse effect upon the business, financial condition or results of operations of Home on a consolidated basis or the transactions contemplated hereby or which may involve a payment by Home in
excess of $50,000 of applicable insurance coverage.   Also, except as
disclosed in the SEC Filings of Home or on SCHEDULE 4.10, there are no material judgments, decrees, stipulations or orders against Home or Home Bank enjoining either of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. Home has previously provided to CU summary reports of Home's and Home Bank's attorneys relating to all pending litigation to which Home or Home Bank is a party and which names Home or Home Bank as a defendant or cross-defendant and a true, correct and complete list of all pending litigation in which Home or Home Bank is a named party.

     4.11. TAXES.

          (a) Home and/or Home Bank have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Home and/or Home Bank have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Home and/or Home Bank in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Home and/or Home Bank and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Home, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods.
     SCHEDULE 4.11 sets forth the date or dates through which the IRS has examined the federal tax returns of Home and/or Home Bank and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Home and/or Home Bank. SCHEDULE 4.11 also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Home and/or Home Bank and lists each tax case of Home and/or Home Bank currently pending in audit, at the administrative appeals level or in litigation. SCHEDULE 4.11 further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Home and/or Home Bank within the last twelve (12) months. Except as set forth in SCHEDULE 4.11, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Home. To the knowledge of Home, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on SCHEDULE 4.11.

          (b) Except as set forth on SCHEDULE 4.11(B), neither Home nor Home Bank is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Neither Home nor Home Bank is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Home nor Home Bank is a "consenting corporation" under Section 341(f) of the Code. Neither Home nor Home Bank has agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     4.12. COMPLIANCE WITH LAWS AND REGULATIONS. To Home's and Home Bank's knowledge, neither of them is in default under or in breach of any provision of their respective Articles of Incorporation, as amended, or Bylaws, as amended, or law, ordinance, rule or regulation promulgated by any governmental agency having authority over either of them, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Home on a consolidated basis. No investigation or review by any governmental entity or regulatory authority with respect to Home or Home Bank is pending or, to the knowledge of Home or Home Bank, threatened, nor has any such governmental entity or regulatory authority indicated to Home or any Affiliate of Home any intention to conduct the same, other than those the outcome of which would not have a material adverse affect on the business, financial condition or results of operations of Home on a consolidated basis.

     4.13. PERFORMANCE OF OBLIGATIONS. Home and Home Bank have performed in all material respects all of the obligations required to be performed by them to date, and to the best of their knowledge, are not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which either of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Home on a consolidated basis.
 Except for loans and leases made by Home Bank in the ordinary course of business, to Home's or Home Bank's knowledge, no party with whom Home or Home Bank has an agreement that is of material importance to the business of Home on a consolidated basis is in default thereunder.

     4.14. EMPLOYEES. There are no controversies pending or threatened between Home or Home Bank and any of their respective employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Home on a consolidated basis. Neither Home nor Home Bank is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong. Except as previously disclosed in writing to CU, there are no Understandings with respect to the employment of any officer or employee of Home or Home Bank which are not terminable by Home or Home Bank without liability on not more than thirty (30) days' notice. Except as disclosed in the Home Financial Statements or as previously disclosed in writing to CU, all material sums due for employee compensation have been paid or accrued and all employer contributions for employee benefits, including deferred compensation obligations, and any benefits under any Home Employee Plan have been duly and adequately paid or provided for in accordance with plan documents. Except for the Proposed Retention Agreements and as set forth on SCHEDULE 4.14, as of the date hereof, no director, officer or employee of Home or Home Bank is entitled to receive any payment or any amount under any existing Home Employee Plan,

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

Understanding, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement, the Agreement of Merger or the Bank Merger.

     4.15. BROKERS AND FINDERS. Except for any agreements among Home, CU and Montgomery, and any fees payable thereunder, neither Home nor Home Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     4.16. MATERIAL CONTRACTS. Except as set forth on SCHEDULE 4.16 hereto (all items listed or required to be listed on SCHEDULE 4.16 being referred to herein as "Home Scheduled Contracts"), neither Home nor Home Bank is a party or otherwise subject to:

          (a) any employment, deferred compensation, bonus or consulting contract that requires payment by Home or Home Bank of $50,000 or more per annum;

          (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract not terminable by Home on 30 days' or less notice and which requires payment by Home or Home Bank of $10,000 or more per annum;

          (c) any contract or agreement that restricts Home (or would restrict any Affiliate of Home after the Effective Time) from competing in any line of business with any Person or using or employing the services of any Person;

          (d) any lease of real or personal property providing for annual lease payments by or to Home or Home Bank in excess of $100,000 per annum other than (i) financing leases entered into in the ordinary course of business in which Home or Home Bank is lessor and (ii) leases of real property presently used by Home Bank as banking offices;

          (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Home or Home Bank (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $100,000 or more;

          (f) any agreement to acquire equipment or any commitment to make capital expenditures of $100,000 or more;

          (g) other than agreements entered into in the ordinary course of business, including sales of Other Real Estate Owned, any agreement for the sale of any property or assets in which Home or Home Bank has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (h) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the Financial Statements of Home);

          (i) any restrictive covenant contained in any deed to or lease of real property owned or leased by Home or Home Bank (as lessee) that materially restricts the use, transferability or value of such property;

          (j) any guarantee or indemnification which involves the sum of $100,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

          (k) any supply, maintenance or landscape contracts not terminable by Home or Home Bank without penalty on 30 days' or less notice and which provides for payments in excess of $25,000 per annum;

          (l) any agreement which would be terminable other than by Home or Home Bank as a result of the consummation of the transactions contemplated by this Agreement;

          (m) any contract of participation with any other bank in any loan entered into by Home or Home Bank subsequent to December 31, 1994 in excess of $100,000 or any sales of assets of Home or Home Bank with recourse of any kind to Home or Home Bank except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          (n) any other Understanding of any other kind not terminable on 30 days' or less notice which involves future payments or receipts or performances of services or delivery of items requiring payment of $25,000 or more to or by Home or Home Bank other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business; or

          (o) any Understanding that is otherwise material to the business, financial condition, results of operations or prospects of Home or Home Bank.

Home has delivered to CU copies of all Home Scheduled Contracts, including all amendments and supplements thereto.

     4.17. ABSENCE OF MATERIAL CHANGE.   Since December 31, 1994, the
businesses of Home and Home Bank have been conducted, only in the ordinary course, in the same manner as theretofore conducted and there has not occurred any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Home on a consolidated basis.

     4.18. LICENSES AND PERMITS. Home and Home Bank have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Home on a consolidated basis. The properties and operations of Home and Home Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     4.19. NO MATERIAL LIABILITIES; ENVIRONMENTAL.

          (a) SCHEDULE 4.19 sets forth all material liabilities of Home and Home Bank, including liabilities for Hazardous Substances or under any Environmental Law, contingent or otherwise, that are not reflected or reserved against in the Home Financial Statements, except for liabilities incurred or accrued since December 31, 1994 in the ordinary course of business, none of which has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Home on a consolidated basis. Except as set forth in SCHEDULE 4.19, neither Home nor Home Bank knows of any basis for the asserting against it of any liability, obligation or claim that could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of Home on a consolidated basis.

          (b) Except as set forth on SCHEDULE 4.19(b) or the Phase I Reports or Phase II Assessments, to the actual knowledge of the executive officers of Home and Home Bank, (i) there has not been any generation, use, handling, transportation, treatment, storage, release, or disposal of any Hazardous Substance in connection with the conduct of business of Home or Home Bank that has resulted or is likely to result in any liability under any Environmental Law in excess of $1,000,000; (ii) there has never been a use of the Home Real Property that has resulted, or is likely to result in any liability under any Environmental Law in excess of $1,000,000; (iii) no underground storage tanks or surface impoundments are on or in the Home Real Property; and (iv) no Hazardous Substances are contained on, under or migrating from or located on any of the Home Real Property.

     4.20. EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 4.20 sets forth and describes all employee benefit plans and any collective bargaining agreements or labor contracts in which Home or Home Bank participates, or by which they are bound, including, without limitation; (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "Home Employee Plans"). Except as set forth in SCHEDULE 4.20, (i) there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation;
     (ii) Home is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such employee benefit plans; (iii) Home has performed all of its obligations under all such employee benefit plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of Home and Home Bank, threatened against any such employee benefit plans and employment agreements or the assets of such plans, and to the best knowledge of Home, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

          (b) The "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) described on SCHEDULE 4.20 have been duly authorized by the Board of Directors of Home. Except as set forth in SCHEDULE 4.20, each such plan and associated trust intended to be qualified under Section

     401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the IRS, has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the best knowledge of Home and Home Bank, no event has occurred that will or could give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from
     tax under Section 501(a) of the Code.   No event has occurred that will or
     could subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. No prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans which could subject Home or Home Bank to an excise tax or penalty.
     To the best knowledge of Home and Home Bank, no employee of Home or Home Bank has engaged in any transactions which could subject Home or Home Bank to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan which is required to be funded under Part 3 of Subtitle IB of ERISA and Section 412 of the Code); nor has Home or Home Bank failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

          (c) Neither Home nor Home Bank sponsors or participates in, or has sponsored or participated in, any employee benefit pension plan to which
     Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

          (d) Neither Home nor Home Bank sponsors or participates in, or has sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

          (e) All group health plans of Home or Home Bank (including any plans of Affiliates of Home that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

          (f) There have been no acts or omissions by Home or Home Bank that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on Home or Home Bank.

          (g) Except as described in Section 4.20(j), neither Home or Home Bank maintains any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by Home or Home Bank or pursuant to which any other benefit will accrue or vest in any director, officer or employee of Home or Home Bank, in either case as a result of the consummation of the transactions contemplated by the Agreement.

          (h) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

          (i) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the remedial amendment period set forth under
     Section 401(b) of the Code, as such period may be extended by the IRS.

          (j) SCHEDULE 4.20 sets forth the name of each director, officer, employee, agent or representative of Home or Home Bank and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. Home has furnished CU with true and correct copies of all documents with respect to the plans and agreements referred to in SCHEDULE 4.20 delivered as of the date of the Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of Home and Home Bank referred to in SCHEDULE 4.20 delivered as of the date of the Agreement, Home has furnished CU with true and correct copies of (i) a copy of the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required; (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles or on the cash method of accounting applied on a consistent basis.

     4.21. CORPORATE RECORDS. The minute books of Home and Home Bank accurately reflect all material actions taken to this date by the respective shareholders, boards of directors and committees of Home and Home Bank and contain true and complete copies of the Articles of Incorporation, Bylaws and other charter documents, and all amendments thereto.

     4.22. OFFICES AND ATMS. SCHEDULE 4.22 sets forth the headquarters of Home and Home Bank (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by Home Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on SCHEDULE 4.22, neither Home nor Home Bank maintains any other office or ATM nor conducts business at any other location. Neither Home nor Home Bank has applied for or received permission to open any additional branch or operate at any other location.

     4.23. OPERATING LOSSES. SCHEDULE 4.23 sets forth a list of any Operating Loss (as herein defined) which has occurred at Home Bank during the period after September 30, 1995. To the knowledge of Home or Home Bank, no action has been taken or omitted to be taken by any employee of Home or Home Bank that has resulted in the incurrence by Home Bank of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss after September 30, 1995, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. For purposes of this Agreement "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, merchant credit card processing, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

     4.24. LOAN PORTFOLIO.   All loans or other extensions of credit, and
guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of Home or Home Bank are, in all material respects, legal, enforceable and authorized under applicable federal and state laws and regulations, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.
Except as previously disclosed in writing to CU, no loans or investments held by Home Bank are, as of September 30, 1995 (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest;
(ii) classified as "loss," "doubtful," "substandard," "special mention," or "criticized" by any federal or state banking regulators; or (iii) on a non-accrual status in accordance with Home Bank's loan review procedures. None of such investments are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. Except as previously disclosed in writing to CU, Home Bank has no loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit to any Affiliates of Home Bank which are not on substantially the same terms (including interest rates, repayment terms and collateral) as would be available for comparable transactions with persons of similar creditworthiness who are not Affiliates of Home Bank. For each outstanding loan or extension of credit or commitment to make a loan or extension of credit where the original principal amount is in excess of $50,000 and which by its terms is either secured by collateral ("Secured Loan") or supported by a guaranty or similar obligation ("Covered Loan"), in the case of each Secured Loan, to the best knowledge of Home Bank, the security interest has been perfected and, in the case of each Covered Loan, the guaranty or similar obligation has been executed and delivered to Home Bank and is still in full force and effect.

     4.25. POWER OF ATTORNEY.   Neither Home nor Home Bank has granted any
Person a power of attorney or similar authorization that is presently in effect or outstanding.

     4.26. DISCLOSURE DOCUMENTS AND APPLICATIONS. None of the information supplied or to be supplied by or on behalf of Home or Home Bank ("Home Supplied Information") for inclusion in the documents to be filed with the SEC, FRB, the FDIC, or any other governmental entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.27. ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by Home or Home Bank hereby or in the schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading.

     4.28. LOAN SERVICING PORTFOLIO. Except as set forth on SCHEDULE 4.28, Home Bank services no loans owned in whole or in part by other parties.

     4.29. CERTAIN INTERESTS. SCHEDULE 4.29 sets forth a description of each instance in which an executive officer or director of Home or Home Bank (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of Home or Home Bank;
(b) is indebted to Home or Home Bank except for normal business expense advances; or (c) is a creditor (other than as a deposit holder of Home Bank) of Home or Home Bank except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in SCHEDULE 4.29, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

     4.30. INVESTMENT SECURITIES. Except as set forth on SCHEDULE 4.30, all investment securities held by Home or Home Bank are legal investments under applicable law and regulations.

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                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF CU AND CU BANK

     CU and CU Bank represent and warrant to Home and Home Bank as follows:

     5.1. INCORPORATION, STANDING AND POWER.   CU has been duly incorporated
and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. CU Bank has been duly incorporated and is validly existing as a national banking association under the laws of the United States, and is authorized by the OCC to conduct a general banking business; CU Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. CU and CU Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of CU or CU Bank nor the location of any of their respective properties requires that CU or CU Bank be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of CU on a consolidated basis.

     5.2. CAPITALIZATION.

          (a) As of the date of this Agreement, the authorized capital stock of CU consists of 24,000,000 shares of CU Stock, of which 4,621,450 shares are outstanding, and 10,000,000 shares of serial preferred stock, none of which are outstanding. All of the outstanding shares of CU Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except for employee stock options covering 729,240 shares of CU Stock granted pursuant to the CU Stock Option Plan, outstanding warrants covering 7,500 shares of CU Stock and 1,492,390 shares covered by the Home Warrant, there were no outstanding options, warrants or other rights in or with respect to the unissued shares of CU Stock or CU serial preferred stock nor any securities convertible into such stock. Except with respect to the approximately 648,871 shares of CU Stock to be issued in connection with the Corporate Bank Merger, CU is not obligated to issue any additional shares of CU Stock or preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. SCHEDULE 5.2 sets forth the name of each holder of a CU Option, the number of shares of CU Stock covered by each such CU Option, the exercise price per share and the expiration date of each CU Option.

          (b) As of the date of this Agreement, the authorized capital stock of CU Bank consists of 540,000 shares of CU Bank Stock, of which 472,973
     shares are outstanding and all of which are owned of record by CU.   All
     the outstanding shares of CU Bank Stock are duly authorized, validly issued, fully paid and nonassessable (except as provided for in 12 U.S.C.
     Section 55). There are no outstanding options, warrants or other rights in or with respect to the unissued shares of CU Bank Stock or any other securities convertible into such stock, and CU Bank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     5.3. SUBSIDIARIES. Except for CU Bank, a wholly owned subsidiary of CU, CU does not own, directly or indirectly (except as pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or other voting interest in any corporation, partnership, joint venture or other entity.

     5.4. FINANCIAL STATEMENTS.   CU has previously furnished to Home a copy of
the Financial Statements of CU. The Financial Statements of CU: (a) present fairly the consolidated financial condition of CU as of the respective dates indicated and its consolidated results of operations and changes in financial position/cash flow, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for all foreseeable loan losses and other contingencies; and
(d) are based on the books and records of CU and CU Bank.

     5.5. SEC/REGULATORY FILINGS. Since January 1, 1990, CU and CU Bank have filed all reports, registrations, and statements that were required to be filed with the (i) OCC; (ii) the FRB; (iii) the SEC; and (iv) any other applicable federal, state or local or governmental or regulatory authority. CU has previously furnished to Home a copy of the SEC Filings of CU, OCC Filings of CU,
and the FRB Filings of CU.   As of their respective dates, the SEC Filings of
CU, the OCC Filings of CU and the FRB Filings of CU complied in all material respects with the requirements of their respective forms and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.6. AUTHORITY OF CU AND CU BANK. The execution and delivery by CU and CU Bank of this Agreement, by CU of the Agreement of Merger and by CU Bank of the Bank Merger Agreement and, subject to the requisite approval of the shareholders of CU and the sole shareholder of CU Bank, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of CU and CU Bank, and this Agreement is, and the Agreement of Merger and Bank Merger Agreement will be upon execution by the respective parties thereto, a valid and binding obligation of CU or CU Bank or both of them, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b) (6) (D). Except as set forth in SCHEDULE 5.6, neither the (i) execution and delivery by CU and CU Bank of this Agreement, by CU of the Agreement of Merger or by CU Bank of the Bank Merger Agreement; (ii) the consummation of the Merger or Bank Merger or the transactions contemplated herein or therein; nor (iii) compliance by CU and CU Bank with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Association, as amended, as the case may be, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CU or CU Bank is a party, or by which CU or CU Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to CU on a consolidated basis; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CU or CU Bank or any of their respective properties or assets, if such violation could have consequences materially adverse to CU on a consolidated basis. Except as set forth in the CU Schedules, no consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of CU or CU Bank, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by CU and CU Bank of this Agreement, by CU of the Agreement of Merger, by CU Bank of the Bank Merger

Agreement, or the consummation by CU and CU Bank of the Merger or Bank Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of CU and the sole shareholder of CU Bank; (ii) such approvals as may be required by the FRB and the OCC; (iii) the filing of the Agreement of Merger with the California Secretary; (iv) the filing of the Bank Merger Agreement with the OCC; and (v) the filing with and the approval by the SEC of the S-4 and the Proxy Statement.

     5.7. INSURANCE. CU and CU Bank have policies of insurance and bonds with respect to their respective assets and businesses against such casualties and contingencies and in such amounts, types and forms as are appropriate for their respective businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. To the knowledge of CU and CU Bank and except as set forth on SCHEDULE 5.7, no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. To the knowledge of CU and CU Bank and except as set forth on SCHEDULE 5.7, neither CU nor CU Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth on SCHEDULE 5.7 is a list of all policies of insurance carried and owned by CU or CU Bank, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. CU has delivered to Home a copy of each such policy of insurance.

     5.8. TITLE TO ASSETS. CU and CU Bank have good and marketable title to all their respective material properties and assets, other than real property, owned or stated to be owned by CU or CU Bank, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except: (a) as set forth in the Financial Statements of CU; (b) for liens or encumbrances for current taxes not yet due; (c) for liens or encumbrances incurred in the ordinary course of business; (d) for liens that are not substantial in character, amount or extent or that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of CU on a consolidated basis; or (e) as set forth on SCHEDULE 5.8.

     5.9. REAL ESTATE. SCHEDULE 5.9 sets forth a list of real property, including leaseholds, owned or leased by CU or CU Bank (the "CU Real Property"). CU or CU Bank has good and marketable title to the CU Real Property, and valid leasehold interests in the leaseholds, described on SCHEDULE 5.9, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for liens and encumbrances of public record; (d) for such imperfections of title, liens and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (e) as described on SCHEDULE 5.9.

     5.10. LITIGATION.  Except as set forth in the SEC Filings of CU or
SCHEDULE 5.10, there is no private or governmental suit, claim, action or proceeding pending, nor to CU's or CU Bank's knowledge, threatened against CU or CU Bank or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of CU or CU Bank that has had or may have a material adverse effect upon the business, financial condition or results of operations of CU on a consolidated basis or the transactions contemplated hereby or which may involve a payment by CU in excess of $50,000 of
applicable insurance coverage.   Also, except as disclosed in the SEC Filings
of CU or on SCHEDULE 5.10, there are no material judgments, decrees, stipulations or orders against CU or CU Bank enjoining either of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area. CU has previously provided to Home summary reports of CU's and CU Bank's attorneys relating to all pending litigation to which CU or CU Bank is a party and which names CU or CU Bank as a defendant or cross-defendant and a true, correct and complete list of all pending litigation in which CU or CU Bank is a named party.

     5.11. TAXES.

          (a) CU and/or CU Bank have filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. CU and/or CU Bank have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by CU and/or CU Bank in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of CU and/or CU Bank and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of CU, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. SCHEDULE 5.11 sets forth the date or dates through which the IRS has examined the federal tax returns of CU and/or CU Bank and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of CU and/or CU Bank. SCHEDULE 5.11 also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from CU and/or CU Bank and lists each tax case of CU and/or CU Bank currently pending in audit, at the administrative appeals level or in litigation. SCHEDULE 5.11 further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to CU and/or CU Bank within the last twelve
     (12) months. Except as set forth in SCHEDULE 5.11, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of CU. To the knowledge of CU, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on SCHEDULE 5.11.

          (b) Neither CU nor CU Bank is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Neither CU nor CU Bank is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(i)(A)(ii) of the Code. Neither CU nor CU Bank is a "consenting corporation" under Section 341(f) of the Code. Neither CU nor CU Bank has agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     5.12. COMPLIANCE WITH LAWS AND REGULATIONS. To CU's and CU Bank's knowledge, neither of them is in default under or in breach of any provision of their respective Articles of Incorporation or Association, as amended, as the case may be, or Bylaws, as amended, or law, ordinance, rule or regulation promulgated by any governmental agency having authority over either of them, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of CU on a consolidated basis. No investigation or review by any governmental entity or regulatory authority with respect to CU or CU Bank is pending or, to the knowledge of CU or CU Bank, threatened, nor has any such governmental entity or regulatory authority indicated to CU or any Affiliate of CU an intention to conduct the same, other than those the outcome of which would not have a material adverse affect on the business, financial condition or results of operation of CU on a consolidated basis.

     5.13. PERFORMANCE OF OBLIGATIONS. CU and CU Bank have performed in all material respects all of the obligations required to be performed by them to date, and to the best of their knowledge, are not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other covenant to which either of them is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of CU on a consolidated basis. Except for loans and leases made by CU Bank in the ordinary course of business, to CU's or CU Bank's knowledge, no party with whom CU or CU Bank has an agreement that is of material importance to the business of CU on a consolidated basis is in default thereunder.

     5.14. EMPLOYEES. There are no controversies pending or threatened between CU or CU Bank and any of their respective employees that are likely to have a material adverse effect on the business, financial condition or results of operation of CU on a consolidated basis. Neither CU nor CU Bank is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or any of them belong. Except as previously disclosed in writing to Home, there are no understandings with respect to the employment of any officer or employee of CU or CU Bank which are not terminable by CU or CU Bank without liability on not more than thirty (30) days notice. Except as disclosed in the CU Financial Statements or as previously disclosed in writing to CU, all material sums due for employee compensation have been paid or accrued and all employer contributions for employee benefits, including deferred compensation obligations, and any benefits under any CU Employee Plan have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on
SCHEDULE 5.14, as of the date hereof, no director, officer or employee of CU or CU Bank is entitled to receive any payment or any amount under any existing CU Employee Plan, Understanding, agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement, the Agreement of Merger or the Bank Merger.

     5.15. BROKERS AND FINDERS. Except for any agreements among CU, Home and Montgomery, and any fees payable thereunder, neither CU nor CU Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     5.16. MATERIAL CONTRACTS. Except as set forth on SCHEDULE 5.16 hereto (all items listed or required to be listed on SCHEDULE 5.16 being referred to herein as "CU Scheduled Contracts"), neither CU nor CU Bank is a party or otherwise subject to:

          (a) any employment, deferred compensation, bonus or consulting contract that requires payment by CU or CU Bank of $50,000 or more per annum;

          (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract not terminable by CU on 30 days' or less notice and which requires payment by CU or CU Bank of $10,000 or more per annum;

          (c) any contract or agreement that restricts CU (or would restrict any Affiliate of CU after the Effective Time) from competing in any line of business with any Person or using or employing the services of any Person;

          (d) any lease of real or personal property providing for annual lease payments by or to CU or CU Bank in excess of $100,000 per annum other than
     (i) financing leases entered into in the ordinary course of business in which CU or CU Bank is lessor and (ii) leases of real property presently used by CU Bank as banking offices;

          (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of CU or CU Bank (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $100,000 or more;

          (f) any agreement to acquire equipment or any commitment to make capital expenditures of $100,000 or more;

          (g) other than agreements entered into in the ordinary course of business, including sales of Other Real Estate Owned, any agreement for the sale of any property or assets in which CU or CU Bank has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (h) except for any subordinated debt that may be assumed by CU Bank in connection with the Corporate Bank Merger, any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the Financial Statements of CU);

          (i) any restrictive covenant contained in any deed to or lease of real property owned or leased by CU or CU Bank (as lessee) that materially restricts the use, transferability or value of such property;

          (j) any guarantee or indemnification which involves the sume of $100,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

          (k) any supply, maintenance or landscape contracts not terminable by CU or CU Bank without penalty on 30 days or less notice and which provides for payments in excess of $25,000 per annum;

          (l) any agreement which would be terminable other than by CU or CU Bank as a result of the consummation of the transactions contemplated by this Agreement;

          (m) any contract of participation with any other bank in any loan entered into by CU or CU Bank subsequent to December 31, 1994 in excess of $100,000 or any sales of assets of CU or CU Bank with recourse of any kind to CU or CU Bank except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          (n) any other Understanding of any other kind not terminable on 30 days' or less notice which involves future payments or receipts or performances of services or delivery of items requiring payment of $25,000 or more to or by CU or CU Bank other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business; or

          (o) any Understanding that is otherwise material to the business, financial condition, results of operations or prospects of CU or CU Bank.

CU has delivered to Home copies of all Scheduled Contracts, including all amendments and supplements thereto.

     5.17. ABSENCE OF MATERIAL CHANGE.   Since December 31, 1994, the
businesses of CU and CU Bank have been conducted, only in the ordinary course, in the same manner as theretofore conducted and there has not occurred any event that has had or may reasonably be expected to have a material adverse effect in the business, financial condition or results of operation of CU on a consolidated basis.

     5.18. LICENSES AND PERMITS. CU and CU Bank have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of CU on a consolidated basis. The properties and operations of CU and CU Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     5.19. NO MATERIAL LIABILITIES; ENVIRONMENTAL.

          (a) SCHEDULE 5.19 sets forth all material liabilities of CU and CU Bank, including liabilities for Hazardous Substances or under any Environmental Law, contingent or otherwise, that are not reflected or reserved against in the CU Financial Statements, except for liabilities incurred or accrued since December 31, 1994 in the ordinary course of business, none of which has had or could reasonably be expected to have had a material adverse effect on the business, financial condition, results of operations or prospects of CU on a consolidated basis. Except as set forth in SCHEDULE 5.19, neither CU nor CU Bank knows of any basis for the asserting against it of any liability, obligation or claim that could reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of CU on a consolidated basis.

          (b) Except as set forth on SCHEDULE 5.19(b), to the actual knowledge of the executive officers of CU and CU Bank, (i) there has not been any generation, use, handling, transportation, treatment, storage, release, or disposal of any Hazardous Substance in connection with the conduct of business of CU or CU Bank that has resulted or is likely to result in any liability under any Environmental Law in excess of $1,000,000; (ii) there has never been a use of the CU Real Property that has resulted, or is likely to result in any liability under any Environmental Law in excess of $1,000,000; (iii) no underground storage tanks or surface impoundments are on or in the CU Real Property; and (iv) no Hazardous Substances are contained or located on any of the CU Real Property.

     5.20. EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 5.20 sets forth and describes all employee benefit plans and any collective bargaining agreements or labor contracts in which CU or CU Bank participates, or by which they are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "CU Employee Plans"). Except as set forth in SCHEDULE 5.20, (i) there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation;
     (ii) CU is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such employee benefit plans; (iii) CU has performed all of its obligations under all such employee benefit plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of CU and CU Bank, threatened against any such employee benefit plans and employment agreements or the assets of such plans, and to the best knowledge of CU, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

          (b)  The "employee pension benefit plans" (within the meaning of
     Section 3(2) of ERISA) described on SCHEDULE 5.20 have been duly authorized by the Board of Directors of CU. Except as set forth in SCHEDULE 5.20, each such plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the IRS, has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the best knowledge of CU and CU Bank, no event has occurred that will or could give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from
     tax under Section 501(a) of the Code.   No event has occurred that will or
     could subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. No prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans which could subject CU of CU Bank to an excise tax or penalty. To the best knowledge of CU and CU Bank, no employee of CU or CU Bank has engaged in any transactions which could subject CU or CU Bank to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan which is required to be funded under Part 3 of Subtitle IB of ERISA and Section 412 of the Code); nor has CU or CU Bank failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

          (c) Neither CU nor CU Bank sponsors or participates in, or has sponsored or participated in, any employee benefit pension plan to which
     Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

          (d) Neither CU nor CU Bank sponsors or participates in, or has sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

          (e) All group health plans of CU or CU Bank (including any plans of Affiliates of CU that must be taken into account under Section 162(i) or
     (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

          (f) There have been no acts or omissions by CU or CU Bank that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on CU or CU Bank.

          (g) Except as described in Section 5.20(j), neither CU or CU Bank maintains any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by CU or CU Bank or pursuant to which any other benefit will accrue or vest in any director, officer or employee of CU or CU Bank, in either case as a result of the consummation of the transactions contemplated by the Agreement.

          (h) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

          (i) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the remedial amendment period set forth under
     Section 401(b) of the Code, as such period may be extended by the IRS.

          (j) SCHEDULE 5.20 sets forth the name of each director, officer, employee, agent or representative of CU or CU Bank and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. CU has furnished Home with true and correct copies of all documents with respect to the plans and agreements referred to in SCHEDULE 5.20 delivered as of the date of the Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of CU and CU Bank referred to in SCHEDULE
     5.20 delivered as of the date of the Agreement, CU has furnished Home with true and correct copies of (i) a copy of the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required;
     (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles or on the cash method of accounting applied on a consistent basis.

     5.21. CORPORATE RECORDS. The minute books of CU and CU Bank accurately reflect all material actions taken to this date by the respective shareholders, boards of directors and committees of CU and CU Bank and contain true and complete copies of the Articles of Incorporation or Association, Bylaws and other charter documents, and all amendments thereto.

     5.22. OFFICES AND ATMS. SCHEDULE 5.22 sets forth the headquarters of CU and CU Bank (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by CU Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on SCHEDULE 5.22, neither CU nor CU Bank maintains any other office or ATM nor conducts business at any other location. Neither CU nor CU Bank has applied for or received permission to open any additional branch nor operate at any other location.

     5.23. OPERATING LOSSES. SCHEDULE 5.23 sets forth a list of any Operating Loss (as herein defined) which has occurred at CU Bank during the period after September 30, 1995. To the knowledge of CU or CU Bank, no action has been taken or omitted to be taken by any employee of CU Bank that has resulted in the incurrence by CU Bank of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss after September 30, 1995, which, net of any insurance proceeds payable in respect thereof, would exceed $25,000. For purposes of this Agreement "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, merchant credit card processing, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

     5.24. LOAN PORTFOLIO. All loans or other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of CU or CU Bank are, in all material respects, legal, enforceable and authorized under applicable federal and state laws and regulations, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.
Except as previously disclosed in writing to Home, no loans or investments held by CU Bank are, as of September 30, 1995 (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest; (ii) classified as "loss," "doubtful," "substandard," "special mention," or "criticized" by any federal or state banking regulators; or (iii) on a non-accrual status in accordance with CU Bank's loan review procedures. None of such investments are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. Except as previously disclosed in writing to Home, CU Bank has no loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit to any Affiliates of CU Bank which are

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

not on substantially the same terms (including interest rates, repayment terms and collateral) as would be available for comparable transactions with persons of similar creditworthiness who are not Affiliates of CU Bank. In the case of each Secured Loan, to the best knowledge of CU Bank, the security interest has been perfected and, in the case of each Covered Loan, the guaranty or similar obligation has been executed and delivered to CU Bank and is still in full force and effect.

     5.25. POWER OF ATTORNEY.   Neither CU nor CU Bank has granted any Person
a power of attorney or similar authorization that is presently in effect or outstanding.

     5.26. DISCLOSURE DOCUMENTS AND APPLICATIONS. None of the information supplied or to be supplied by or on behalf of CU or CU Bank ("CU Supplied Information") for inclusion in the documents to be filed with the SEC, FRB, the OCC, or any other governmental entity in connection with the transactions contemplated in this Agreement will, at the respective times such documents are filed or become effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.27. ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by CU or CU Bank hereby or in the schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading.

     5.28. LOAN SERVICING PORTFOLIO. Except as set forth on SCHEDULE 5.28, CU Bank services no loans owned in whole or in part by other parties.

     5.29. CERTAIN INTERESTS. SCHEDULE 5.29 sets forth a description of each instance in which an executive officer or director of CU or CU Bank (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of CU or CU Bank; (b) is indebted to CU or CU Bank except for normal business expense advances; or
(c) is a creditor (other than as a deposit holder of CU Bank) of CU or CU Bank except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in SCHEDULE 5.29, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

                                   ARTICLE VI

                        COVENANTS OF HOME AND HOME BANK
                      PENDING EFFECTIVE TIME OF THE MERGERS

     Home and Home Bank covenant and agree with CU and CU Bank as follows:

     6.1. LIMITATION ON HOME'S AND HOME BANK'S CONDUCT PRIOR TO EFFECTIVE TIME. Between the date hereof and the Effective Time, except as contemplated by this Agreement, Home and Home Bank agree to conduct their respective businesses only in the normal and customary manner and in accordance with sound banking practices, and Home and Home Bank shall not, without the prior written consent of CU (which consent shall not be unreasonably withheld and which consent (except with respect to subparagraph (h) of this Section 6.1) shall be deemed granted if within five (5) business days of CU's receipt of written notice of a request for prior written consent, written notice of objection is not received by Home):

          (a) issue any Home Stock (except pursuant to the exercise of Home Options outstanding as of the date hereof), Home preferred stock, Home Bank Stock, Home Bank preferred stock, any other securities (including long term debt) of Home or Home Bank or any rights, options or securities to acquire any Home Stock, Home preferred stock, Home Bank Stock, Home Bank preferred stock or any other securities (including long term debt) of Home or Home Bank;

          (b) except in accordance with Home's customary and past practice of paying dividends in an amount equal to $.085 per quarter, declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of, Home Stock;

          (c) except as may be required to effect the transactions contemplated herein, amend its respective Articles of Incorporation or its Bylaws;

          (d) grant any general or uniform increase in the rate of pay of employees or employee benefits;

          (e) grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any Person except for payments in the ordinary course of business consistent with past practices or pursuant to the Proposed Retention Agreements or any pre-existing contract, arrangement or bonus plan;

          (f) make any capital expenditure in excess of $100,000, except for ordinary repairs, renewals and replacements;

          (g) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency;

          (h) grant or commit to grant any new extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of ten percent (10%) or more of the outstanding Home Stock, or to any corporation, partnership, trust or other entity controlled by any such person, except consistent with practices and policies in existence as of the date of this Agreement;

          (i)  close or open any offices at which business is conducted;

          (j) adopt or amend any Home Employee Plan or other benefit plan or arrangement of any such type except for such amendments as are required by law or do not materially increase the costs or benefits of such plan or arrangement, except for the Proposed Retention Agreements;

          (k) change any of Home's or Home Bank's policies and practices with respect to liquidity management and cash flow planning, lending, personnel practices, accounting or any other material aspect of Home's business or operations on a consolidated basis, except such changes as may be required in the opinion of Home's or Home Bank's management to respond to economic or market conditions or as may be required by the rules of the American Institute of Certified Public Accountants or Financial Accounting Standards Board or by applicable governmental authorities;

          (l)  grant any Person a power of attorney or similar authority;

          (m) make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other Person, except for investments made in the ordinary course of business consistent with past practice;

          (n) amend, modify or terminate, except in accordance with its terms, any Home Scheduled Contract or enter into any agreement or contract that would be a Home Scheduled Contract under Section 4.16;

          (o) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in respect of any property or right of Home and/or Home Bank;

          (p) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Home or Home Bank, except in the ordinary course of business consistent with past practice;

          (q) make any extraordinary payment to any Person, other than with respect to the Proposed Retention Agreements; or

          (r) except as required by law, take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Code.

     6.2. NO SOLICITATION, ETC.

          (a) Home and Home Bank shall not, and shall cause each of their respective officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, solicit, initiate or, except as contemplated by Section 6.2(b) hereof, encourage, entertain or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any Alternative Transaction, other than the Alternative Transaction contemplated by this Agreement.

          (b) Home or Home Bank shall not, and shall cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect, any Alternative Transaction with or involving any Person other than CU or CU Bank, unless Home or Home Bank shall have received an unsolicited written offer from a Person other than CU or CU Bank to effect an Alternative Transaction and the Board of Directors of Home determines, based on an opinion of counsel, that in the exercise of the fiduciary obligations of the Board of Directors such information should be provided to or such discussions or negotiations undertaken with the Person submitting such unsolicited written offer.

          (c) Home will promptly communicate to CU the terms of any proposal which it may receive in respect of any Alternative Transaction and will keep CU informed as to the status of any actions, including negotiations or discussions, taken pursuant to subsection (b) of this Section 6.2.

     6.3. AFFIRMATIVE CONDUCT OF HOME AND HOME BANK PRIOR TO EFFECTIVE TIME. Between the date hereof and the Effective Time, Home and Home Bank shall:

          (a) use and devote their respective best efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their respective relationships and goodwill with account holders, borrowers, employees and others having business relationships with Home or Home Bank;

          (b) use their respective best efforts to keep in full force and effect all of the existing material permits and licenses of Home or Home Bank;

          (c) use their respective best efforts to maintain insurance coverage at least equal to that now in effect on all properties for which they are responsible and on their respective business operations;

          (d) perform their respective material contractual obligations and not become in material default on any thereof;

          (e) duly and timely file all reports and returns required to be filed with any federal, state or local governmental authority, unless any extensions have been duly granted by such authority;

          (f) duly observe and conform to all lawful requirements applicable to their respective businesses that are material to the business of Home on a consolidated basis;

          (g) maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

          (h) promptly advise CU in writing of any event or any other transaction within Home's or Home Bank's knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Home Stock prior to the record date fixed for the Home Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          (i) promptly notify CU regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Home and/or Home Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Home and/or Home Bank;

          (j) furnish to CU, as soon as practicable, and in any event within fifteen days after it is prepared, (i) a copy of any report submitted to the board of directors of Home or Home Bank, provided, however, that Home need not furnish to CU communications of Home's legal counsel regarding Home's rights and obligations under this Agreement or books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, (ii) copies of all reports, filings, certificates, correspondence and other documents filed with or received from the SEC, FRB, FDIC, Superintendent or any other governmental or regulatory entity, and (iii) monthly unaudited consolidated balance sheets and consolidated statements of operations of Home;

          (k) not later than the 25th day of each calendar month, amend or supplement the Schedules prepared and delivered pursuant to Article IV (the "Home Schedules") to ensure that the information set forth in such Home Schedules accurately reflects the then-current status of Home and Home Bank. Home shall further amend or supplement the Home Schedules as of the Closing Date if necessary to reflect any additional information that needs to be included in the Home Schedules;

          (l) use their respective best efforts to obtain any third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of Home on a consolidated basis or that is contemplated or required in connection with this Agreement, the Merger or Bank Merger;

          (m) promptly notify CU of the filing of any material litigation, or the filing of any governmental or regulatory action, including any investigation or notice of investigation, or similar proceeding or notice of any claim against Home or Home Bank or any of their assets; and

          (n) prepare and timely file all tax returns and amendments thereto required to be filed by them on or before the Closing Date. CU shall have a reasonable opportunity to review all such returns and amendments thereto on a pre-filing basis. Home and Home Bank shall discharge all taxes, assessments and governmental charges in the nature of taxes upon or against it or any of its properties or assets, and all tax liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (i) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such manner not to cause any material adverse effect upon the condition (financial or otherwise) or operations of Home or Home Bank; and (ii) Home and Home Bank shall have set aside on their books appropriate reserves in the amount of the demanded principal imposition together with interest and penalties relating thereto, if any.

     6.4. ACCESS TO INFORMATION. Home and Home Bank will afford CU and its representatives, counsel, accountants, agents and employees access during normal business hours to all of their respective businesses, operations, properties, books, files and records and will do everything reasonably necessary to enable CU and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, businesses, assets and properties of Home and Home Bank and the condition thereof and to update such examination at such intervals as CU shall deem appropriate. Such examination shall be conducted in cooperation with the officers of Home and Home Bank and in such a manner as to minimize any disruption of, or interference with, the normal business operations of Home and Home Bank. Upon the request of CU, Home will request that Arthur Andersen provide reasonable access to auditors' work papers with respect to the businesses and properties of Home and Home Bank, including tax accrual work papers prepared for Home and/or Home Bank during the preceding sixty (60) months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that Home or Home Bank is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of CU of the right to rely upon the representations and warranties made by Home and Home Bank herein; provided, that CU shall disclose in writing to Home any fact or circumstance it may discover which CU believes renders any representation or warranty made by Home or Home Bank hereunder incorrect in any respect. CU covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Home and Home Bank so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Home and Home Bank.

     6.5. FILINGS. Home and Home Bank agree that through the Effective Time, each of their respective reports, registrations, statements and other filings required to be filed with any applicable governmental or regulatory authority will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the governmental or regulatory body with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity or entities to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.

     6.6. NOTICES; REPORTS. Home and Home Bank will promptly notify CU of any event of which Home or Home Bank obtains knowledge which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or prospects of Home on a consolidated basis or in the event that Home or Home Bank determines that either is unable to fulfill any of the conditions to the performance of CU's obligations hereunder, as set forth in Articles IX or XI herein, and Home and Home Bank will furnish CU (i) as soon as available, and in any event within thirty (30) days after it is prepared, any report by Home or Home Bank for submission to the Board of Directors of Home or Home Bank, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by Home to its shareholders or other security holders, and all reports filed by Home or Home Bank with the SEC, FRB or FDIC, and (iii) such other existing reports as CU may reasonably request relating to Home or Home Bank.

     6.7. HOME SHAREHOLDERS' MEETING.   Promptly after the execution of this
Agreement, Home will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of Home shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of Home shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding Home Stock to approve this Agreement and the transactions contemplated hereby.

     6.8. BANK MERGER. Home and Home Bank shall (i) take all necessary corporate and other action, to effect the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all documents necessary or desirable to effect the Bank Merger; and (iii) take and cause Home Bank to take any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither Home nor Home Bank shall take any action that would prevent the performance of the Bank Merger.

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

     6.9. FILINGS; APPLICATIONS. Home and Home Bank will cooperate with CU in the preparation of the Proxy Statement and S-4 and the statements or applications to be filed to obtain the necessary regulatory approvals to
consummate the transactions contemplated by this Agreement.   Home and Home Bank
covenant and agree that all information furnished by Home or Home Bank for inclusion in the Proxy Statement and S-4 and in all applications or statements filed with the appropriate regulatory authorities for approval of, or consent to, the Merger and the Bank Merger will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     6.10.     CERTAIN LOANS AND OTHER EXTENSIONS OF CREDIT.   Home Bank will
promptly inform CU of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of Home or Home Bank as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified
Credits").   Home Bank will furnish CU, as soon as practicable, and in any event within 15 days after the end of each calendar month, schedules, including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into 30-89 and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by Home or Home Bank to any Home or Home Bank director, officer at or above the senior vice president level, or shareholder holding ten percent (10%) or more of the capital stock of Home, including with respect to each such loan or lease the identity and, to the knowledge of Home, the relation of the borrower to Home or Home Bank, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     6.11. TERMINATION OF HOME STOCK OPTION PLAN. Home will take all steps necessary to cause the Home Stock Option Plan to be terminated as of or prior to the Effective Time, and will cause any options outstanding thereunder to be either exercised (accompanied with the payment provided for in such exercised option) on or before the Effective Time, or for those options not so exercised, to obtain at the earliest practicable date and prior to the Effective Time a revised stock option contract with each holder of such unexercised options, incorporating such terms as may be necessary in order to make such option contracts consistent with the New Stock Option Plan.

     6.12. ENVIRONMENTAL AUDIT. Home shall deliver to CU a Phase I Environmental Assessment Report with respect to the property listed on
Schedule 4.9 (the "Phase I Reports"), in a form reasonably satisfactory to CU. The Parties agree to share equally any and all costs incurred in obtaining the Phase 1 Reports requested after the date hereof in connection with this Section 6.12. Based on the Parties' review of the Phase I Reports, the Parties shall determine, in good faith based on a reasonable assessment of the results of the Phase I Reports, whether to obtain Phase II Site Assessments ("Phase II Assessments") for any Home Real Property. The Parties shall mutually agree on the environmental consultant to prepare any such Phase II Assessment and shall share equally any and all costs incurred in obtaining such Phase II Assessments. If the amount of remediation expenses related to the Home Real Property, as set forth in the Phase II Assessments, is estimated to exceed $1,000,000,

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

then Home shall have an additional ninety (90) days from the date of receipt of such Phase II Assessments within which to cure the excessive remediation costs and to reduce the estimated costs of remediation to an amount below $1,000,000.

     6.13. D&O COVERAGE. Home shall obtain (i) coverage for a period of 36 months following the Effective Time for the directors and officers of Home and Home Bank under a directors' and officers' liability insurance policy which is no less protective in terms of coverage or limitations then now possessed by Home covering acts or omissions occurring prior to the Effective Time and (ii) coverage for a period of at least 36 months following the Effective Time under a bankers' blanket bond which is no less protective in terms of coverage or limitations then now possessed by Home which covers losses incurred prior to the Effective Time and actions related to this Agreement.

                                   ARTICLE VII
                          COVENANTS OF CU AND CU BANK
                     PENDING EFFECTIVE TIME OF THE MERGERS

     CU and CU Bank covenant and agree with Home and Home Bank as follows:

     7.1. LIMITATION ON CU'S AND CU BANK'S CONDUCT PRIOR TO EFFECTIVE TIME. Between the date hereof and the Effective Time, except as contemplated by this Agreement, CU and CU Bank agree to conduct their respective businesses only in the normal and customary manner and in accordance with sound banking practices, and CU and CU Bank shall not, without prior written consent of Home (which consent shall not be unreasonably withheld and which consent (except with respect to subparagraph (h) of this Section 7.1) shall be deemed granted if within five (5) business days of Home's receipt of written notice of a request for prior written consent, written notice of objection is not received by CU):

          (a) except in connection with the Corporate Bank Merger, issue any CU Stock (except pursuant to the exercise of CU Options outstanding as of the date hereof), CU preferred stock, CU Bank Stock, CU Bank preferred stock, any other securities (including long term debt) of CU or CU Bank or any rights, options or securities to acquire any CU Stock, CU preferred stock, CU Bank Stock, CU Bank preferred stock or any other securities (including long term debt) of CU or CU Bank;

          (b) except in accordance with CU's customary and past practice of paying dividends in an amount equal to $.02 per quarter, declare, set aside or pay any dividend or make any other distribution upon, or purchase or redeem any shares of, CU Stock;

          (c) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or Association, as the case may be, or its Bylaws; provided, however, that CU Bank shall be permitted to amend and restate its Articles of Association in the form previously submitted to Home's counsel;

          (d) grant any general or uniform increase in the rate of pay of employees or employee benefits;

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

          (e) grant any material increase in salary, incentive compensation or employee benefits or pay any bonus to any Person except for payments in the ordinary course of business consistent with past practices or pursuant to any pre-existing contract, arrangement or bonus plan;

          (f) make any capital expenditure in excess of $100,000, except for ordinary repairs, renewals and replacements;

          (g) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency;

          (h) grant or commit to grant any new extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of ten percent (10%) or more of the outstanding CU Stock, or to any corporation, partnership, trust or other entity controlled by any such person, except consistent with practices and policies in existence as of the date of this Agreement;

          (i) close or open any offices at which business is conducted except in connection with Corporate Bank Merger;

          (j) adopt or amend any CU Employee Plan or other benefit plan or arrangement of any such type except for such amendments as are required by law or do not materially increase the costs or benefits of such plan or arrangement;

          (k) change any of CU's or CU Bank's policies and practices with respect to liquidity management and cash flow planning, lending, personnel practices, accounting or any other material aspect of CU's business or operations on a consolidated basis, except such changes as may be required in the opinion of CU's or CU Bank's management to respond to economic or market conditions or as may be required by the rules of the American Institute of Certified Public Accountants or Financial Accounting Standards Board or by applicable governmental authorities;

          (l)  grant any Person a power of attorney or similar authority;

          (m) make any material investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other Person, except for investments made in the ordinary course of business consistent with past practice;

          (n) amend, modify or terminate, except in accordance with its terms, any CU Scheduled Contract or enter into any agreement or contract that would be a CU Scheduled Contract under Section 5.16;

          (o) create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restraint of any kind against or in respect of any property or right of CU and/or CU Bank;

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

          (p) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to CU or CU Bank, except in the ordinary course of business consistent with past practice;

          (q)  make any extraordinary payment to any Person; or

          (r) except as required by law, take or cause to be taken any action which would prevent the transactions contemplated hereby form qualifying as tax free reorganizations under Section 368 of the Code.

     7.2. NO SOLICITATION, ETC.

          (a) CU and CU Bank shall not, and shall cause each of their respective officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, solicit, initiate or, except as contemplated by Section 7.2(b) hereof, encourage, entertain or enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any Alternative Transaction, other than the Alternative Transaction contemplated by this Agreement.

          (b) CU or CU Bank shall not, and shall cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect any Alternative Transaction with or involving any Person other than Home or Home Bank, unless CU or CU Bank shall have received an unsolicited written offer from a Person other than Home or Home Bank to effect an Alternative Transaction and the Board of Directors of CU determines, based on an opinion of counsel, that in the exercise of the fiduciary obligations of the Board of Directors such information should be provided to or such discussions or negotiations undertaken with the Person submitting such unsolicited written offer.

          (c) CU will promptly communicate to Home the terms of any proposal which it may receive in respect of any Alternative Transaction and will keep Home informed as to the status of any actions, including negotiations or discussions, taken pursuant to subsection (b) of this Section 7.2.

     7.3. AFFIRMATIVE CONDUCT OF CU AND CU BANK PRIOR TO EFFECTIVE TIME. Between the date hereof and the Effective Time, CU and CU Bank shall:

          (a) use and devote their respective best efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their respective relationships and goodwill with account holders, borrowers, employees and others having business relationships with CU or CU Bank;

          (b) use their respective best efforts to keep in full force and effect all of the existing material permits and licenses of CU or CU Bank;

          (c) use their respective best efforts to maintain insurance coverage at least equal to that now in effect on all properties for which they are responsible and on their respective business operations;

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


          (d) perform their respective material contractual obligations and not become in material default on any thereof;

          (e) duly and timely file all reports and returns required to be filed with any federal, state or local governmental authority, unless any extensions have been duly granted by such authority;

          (f) duly observe and conform to all lawful requirements applicable to their respective businesses that are material to the business of CU on a consolidated basis;

          (g) maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

          (h) promptly advise Home in writing of any event or any other transaction within CU's or CU Bank's knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding CU Stock prior to the record date fixed for the CU Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          (i) promptly notify Home regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of CU and/or CU Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of CU and/or CU Bank;

          (j) furnish to Home, as soon as practicable, and in any event within fifteen days after it is prepared (i) a copy of any report submitted to the board of directors of CU or CU Bank, provided, however, that CU need not furnish to Home communications of CU's legal counsel regarding CU's rights and obligations under this Agreement or books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, (ii) copies of all reports, filings, certificates, correspondence and other documents filed with or received from the SEC, FRB, FDIC, OCC or any other governmental or regulatory entity, and (iii) monthly unaudited consolidated balance sheets and consolidated statements of operations of CU;

          (k) not later than the 25th day of each calendar month, amend or supplement the Schedules prepared and delivered pursuant to Article IV (the "CU Schedules") to ensure that the information set forth in such CU Schedules accurately reflects the then-current status of CU and CU Bank; provided, however, that any such amendment or supplement required solely as a result of the Corporate Bank Merger shall be due not later than the 60th day after the consummation of the Corporate Bank Merger. CU shall further amend or supplement the CU Schedules as of the Closing Date if necessary to reflect any additional information that needs to be included in the CU Schedules;

          (l) use their respective best efforts to obtain any third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of CU on a consolidated basis or that is contemplated or required in connection with the Merger or Bank Merger;

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


          (m) promptly notify Home of the filing of any material litigation, or the filing of any governmental or regulatory action, including any investigation or notice of investigation, or similar proceeding, or notice of any claim against CU or CU Bank or any of their assets; and

          (n) prepare and timely file all tax returns and amendments thereto required to be filed by them on or before the Closing Date. Home shall have a reasonable opportunity to review all such returns and amendments thereto on a pre-filing basis. CU and CU Bank shall discharge all taxes, assessments and governmental charges in the nature of taxes upon or against it or any of its properties or assets, and all tax liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (i) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such manner not to cause any material adverse effect upon the condition (financial or otherwise) or operations of CU or CU Bank; and
     (ii) CU and CU Bank shall have set aside on their books appropriate reserves in the amount of the demanded principal imposition together with interest and penalties relating thereto, if any.

     7.4. ACCESS TO INFORMATION. CU and CU Bank will afford Home and its representatives, counsel, accountants, agents and employees access during normal business hours to all of their respective businesses, operations, properties, books, files and records and will do everything reasonably necessary to enable Home and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, businesses, assets and properties of CU and CU Bank and the condition thereof and to update such examination at such intervals as Home shall deem appropriate. Upon the consummation of the Corporate Bank Merger, CU and CU Bank will afford Home and its representatives everything reasonably necessary to evaluate and make a complete examination of the Corporate Bank Merger. Such examination shall be conducted in cooperation with the officers of CU and CU Bank and in such a manner as to minimize any disruption of, or interference with, the normal business operations of CU and CU Bank. Upon the request of Home, CU will request that Arthur Andersen provide reasonable access to auditors' work papers with respect to the businesses and properties of CU and CU Bank, including tax accrual work papers prepared for CU and/or CU Bank during the preceding sixty
(60) months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that CU or CU Bank is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of Home of the right to rely upon the representations and warranties made by CU and CU Bank herein; provided, that Home shall disclose in writing to CU any fact or circumstance it may discover which Home believes renders any representation or warranty made by CU or CU Bank hereunder incorrect in any respect. Home covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning CU and CU Bank so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to CU and CU Bank.

     7.5. FILINGS. CU and CU Bank agree that through the Effective Time, each of their respective reports, registrations, statements and other filings required to be filed with any applicable governmental or regulatory authority will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the governmental or regulatory body with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to

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

make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity or entities to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved.

     7.6. NOTICES; REPORTS. CU and CU Bank will promptly notify Home of any event of which CU or CU Bank obtains knowledge which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or prospects of CU on a consolidated basis or in the event that CU or CU Bank determines that either is unable to fulfill any of the conditions to the performance of Home's obligations hereunder, as set forth in Articles IX or XI herein, and CU and CU Bank will furnish Home (i) as soon as available, and in any event within thirty (30) days after it is prepared, any report by CU or CU Bank for submission to the Board of Directors of CU or CU Bank, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by CU to its shareholders or other security holders, and all reports filed by CU or CU Bank with the SEC, FRB or FDIC, and (iii) such other existing reports as Home may reasonably request relating to CU or CU Bank.

     7.7. CU SHAREHOLDERS' MEETING. Promptly after the execution of this Agreement, CU will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of CU shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of CU shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding CU Stock to approve this Agreement and the transactions contemplated hereby.

     7.8. BANK MERGER. CU and CU Bank shall (i) take all necessary corporate and other action to effect the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger; and (iii) take and cause CU Bank to take any other action to permit the consummation of the Bank Merger. Neither CU nor CU Bank shall take any action that would prevent performance of the Bank Merger.

     7.9. FILINGS; APPLICATIONS. CU and CU Bank will prepare promptly and file the Proxy Statement, the S-4 and any statements or applications necessary to obtain the regulatory approvals required to consummate the transactions
contemplated by this Agreement.   CU and CU Bank covenant and agree that all
information included by CU or CU Bank in the Proxy Statement and S-4 and in all applications or statements filed with the appropriate regulatory authorities for approval of, or consent to, the Merger and the Bank Merger, and other transactions contemplated by this Agreement, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     7.10. CERTAIN LOANS AND OTHER EXTENSIONS OF CREDIT.   CU Bank will
promptly inform Home of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by any unit of CU or CU Bank as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable
classification ("Classified Credits").   CU Bank will furnish Home, as soon
as practicable, and in any event within 15 days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the

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

originating unit); (b) nonaccrual credits (including the originating unit);
(c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into 30-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by CU or CU Bank to any CU or CU Bank director, officer at or above the senior vice president level, or shareholder holding ten percent (10%) or more of the capital stock of CU, including with respect to each such loan or lease the identity and, to the knowledge of CU, the relation of the borrower to CU or CU Bank, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     7.11. CU STOCK OPTION PLAN. CU will take all steps necessary to adopt the New Stock Option Plan and take any other actions necessary or appropriate as of or prior to the Effective Time, in order to effect the transactions contemplated by Section 2.9. CU shall recommend that its shareholders approve the New Stock Option Plan and the Board of Directors of CU shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the outstanding CU Stock to approve such New Stock Option Plan.

     7.12. DIVIDENDS. Subject to applicable law and regulations and the good faith determination of the Surviving Company Board of Directors, it is the intention of CU that the Surviving Company shall pay quarterly dividends to its shareholders for each of the eight quarters following the Effective Time in an amount per share which is no less than $.06 per share.

     7.13. ARTICLES OF INCORPORATION. CU will take all steps necessary to amend its Articles of Incorporation, including without limitation obtaining shareholder approval at the CU Shareholders' meeting, to effect any name change of the Surviving Company agreed upon by the Parties in accordance with
Section 2.6.

                                  ARTICLE VIII

                                GENERAL COVENANTS

     The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

     8.2. PUBLIC ANNOUNCEMENTS. CU and Home will consult with each other before any Party hereto issues any press release or makes any public statement with respect to this Agreement or the transactions contemplated hereby, and except as may be required by applicable law or any listing agreement, neither CU nor Home will issue any such press release or make any such public statement prior to such consultation.

     8.3. S-4 AND THE PROXY STATEMENT. Home and CU shall use their respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable. CU shall take any action required to be taken under any applicable state securities laws in connection with the issuance of CU Stock in the Merger, and Home shall furnish all information concerning Home as may be reasonably requested in connection with any such action. Each Party shall immediately notify the other Party in writing in the event that such Party becomes aware that the S-4 or Proxy Statement at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that the S-4 or the Proxy Statement otherwise is required to be amended or supplemented, which notice shall specify, in reasonable detail, the circumstances thereof.

     8.4. MERGER OF HOME BANK AND CU BANK. The parties agree to use their reasonable efforts between the date of this Agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the Bank Merger will occur substantially concurrently with, or as soon as practicable after, the Effective Time. A copy of the Bank Merger Agreement is attached hereto as Exhibit B. The original of such Bank Merger Agreement shall be executed and delivered as soon as practicable after the execution and delivery of this Agreement.


                                   ARTICLE IX

                       CONDITIONS PRECEDENT TO THE MERGERS

     The obligations of each of the Parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

     9.1. SHAREHOLDER APPROVAL. The transactions contemplated hereby shall have received all requisite approvals of the shareholders of CU, CU Bank, Home and Home Bank.

     9.2. NO JUDGMENTS OR ORDERS. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger or the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

     9.3. REGULATORY APPROVALS. To the extent required by applicable law or regulation, all approvals or consents of any governmental authority, including, without limitation, those of the FRB and the OCC shall have been obtained or granted for the Merger and Bank Merger and the transactions contemplated hereby, and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

     9.4. TAX OPINION. CU and Home shall have received an opinion from Manatt, Phelps & Phillips or Arthur Andersen that the Merger and the Bank Merger will not result in the recognition of gain or loss for federal income tax purposes to CU, CU Bank, Home or Home Bank, nor will the issuance of the CU Stock result in the recognition of gain or loss by the holders of Home Stock who receive such stock in connection with the Merger.

     9.5. POOLING OF INTERESTS ACCOUNTING TREATMENT. Arthur Andersen shall have confirmed in writing to CU and Home that the Merger and Bank Merger will qualify for pooling of interests accounting treatment.

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     9.6. S-4 AND PROXY STATEMENT.  The S-4 shall have become effective under the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order and copies of the Proxy Statement shall have been mailed to every shareholder of record of CU and Home on the record date not less than 20 days prior to the date of the shareholders' meetings called to act upon the Merger.

     9.7. DISSENTERS. The sum of (i) the shares of Home Stock that will not be converted into CU Stock due to the exercise of dissenters' rights granted under the California Corporations Code and (ii) the shares of CU Stock that become Dissenting Shares shall not exceed 10% of the aggregate number of issued and outstanding shares of Home Stock and CU Stock.


                                    ARTICLE X

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HOME AND HOME BANK

     All of the obligations of Home and Home Bank to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Home and Home Bank:

     10.1. LEGAL OPINION. Home and Home Bank shall have received the opinion of Anita Wolman, general counsel of CU and CU Bank, dated as of the Closing Date, in substantially the form of Exhibit E hereto.

     10.2. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All covenants, terms and conditions of this Agreement to be complied with and performed by CU and CU Bank at or before the Closing Date shall have been complied with and performed in all material respects; the representations and warranties of CU and CU Bank contained in Article V hereof shall have been true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made with respect to the CU Schedules as updated in accordance with Section 7.3(k).

     10.3. AUTHORIZATION OF MERGERS; OPTION PLAN.

          (a) All actions necessary to authorize the execution, delivery and performance of this Agreement, the Agreement of Merger and the Bank Merger Agreement by CU and CU Bank, as the case may be, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of CU and CU Bank, as the case may be, as required by applicable law, and CU and CU Bank shall have full power and right to merge pursuant to the Agreement of Merger and Bank Merger Agreement, respectively.

          (b) The shareholders of CU shall have voted in favor of the adoption of the New Stock Option Plan.

     10.4. ABSENCE OF CERTAIN CHANGES. Between the date of this Agreement and the Effective Time, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of CU on a consolidated basis, whether or not such event, change or effect is reflected in the CU Schedules as amended or supplemented after the date of this Agreement.

     10.5. OFFICERS' CERTIFICATE. There shall have been delivered to Home and Home Bank on the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of CU certifying , to the best of their knowledge, compliance with all of the provisions of Sections 10.2, 10.3 and 10.4.

     10.6. FAIRNESS OPINION. Home shall have received a letter from Piper Jaffray Inc., dated as of a date within five (5) days of the mailing of the Proxy Statement and S-4 to the shareholders of Home, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Home.

     10.7. SHAREHOLDER'S VOTING AGREEMENTS. Concurrently with the execution of this Agreement, the CU directors shall have executed and delivered to Home an agreement substantially in the form of Exhibit F.

     10.8. HOME WARRANT AGREEMENT. Concurrently with the execution of this Agreement, CU shall have executed and delivered to Home the Home Warrant and the Home Warrant Agreement.

     10.9. APPOINTMENT OF DIRECTORS. All necessary action shall have been taken to have the five persons designated by Home elected or appointed to serve, from and after the Effective Time, as directors of Surviving Company.

     10.10. VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to Home or Home Bank hereunder, shall be subject to the approval, to be reasonably exercised, of Manatt, Phelps & Phillips, special counsel for Home and Home Bank.

     10.11. THIRD PARTY CONSENTS. CU and CU Bank shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the Bank Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     10.12. NASDAQ LISTING. The shares of CU Stock issuable pursuant to this Agreement shall have been duly authorized for listing, subject to notice of issuance, on the NASDAQ, National Market System or any other national exchange on which the shares of CU Stock may be listed.

     10.13. CU BOARD. All necessary action shall have been taken to have the five persons designated by CU elected or appointed to serve, from and after the Effective Time, as directors of the Surviving Company and CU shall have delivered to Home the written resignations of those directors of CU who will not be serving on the Surviving Company's Board of Directors.

     10.14. NON-PERFORMING LOANS. CU Bank's Non-Performing Loans shall not exceed 75% of (i) the shareholders' equity of CU Bank plus (ii) the loan loss reserves of CU Bank.

                                   ARTICLE XI

              CONDITIONS PRECEDENT TO OBLIGATIONS OF CU AND CU BANK

     All of the obligations of CU and CU Bank to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by CU and CU Bank:

     11.1. LEGAL OPINION. CU and CU Bank shall have received the opinion of Manatt, Phelps & Phillips., special counsel to Home and Home Bank, dated as of the Closing Date, in substantially the form of Exhibit G hereto.

     11.2. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF COVENANTS. All the covenants, terms and conditions of this Agreement to be complied with and performed by Home or Home Bank at or before the Closing Date shall have been complied with and performed in all material respects; the representations and warranties of Home and Home Bank contained in Article IV hereof shall have been true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made with respect to the Home Schedules as updated in accordance with Section 7.3(j).

     11.3. AUTHORIZATION OF MERGERS. All actions necessary to authorize the execution, delivery and performance of this Agreement, the Agreement of Merger and the Bank Merger Agreement by Home and Home Bank, as the case may be, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Boards of Directors and shareholders of Home and Home Bank, as the case may be, as required by applicable law, and Home and Home Bank shall have full power and right to merge pursuant to the Agreement of Merger and Bank Merger Agreement, respectively.

     11.4. REGULATORY APPROVALS AND RELATED CONDITIONS. Any governmental and regulatory approvals and consents which are referred to in this Agreement and are required to consummate the Merger and the Bank Merger shall have been granted without the imposition of conditions that are or would have become applicable to CU or the Surviving Bank and that CU reasonably and in good faith concludes would materially adversely affect the consolidated financial condition or operations of CU or otherwise would be materially burdensome to CU on a consolidated basis and all applicable waiting periods shall have expired.

     11.5. THIRD PARTY CONSENTS. Home and Home Bank shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and Bank Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     11.6. ABSENCE OF CERTAIN CHANGES. Between the date of this Agreement and the Effective Time, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Home on a consolidated basis, whether or not such event, change or effect is reflected in the Home Schedules as amended or supplemented after the date of this Agreement.

     11.7. OFFICERS' CERTIFICATE. There shall have been delivered to CU on the Closing Date a certificate executed by the President and the Chief Financial Officer of each of Home and Home Bank certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.5 and 11.6.

     11.8. FAIRNESS OPINION. CU shall have received a letter from Van Kasper & Company dated as of a date within five (5) days of the mailing of the Proxy Statement to the shareholders of CU, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of CU.

     11.9. VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to CU hereunder, shall be subject to the approval, to be reasonably exercised, of Anita Wolman, general counsel of CU.

     11.10. BLUE SKY MATTERS. The issuance of the CU Stock in the Merger shall have been qualified or registered with the appropriate governmental entity under state securities or Blue Sky laws, and such qualifications or registrations are in effect on the Closing Date.

     11.11. INSURANCE COVERAGE. Home shall have obtained (i) coverage for a period of 36 months following the Effective Time for the directors and officers of Home and Home Bank under a directors' and officers' liability insurance policy covering acts or omissions occurring prior to the Effective Time and (ii) coverage for a period of at least 36 months following the Effective Time under a bankers' blanket bond which is no less protective in terms of coverage or limitations than possessed by Home prior to the Effective Time which covers losses incurred prior to the Effective Time and actions related to this Agreement.

     11.12. SHAREHOLDER'S VOTING AGREEMENTS. Concurrently with the execution of this Agreement, the Home directors shall have executed and delivered to CU an agreement substantially in the form of Exhibit H.

     11.13. CU WARRANT AGREEMENT. Concurrently with the execution of this Agreement, Home shall have executed and delivered to CU the CU Warrant and the CU Warrant Agreement.

     11.14. AFFILIATE AGREEMENTS. Those persons listed on Annex I hereto shall have executed and delivered to CU an agreement in substantially the form of Exhibit I.

     11.15. NON-PERFORMING LOANS. Home Bank's Non-Performing Loans shall not exceed 75% of (i) the shareholders' equity of Home Bank as of the month end prior to the Effective Time plus (ii) the loan loss reserves of Home Bank.

     11.16. ABSENCE OF EXCESS REMEDIATION. Subject to Home's right to cure pursuant to Section 6.12 hereto, the Home Real Property, based on a reasonable analysis of the Phase II Assessments, shall not require remediation expenses in excess of $1,000,000.

                                   ARTICLE XII

                                EMPLOYEE BENEFITS

     12.1. EMPLOYEE BENEFITS. At and as of the Effective Time the former officers and employees of Home and Home Bank who become officers and employees of the Surviving Bank ("Transferred Employees") shall, in that capacity, be entitled to participate in all employee benefits and benefit programs of the Surviving Bank in accordance with the terms of such employee benefit programs. Surviving Bank shall recognize such Transferred Employees' service with Home and Home Bank for purposes of eligibility and vesting under all such benefit programs. Surviving Bank shall also cover under its health plans, without the application of any pre-existing limitation or exclusion, all Transferred Employees and their covered dependents who are covered under similar Home or Home Bank health plans as of the Closing Date and who change coverage to Surviving Bank's health plans at the time such Transferred Employees are first provided the option to enroll in Surviving Bank's health plans.

                                  ARTICLE XIII

                                   TERMINATION

     13.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger upon the occurrence of any of the following:

          (a)  By mutual agreement of the parties, in writing;

          (b) By Home or CU immediately upon the failure of the shareholders of Home or CU to approve this Agreement and the transactions contemplated hereby;

          (c) By Home immediately upon expiration of twenty (20) days from delivery of written notice by Home to CU of CU's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by Home from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by Home and Home Bank or cured by CU prior to expiration of such twenty (20) day period);

          (d) By CU immediately upon expiration of twenty (20) days from delivery of written notice by CU to Home of Home's or Home Bank's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by CU and CU Bank from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by CU or cured by Home or Home Bank, as the case may be, prior to expiration of such twenty
     (20) day period);

          (e) By Home or CU upon the expiration of thirty (30) days after any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said thirty (30) day period after such denial or refusal, all parties hereto agree to submit the application to the regulatory authority that has denied; or refused to grant the approval, consent or qualification requested; or

          (f) By Home, if any conditions set forth in Article X shall not have been met, by CU if any conditions set forth in Article XI shall not have been met, or by Home or CU, if any conditions set forth in Article IX shall not have been met by September 30, 1996, or such earlier time as it becomes apparent that such conditions cannot be met.

     13.2. TERMINATION DATE. This Agreement shall be terminated if the Closing Date shall not have occurred by September 30, 1996, unless extended in writing by the parties.

     13.3. EFFECT OF TERMINATION. No termination of this Agreement under this Article XIII for any reason or in any manner shall release, or be construed as so releasing, CU or CU Bank or Home or Home Bank from their respective obligations under the CU Warrant Agreement or Home Warrant Agreement, the last sentence of Section 6.4, Section 7.4 or under Section
14.1 hereof, or any party hereto from any liability or damage to any other party hereto arising out of in connection with or otherwise relating to, directly or indirectly, said party's material breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder.

                                   ARTICLE XIV

                                  MISCELLANEOUS

     14.1. EXPENSES. Each party hereto shall pay its own costs and expenses, including but not limited to those of its attorneys and accountants, in connection with this Agreement, the Agreement of Merger, the Bank Merger and the transactions covered and contemplated hereby and thereby. Notwithstanding the foregoing, CU and Home shall share equally the cost of printing the Proxy Statement and S-4.

     14.2. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

    To CU or CU Bank:    16030 Ventura Boulevard
                         Encino, California  91436-4487
                         Attention:  Stephen G. Carpenter
                         Facsimile Number:  (818) 907-5024

      With a copy to:    Anita Wolman, Esq.
                         16030 Ventura Boulevard
                         Encino, California  91436-4487

To Home or Home Bank:    Home Bancorp
                         2633 Cherry Avenue
                         Signal Hill, California  90806
                         Attention:  Jim Staes
                         Facsimile Number: (310) 426-4526

      With copies to:    Manatt, Phelps & Phillips
                         11355 West Olympic Boulevard
                         Los Angeles, California 90064
                         Attention: Barbara S. Polsky, Esq.
                         Facsimile Number: (310) 312-4224

     Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or sent by facsimile transmission, or on the third business day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     14.3. SUCCESSORS AND ASSIGNS. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

     14.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one original document.

     14.5. EFFECT OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement or the Schedules shall terminate immediately after the Effective Time.

     14.6. THIRD PARTIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto.

     14.7. LISTS; EXHIBITS; INTEGRATION. Each Schedule, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Schedules and letters need not be attached to each copy of this Agreement. This Agreement, together with such Schedules, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     14.8. KNOWLEDGE. In all representations and warranties concerning the knowledge of Home, Home Bank, CU or CU Bank, wherever included herein, the only knowledge imputed to Home, Home Bank, CU or CU Bank shall be the knowledge of their respective officers at the level of senior vice-president and above.

     14.9. GOVERNING LAW. This Agreement is made and entered into in the State of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     14.10. SCHEDULES. The Schedules are an integral part of this Agreement, and each Schedule shall be applicable as if set forth in full in the text hereof. In the event there is any absolute unconditional representation contained in this Agreement, said representation shall be modified by any contrary information set forth in any Schedule. In the event there is any representation contained in this Agreement that is modified by a Schedule, said representation shall also be modified by any other applicable information contained in any other Schedule.

     14.11. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     14.12. SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     14.13. WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement, the Agreement of Merger and Bank Merger Agreement, when executed and delivered, may be modified or amended by action of the Boards of Directors of CU, CU Bank, Home or Home Bank without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     14.14. ATTORNEY'S FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

     14.15. JURY WAIVER. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY MATTER ARISING OUT OF THIS AGREEMENT OR RELATED TO THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION OR MATTER CONTEMPLATED IN THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

                                       CU BANCORP


                                       By:  /S/  David I. Rainer
                                       ---------------------------------------
                                       Name:     David I. Rainer
                                       Title:    President and Chief
                                                 Operating Officer


                                       CALIFORNIA UNITED BANK,
                                       NATIONAL ASSOCIATION


                                       By:  /s/  David I. Rainer
                                       ---------------------------------------
                                       Name:     David I. Rainer
                                       Title:    President and Chief
                                                 Operating Officer


                                       HOME INTERSTATE BANCORP


                                       By:  /s/  James P. Staes
                                       ---------------------------------------
                                       Name:     James P. Staes
                                       Title:    President and Chief
                                                 Executive Officer


                                       HOME BANK


                                       By:  /s/  James P. Staes
                                       ---------------------------------------
                                       Name:     James P. Staes
                                       Title:    President and Chief
                                                 Executive Officer

                                                                    EXHIBIT A

                               AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER (the "Merger Agreement") is made and entered into as of this _____ day of ___________, 1996, by and between CU Bancorp, a California corporation ("CU") and Home Interstate Bancorp, a California corporation ("Home"), with reference to the following facts:

                                    RECITALS

          1. CU is a California corporation duly organized, validly existing and in good standing under the laws of the State of California, with authorized capital of 24,000,000 shares of no par value common stock ("CU Stock") of which, on the date hereof, there are [4,467,318] shares issued and outstanding and 10,000,000 shares of serial preferred stock, none of which is outstanding..

          2. Home is a corporation duly organized, validly existing and in good standing under the laws of the State of California with authorized capital of 20,000,000 shares of common stock, no par value ("Home Stock") of which, on the date hereof, there are [4,187,954] shares issued and outstanding.

          3. The respective Boards of Directors of CU and Home deem it desirable and in the best interests of their respective corporations and stockholders that Home be merged (the "Merger") with and into CU as provided in this Merger Agreement pursuant to the laws of the State of California and that CU be the surviving company (the "Surviving Company").

          4. In connection with the Merger, CU and Home, and their respective wholly-owned banking subsidiaries, entered into an Agreement and Plan of Reorganization, dated as of January 10, 1996 (the "Reorganization Agreement").

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

          Upon consummation of the Merger at the Effective Time (as defined in Article IX hereof), Home shall be merged with and into CU which shall thereupon be the Surviving Company, and the separate corporate existence of Home shall cease.

                                   ARTICLE II
                                      NAME

          The name of the Surviving Company shall be "_____________".

                                   ARTICLE III
                            ARTICLES OF INCORPORATION

          The Articles of Incorporation of CU as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Articles of Incorporation of the Surviving Company.

                                   ARTICLE IV
                                     BYLAWS

          The Bylaws of CU as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Company.

                                    ARTICLE V
                                    DIRECTORS

          The following persons shall, at and after the Effective Time, serve as the Directors of the Surviving Company until its next annual meeting of shareholders or until such time as their successors have been elected and qualified:

                           [insert names of directors]

                                   ARTICLE VI
                     RIGHTS AND DUTIES OF SURVIVING COMPANY

          At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of CU and Home shall be vested in and be held and enjoyed by the Surviving Company, without further act or deed, and all the estates and interests of every kind of CU and Home, including all debts due to either of them, shall be as effectively the property of the Surviving Company as they were of CU and Home, and the title to any real estate vested by deed or otherwise in either CU or Home shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of CU and Home shall be preserved unimpaired and all debts, liabilities and duties of CU and Home shall be debts, liabilities and duties of the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                                   ARTICLE VII
                              CONVERSION OF SHARES

          In and by virtue of the Merger and at the Effective Time, pursuant to this Merger Agreement, the shares of CU Stock and Home Stock outstanding at the Effective Time shall be converted as follows:

          (a) EFFECT ON THE HOME STOCK. Each share of Home Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, be automatically canceled and cease to be an issued and outstanding share of Home Stock and shall be converted into the right to receive
1.409 shares of CU Stock. No fractional shares of CU Stock shall be issued in the Merger. CU will pay or cause to be paid cash in lieu of fractional shares of CU Stock which would otherwise be issuable as provided above.

          (b) EFFECT ON CU STOCK. Each share of CU Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain outstanding and shall for all purposes be deemed to represent, one share of common stock of the Surviving Company.

                                  ARTICLE VIII
                                 FURTHER ACTION

          The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Company title to and possession of all of CU's and Home's property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Merger Agreement.

                                   ARTICLE IX
                                 EFFECTIVE TIME

          The Merger will become effective upon the filing, in accordance with
Section 1103 of the California Corporations Code, of a copy of this Merger Agreement and all other requisite accompanying certificates in the office of the California Secretary of State (the "Secretary"). The date and time of such filing with the Secretary is referred to herein as to the "Effective Time."

                                    ARTICLE X
                             SUCCESSORS AND ASSIGNS

          This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by either party without the written consent of the other.

                                   ARTICLE XI
                                  GOVERNING LAW

          This Merger Agreement has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

                                   ARTICLE XII
                                   TERMINATION

          This Merger Agreement may, by the mutual consent and action of the Boards of Directors of CU and Home, be abandoned at any time before or after approval thereof by the shareholders of CU and Home, but not later than the filing of this Merger Agreement with the Secretary pursuant to Section 1103 of the California Corporations Code.

          IN WITNESS WHEREOF, CU and Home, pursuant to the approval and authority duly given by resolution of their respective Board of Directors, have caused this Merger Agreement to be signed by their respective Presidents and Secretaries on the day and year first above written.

                                   CU BANCORP



                                   By:_________________________
                                        President


                                   ____________________________
                                        Secretary



                                   HOME INTERSTATE BANCORP



                                   By:__________________________
                                        President


                                   _____________________________
                                        Secretary

                                                                      EXHIBIT B
                               AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER (the "Bank Merger Agreement") is made and entered into as of this _____ day of ___________, 1996, by and between California United Bank, National Association, a national banking association ("CU Bank") and Home Bank, a California corporation ("Home Bank"), with reference to the following facts:

                                    RECITALS

          1. CU Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with authorized capital of 540,000 shares of $5.00 par value common stock ("CU Bank Stock") of which, on the date hereof, there are [472,973] shares issued and outstanding. CU Bank has surplus of $____ and undivided profits, including capital reserves, of $______ as of _____________. CU Bank is the wholly owned subsidiary of CU Bancorp, a California corporation.

          2. Home Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of California with authorized
capital of [     ] shares of common stock, [   ] par value ("Home Stock") of
which, on the date hereof, there are [      ] shares issued and outstanding.
Home Bank has surplus of $______ and undivided profits, including capital reserves, of $_____ as of _______. Home Bank is the wholly owned subsidiary of Home Interstate Bancorp, a California corporation.

          3. The respective Boards of Directors of CU Bank and Home Bank, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 U.S.C. Section 215a, deem it desirable and in the best interests of their respective corporations and shareholders that Home Bank be merged (the "Bank Merger") with and into CU Bank as provided in this Bank Merger Agreement pursuant to the laws of the United States of America and that CU Bank be the surviving bank (the "Surviving Bank").

          4. In connection with the Merger, CU Bank, CU Bancorp, a California corporation ("CU"), Home Bank and Home Interstate Bancorp, a California corporation ("Home"), entered into an Agreement and Plan of Reorganization, dated as of January 10, 1996 (the "Reorganization Agreement").

          NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Bank Merger, the parties hereto agree as follows:

                                    ARTICLE I
                                 THE BANK MERGER

          Upon consummation of the Bank Merger at the Effective Time of the Bank Merger (as defined in Article XI hereof), Home Bank shall be merged with and into CU Bank which shall thereupon be the Surviving Bank, and the separate corporate existence of Home Bank shall cease.

                                   ARTICLE II
                              SHAREHOLDER APPROVAL

          This Agreement shall be ratified and approved by the written consent of the shareholders of each of Home Bank and CU Bank owning at least two-thirds of the outstanding capital stock.

                                   ARTICLE III
                                      NAME

          The name of the Surviving Bank shall be "___________."

                                   ARTICLE IV
                             ARTICLES OF ASSOCIATION

          The Articles of Association of CU Bank as in effect immediately prior to the Effective Time of the Bank Merger shall, at and after the Effective Time of the Bank Merger, continue to be the Articles of Association of the Surviving Bank.

                                    ARTICLE V
                                     BYLAWS

          The Bylaws of CU Bank as in effect immediately prior to the Effective Time of the Bank Merger shall, at and after the Effective Time of the Bank Merger, continue to be the Bylaws of the Surviving Bank.


                                   ARTICLE VI
                                    DIRECTORS

          The following persons shall, at and after the Effective Time of the Bank Merger, serve as the Directors of the Surviving Bank until its next annual meeting of shareholders or until such time as their successors have been elected and qualified:

                           [insert names of directors]


                                   ARTICLE VII
                       RIGHTS AND DUTIES OF SURVIVING BANK

          At and after the Effective Time of the Bank Merger, all rights, privileges, powers and franchises and all property and assets of every kind and description of CU Bank and Home Bank shall be vested in and be held and enjoyed by the Surviving Bank, without further act or deed, and all the estates and interests of every kind of CU Bank and Home Bank, including all debts due to either of them, shall be as effectively the property of the Surviving Company as they were of CU Bank and Home Bank, and the title to any real estate vested by deed or otherwise in either CU Bank or Home Bank shall not revert or be in any way impaired by reason of the Bank Merger; and all rights of creditors and liens upon any property of CU Bank and Home Bank shall be preserved unimpaired and all debts, liabilities and duties of CU Bank and Home Bank shall be debts, liabilities and duties of the Surviving Bank and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                                  ARTICLE VIII
                              CONVERSION OF SHARES

          In and by virtue of the Bank Merger and at the Effective Time of the Bank Merger, pursuant to this Bank Merger Agreement, the shares of CU Bank Stock and Home Bank Stock outstanding at the Effective Time of the Bank Merger shall be converted as follows:

          (a) EFFECT ON THE HOME BANK STOCK. Each share of Home Bank Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger, except for shares as to which dissenters' rights are perfected pursuant to 12 U.S.C. 215a(b) ("Perfected Dissenting Shares") shall, on and after the Effective Time of the Bank Merger, be automatically canceled and cease to be an issued and outstanding share of Home Bank Stock.

          (b) EFFECT ON CU BANK STOCK. Each share of CU Bank Stock issued and outstanding immediately prior to the Effective Time of the Bank Merger, except for Perfected Dissenting Shares, shall, on and after the Effective Time of the Bank Merger, remain outstanding and shall for all purposes be deemed to represent, one share of common stock of the Surviving Bank.

                                   ARTICLE IX
                       CAPITAL STRUCTURE OF SURVIVING BANK

          The amount of capital stock of the Surviving Bank shall be $_____, divided into ____ shares of common stock, each of $___ par value, and at the time the Bank Merger shall become effective the Surviving Bank shall have a surplus of $____ and undivided profits of $______, including capital reserves, which when combined with the Surviving Bank's capital and surplus will be equal to the combined capital structures of Home Bank and CU Bank as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between ______ and the Effective Time of the Bank Merger.




                                    ARTICLE X
                                 FURTHER ACTION

          The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Bank title to and possession of all of CU Bank's and Home Bank's property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement.

          CU Bank and Home Bank agree that solely for the purpose of completing the merger of Home Bank with and into CU Bank or obtaining any necessary regulatory approval therefor or approving, signing, ratifying or confirming any related Bank Merger Agreement or conferring any necessary or appropriate corporate authority related thereto or taking any other corporate act or satisfying any other corporate requirement necessary therefor, the board of directors of the Surviving Bank, as it will be constituted upon the effectiveness of the Bank Merger, may act as such in advance of such effectiveness, and CU, the shareholder of the Surviving Bank upon such effectiveness, may act as such in advance of such effectiveness.

                                   ARTICLE XI
                        EFFECTIVE TIME OF THE BANK MERGER

          The Bank Merger will become effective in accordance with 12 U.S.C. 215a at the time specified in the approval to be issued by the Comptroller of the Currency. The date and time of such approval specified by the Comptroller is referred to herein as to the "Effective Time of the Bank Merger."

                                   ARTICLE XII
                             SUCCESSORS AND ASSIGNS

          This Bank Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Bank Merger Agreement may not be assigned by either party without the written consent of the other.

                                  ARTICLE XIII
                                   TERMINATION

          This Bank Merger Agreement may, by the mutual consent and action of the Boards of Directors of CU Bank and Home Bank, be abandoned at any time before or after approval thereof by the shareholders of CU Bank and Home Bank, but not later than the Effective Time of the Bank Merger. This Agreement shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Bank Merger, the Reorganization Agreement is terminated in accordance with the terms thereof.

                                   ARTICLE XIV
                    SATISFACTION OF CONDITION AND OBLIGATIONS

          (a) The obligations of CU Bank to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the conditions to the obligations of CU Bank and CU under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by CU Bank.

          (b) The obligations of Home Bank to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the conditions to the obligations of Home and Home Bank under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in party, by Home Bank.

          IN WITNESS WHEREOF, CU Bank and Home Bank, pursuant to the approval and authority duly given by resolution of their respective Board of Directors, have caused this Bank Merger Agreement to be signed by their respective Presidents and Secretaries on the day and year first above written.

                                   CALIFORNIA UNITED BANK,
                                   NATIONAL ASSOCIATION



                                   By:_________________________
                                        President


                                   ____________________________
                                        Secretary

DIRECTORS OF
CALIFORNIA UNITED BANK, N.A.



_______________________________



_______________________________



_______________________________



_______________________________



_______________________________



_______________________________

                                   HOME BANK



                                   By:__________________________
                                        President


                                   _____________________________
                                        Secretary



DIRECTORS OF HOME BANK



_______________________________



_______________________________



_______________________________



_______________________________



_______________________________



_______________________________

                                                                      EXHIBIT C
                          WARRANT PURCHASE AGREEMENT


          This WARRANT PURCHASE AGREEMENT (the "Agreement"), dated as of January 10, 1996, between CU Bancorp, a California corporation ("CU"), and Home Interstate Bancorp, a California corporation ("Home") is made with reference to the following:

                                    RECITALS

     A. CU, California United Bank, National Association, a wholly owned subsidiary of CU ("CU Bank"), Home and Home Bank, a wholly owned subsidiary of Home ("Home Bank"), have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") whereby Home and Home Bank would be merged with and into CU and CU Bank, respectively (collectively, the "Merger").

     B. As partial consideration to Home for entering into the Merger Agreement, CU has agreed to issue to Home a warrant entitling the holder thereof to purchase up to 19.9% (or 1,492,390) of the outstanding common stock of CU ("Common Stock"), assuming the exercise of all Warrants (as hereafter defined), and all other options, warrants or other securities convertible into Common Stock, subject to such restrictions and conditions as may be imposed by bank regulatory authorities having jurisdiction over Home and CU, respectively.

     C. Concurrent with the execution of this Agreement, Home and CU shall enter into a separate warrant agreement, with substantially identical terms and conditions as are set forth in this Agreement, pursuant to which Home shall issue to CU a warrant entitling the holder thereof, upon the occurrence of certain events as set forth in such agreement, to purchase up to 19.9% (on a fully diluted basis) of the outstanding common stock of Home.

     D. Terms used herein and not otherwise defined shall have the meanings ascribed to them in Article VI hereof.

     In consideration of these premises and of the representations, covenants and agreements hereinafter set forth, CU and Home hereby agree as follows:

                                    ARTICLE I
                          ISSUANCE AND SALE OF WARRANT

          Section 1.1 ISSUANCE AND SALE OF THE WARRANT. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, and in consideration for the execution and delivery of the Merger Agreement, CU hereby issues to Home one or more warrants (such warrants, together with any warrants issued pursuant to Section 1.4, the "Warrants") entitling the holder thereof to purchase in the aggregate 1,492,390 duly authorized and newly issued shares of Common Stock, subject to adjustment as provided below. The Warrants being issued at the time of the execution of this Agreement will be evidenced by a single certificate in the form of Exhibit A hereto.
All Warrants issued pursuant to Section 1.4 will be evidenced by one or, at Home's request, more certificates in the form of Exhibit A hereto, dated the date of their issuance, exercisable at the adjusted exercise price at the time in effect for the Warrants issued pursuant to this Section 1.1.

          Section 1.2 WARRANT PRICE. The initial exercise price at which shares of Common Stock may be acquired pursuant to exercise of the Warrants shall be $9.834 per share (the "Warrant Price"), subject to adjustment as provided in
Section 1.4.

          Section 1.3 EXERCISE OF WARRANTS.

          (a) The Warrants may be exercised in whole or in part only after the occurrence of an Acquisition Event.

          (b) As used herein, an "Acquisition Event" means any of the following events:

               (i) any person (other than Home or an Affiliate of Home) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding Common Stock;

               (ii) CU or CU Bank, without having received Home's prior written consent or except as permitted by the Merger Agreement, shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Home or any Affiliate of Home to (A) effect a merger, consolidation or similar transaction involving CU or CU Bank,
          (B) sell, lease or otherwise dispose of assets of CU or CU Bank representing 10% or more of the consolidated assets of CU or CU Bank, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of CU or CU Bank (any of the foregoing an "Acquisition Transaction");

               (iii) any person (other than Home or Home Bank or CU or CU Bank in a fiduciary capacity) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined in the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding Common Stock; or

               (iv) the holders of Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or CU's Board of Directors shall have withdrawn or modified in a manner adverse to Home the recommendation of CU's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Home) shall have (A) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event Home is entitled to and wishes to exercise the Warrants, it shall send to CU a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 60 Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, Home shall promptly file the required notice or application for approval, shall promptly notify CU of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

          (d) At the closing referred to in subsection (c), Home shall pay to CU the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Warrants in immediately available funds by wire transfer to a bank account designated by CU, provided that failure or refusal of CU to designate such a bank account shall not preclude Home from exercising the Warrants.

          (e) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (d), CU shall deliver to Home a certificate or certificates representing the number of shares of Common stock purchased by Home.


          (f) Upon the giving by Home to CU of the written notice of exercise of the Warrants provided for under subsection (c) and the tender of the applicable purchase price in immediately available funds, Home shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of CU shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Home. CU shall pay all expenses, and any and all federal, state and local taxes or other charges that may be payable in connection with the preparation, issue and delivery of stock certificates hereunder in the name of Home.

          Section 1.4 ADDITIONAL WARRANTS; ADJUSTMENTS TO WARRANT PRICE AND NUMBER OF SHARES. The number of shares to which the Warrants may be exercised and the Warrant Price shall be subject to adjustment as provided below:

               (a) ADDITIONAL WARRANTS. If CU shall, on one or more occasions after the date hereof, issue additional shares of Common Stock, and if, as a result of any such issuance the shares of Common Stock issued or issuable upon the exercise of Warrants issued pursuant to Section 1.1 hereof shall represent less than 19.9% of the outstanding Common Stock, assuming the exercise of all Warrants and all other options, warrants or other securities convertible into Common Stock, CU shall issue to Home, promptly upon Home's demand, without further consideration, Warrants to purchase a number of authorized but unissued shares of Common Stock which, when added to the shares issued or issuable upon the exercise of such previously issued Warrants, would represent 19.9% as the case may be of the outstanding Common Stock.

               (b) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If CU at any time or from time to time after the date of this Agreement effects a subdivision of the Common Stock, the Warrant Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if CU at any time or from time to time after the date of this Agreement combines the outstanding shares of Common Stock, the Warrant Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (c) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event CU at any time or from time to time after the date of this Agreement makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Warrant Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Warrant Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Warrant Price shall be adjusted pursuant to this subsection (c) as of the time of actual payment of such dividends or distributions.

               (d) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event CU at any time or from time to time after the date of this Agreement makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of CU other than shares of Common Stock, then in each such event provision shall be made so that the holders of Warrants shall receive upon exercise thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of CU which they would have received had their Warrants been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of exercise of the Warrants, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 1.4.

               (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the exercise of the Warrants is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1.4), then and in any such event each holder of Warrants shall have the right thereafter to receive upon exercise of the Warrants the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such Warrants might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided in this Section 1.4.

              (f) REORGANIZATION, MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1.4), or a merger or consolidation of CU with or into another corporation, or the sale of all or substantially all of CU's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Warrants shall thereafter be entitled to receive upon exercise of the Warrants the number of shares of stock or other securities or property of CU, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon exercise of the Warrants would have been entitled in such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 1.4 and the other terms and conditions with respect to the rights of the holders of the Warrants after the reorganization, merger, consolidation or sale to the end that the provisions of this Agreement, including this Section
1.4 (including adjustment of the Warrant Price then in effect and number of shares purchasable upon exercise of the Warrants) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

               (g)  SALE OF SHARES BELOW WARRANT PRICE.

                    (i) If at any time or from time to time after the date of this Agreement, CU issues or sells, or is deemed by the express provisions of this subsection (g) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in subsection (c) above and other than upon a subdivision or combination of shares of Common Stock as provided in subsection
(b) above, for an Effective Price (as hereinafter defined) less than the Warrant Price (or, if an adjusted Warrant Price shall be in effect by reason of a previous adjustment, then less than such adjusted Warrant Price) then and in each such case the then existing Warrant Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying that Warrant Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock Deemed Outstanding at the close of business on the day next preceding the date of such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received (or by express provision hereof deemed to have been received) by CU for the total number of Additional Shares of Common Stock so issued would purchase at such Warrant Price, and (ii) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding at the close of business on the date of such issuance after giving effect to such issuance of Additional Shares of Common Stock. For purposes of this paragraph (i), "Common Stock Deemed Outstanding" at any given time shall mean the sum of (1) the number of shares of Common Stock actually outstanding at that time, (2) the number of Additional Shares of Common Stock then deemed to have been issued under paragraphs (iii) or (iv) of this subsection (g) and (3) the number of shares of Common Stock then issuable upon exercise of stock options to the extent not already deemed to have been issued under paragraphs (iii) or (iv) of this subsection (g).

                    (ii) For the purpose of making any adjustment required under this subsection (g), the consideration received by CU for any issuance or sale of securities shall (i) to the extent it consists of cash be computed at the net amount of cash received by CU after deduction of any expenses payable by CU and any underwriting or similar commissions, compensation or concessions paid or allowed by CU in connection with such issue or sale, (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board and (iii) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of CU for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this subsection (g), if at any time or from time to time after the date of this Agreement CU issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then in each case CU shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by CU for the issuance of such rights or options or Convertible Securities plus, in the case of such options or rights, the amounts of consideration, if any, payable to CU upon the exercise of such options or rights and, in the case of Convertible Securities, the amounts of consideration, if any, payable to CU upon conversion (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities). No further adjustment of the Warrant Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire or be canceled without having been exercised, the Warrant Price adjusted upon the issuance of such options, rights or Convertible Securities shall be readjusted to the Warrant Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by CU upon such exercise, plus the consideration, if any, actually received by CU for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by CU (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                    (iv) For the purpose of the adjustment required under this subsection (g), if at any time or from time to time after the date of this Agreement CU issues or sells any rights or options for the purchase of Convertible Securities, then in each such case CU shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by CU for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to CU upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to CU (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the Warrant Price, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of paragraph (iii) above for the readjustment of the Warrant Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply in like manner to the rights, options and Convertible Securities referred to in this paragraph
(iv).

                    (v) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by CU after the date of this Agreement whether or not subsequently reacquired or retired by CU, other than (i) shares of Common Stock issued upon exercise of the Warrants and (ii) shares issued by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause or shares of Common Stock resulting from any subdivision or combination of shares of Common Stock so excluded, or shares issued by way of dividend or other distribution on, or resulting from any subdivision or combination of, shares of Common stock excluded from the definition of "Additional Shares of Common Stock" by the foregoing provision. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by CU under this subsection (g), into the aggregate consideration received or deemed to have been received by CU for such issue under this subsection (i).


                                   ARTICLE II

                 REPURCHASE OF WARRANTS AND LIMITATIONS ON SALE

          Section 2.1 REPURCHASE OF WARRANTS.

               (a) Prior to the occurrence of an Acquisition Event, CU shall have no right to repurchase the Warrants and Home shall have no right to require CU to repurchase the Warrants.

               (b) At any time after the occurrence of an Acquisition Event, CU shall have the right to purchase (or to cause a person designated by CU to purchase), and Home shall have the right to require that CU repurchase (or, if CU shall so elect, cause a person designated by CU to purchase), (i) all (but not fewer than all) the Warrants at the time beneficially owned by Home and its Affiliates at the Warrant Call Price in effect for such Warrants on the date of closing (as provided below) and (ii) all (but not fewer than all) of the shares of Common Stock purchased by Home and its Affiliates pursuant to this Agreement with respect to which Home has beneficial ownership at a price equal to the aggregate market value for such shares as of the date of closing (as provided below). Any purchase pursuant hereto shall take place on a Business Day specified in a notice given by CU to Home or by Home to CU, as the case may be (but in no event prior to the 30th day following the date of any such notice to Home or later than the 30th day following the date of any such notice to CU).

               (c)  The closing of any repurchase of Warrants pursuant to this
Section 2.1 shall take place at 10:00 a.m. Los Angeles Time, on the date set forth in the applicable notice given by CU or Home, as the case may be, at the office of Home at the address set forth in Section 8.1. The amount payable to Home and its Affiliates upon any repurchase of Warrants shall be paid in lawful money of the United States by a federal funds check or a wire transfer of immediately available funds to an account designated by Home. Upon receipt of such payment, Home shall deliver or cause to be delivered to CU the certificates representing all the Warrants being repurchased free and clear of any liens, security interests, charges or encumbrances.

          Section 2.2 CERTAIN DETERMINATIONS OF MARKET VALUE. The calculation of the Market Value, as required herein, shall be calculated in accordance with this Section 2.2. In the event that Market Value is to be determined pursuant to the terms hereof and there is not an established trading market for shares of Common Stock, or more than 50% of the outstanding shares of Common Stock are held beneficially or of record by persons, each of whom owns (individually or together with members of any group of which such persons are members) 5% or more of the outstanding shares of Common Stock, then Home may elect to have an investment banking firm mutually agreeable to CU and Home determine (i) whether, in the opinion of such investment banking firm, as a result of the absence of an established trading market or the concentration of stock holdings, Market Value (determined in accordance with the provisions of the definition of Market Value in Article VI) does not accurately reflect the fair market value of a block of 1,000 shares of Common Stock on the date as of which Market Value is to be determined, and (ii) if such investment banking firm determines that Market Value (as so determined) does not accurately reflect such fair market value, such investment banking firm shall make determination of the fair market value of a share of Common Stock on the date as of which Market Value is to be determined, based on whatever factors it deems relevant, as soon as possible and shall promptly give written notice to Home and CU of its determination. The fees of such investment banking firm in connection with such determination shall be paid by Home. Such determination shall be final and binding on the parties hereto and the fair market value so determined shall, if higher than the Market Value that would otherwise apply, be the Market Value of a share of Common Stock. In the event such determination is not transmitted to Home and CU prior to the scheduled closing date with respect to any repurchase of Warrants or Common Stock, the scheduled closing of such transaction shall not be postponed, and CU shall make such payments on the closing date as are required based on the Market Value of a share of Common Stock determined as if Home had not made an election under this Section 2.4. Within three Business Days after such investment banking firm's determination is made and conveyed to Home and CU in writing, CU shall make a payment to Home, or Home shall make a payment to CU, as the case may be, equal to the difference between the amount paid on the closing date and the amount that would have been so payable had such amount been determined on the basis of such investment banking firm's determination of the Market Value of a share of Common Stock.

          Section 2.3 LIMIT ON PROCEEDS. Home agrees, as long as CU shall not have defaulted in its obligations to repurchase Warrants pursuant to Section 2.1, to pay over to CU any amount by which the profits received by Home and its Affiliates upon the sale or transfer of Warrants (net of all selling expenses, underwriting discounts, and commissions and other expenses incurred by Home in connection with such exercise and sale) shall exceed $5,000,000.

                                   ARTICLE III

                    RESTRICTIONS ON TRANSFERABILITY OF STOCK;
                     COMPLIANCE WITH SECURITIES ACT OF 1933

          Section 3.1 RESTRICTIONS ON TRANSFERABILITY. The Warrants acquired by Home or any Affiliate of Home pursuant to this Agreement and the Common Stock issuable upon exercise of such Warrants and any shares of capital stock received or issued in respect thereof, including, without limitation, securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (such Warrants and all such shares of Common Stock and securities being collectively called the "Restricted Stock") shall not be hypothecated, nor shall any claim or liability exist, nor shall any agreement, written or oral, be entered into by Home or any Affiliate of Home which would cause any claim or liability to exist with respect to the Restricted Stock, and the Restricted Stock shall not be transferred except upon the conditions, to the extent applicable, specified in this Article III. Home will cause any proposed transferee of Restricted Stock held by Home or any other Affiliate of Home to agree to take ownership of such Restricted Stock subject to the provisions, to the extent applicable, of this Article III; provided, however, that the provisions of this Article shall cease to apply to any Restricted Stock which shall have been sold in a registered public offering in accordance with the provisions of this Article III. Home represents that it is purchasing the Restricted Stock for its own account and not with a view to or for sale in connection with any distribution of such Restricted Stock.

          Section 3.2 RESTRICTIVE LEGEND; NOTICE OF PROPOSED TRANSFERS.

               (a) Each certificate representing Restricted Stock shall (unless otherwise permitted by the provisions of paragraph (b) of this Section) be stamped or otherwise imprinted with a legend in substantially the following form:

          THESE SHARES/WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES/WARRANTS MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SAID ACT OR (ii) AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE. THE TRANSFERABILITY OF THESE SHARES/ WARRANTS IS FURTHER SUBJECT TO THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT DATED AS OF JANUARY 10, 1996, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF CU BANCORP.

               (b) Each holder of a certificate representing Restricted Stock by acceptance thereof agrees to comply in all respects with the provisions of this Section 3.2(b). Prior to any proposed transfer of any Restricted Stock other than pursuant to a registration under the Securities Act, the holder thereof shall give written notice to CU of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer of the Restricted Stock to be transferred and shall be accompanied by an unqualified written opinion of counsel reasonably satisfactory to CU to the effect that such proposed transfer may be effected without registration under the Securities Act. Subject to Section 3.11 hereof, upon delivery to CU of such notice and such opinion of counsel, the holder of such Restricted Stock shall be entitled to transfer such Restricted Stock in accordance with the terms of such notice delivered by the holder to CU. Each certificate evidencing Restricted Stock transferred as above provided shall bear the appropriate restrictive legend set forth in paragraph (a) above, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above shall be to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

          Section 3.3 NO TRANSFERS PRIOR TO ACQUISITION EVENT. Notwithstanding anything to the contrary set forth in this Agreement or the Restricted Stock, neither Home nor any Affiliate of Home shall sell, transfer or otherwise dispose of all or any portion of the Warrants owned by it, other than to an Affiliate of Home, except after the occurrence of an Acquisition Event; provided, however, that following an Acquisition Event, if CU or Home shall give notice of its election to exercise its rights under Section 2.1, then such right of Home and its Affiliates to sell, transfer or otherwise dispose of the Restricted Stock shall no longer be exercised unless CU shall have defaulted in its obligation to repurchase such Restricted Stock on the date specified in any notice.

          Section 3.4 LIMITATIONS ON TRANSFEREES AND MANNER OF TRANSFER.

               (a) In the event that Home and its Affiliates become entitled pursuant to the provisions of Section 3.3 to sell, transfer or otherwise dispose of Restricted Stock, such Restricted Stock may be sold or transferred (subject to Section 3.11 hereof) only (i) to a third party (or a third party and its Affiliates) in a transaction which complies with the provisions of paragraph (b) of this Section or (ii) to one or more underwriters or dealers in connection with a broad public distribution complying with the provisions of paragraph (c) of this Section of the shares of Common Stock issuable pursuant to the exercise of the transferred Warrants (such shares being hereinafter referred to as the "Underlying Shares"). The provisions of this Section shall only apply to sales, transfers or dispositions by Home and its Affiliates, and shall not apply to sales, transfers or dispositions by transferees of Home or its Affiliates (except that any sale or disposition by dealers or underwriters shall be conducted in accordance with the applicable provisions of this Section and further except that all resales shall be made in accordance with the Securities
Act).

               (b) Home and its Affiliates shall be entitled, subject to the other applicable provisions of this Article III (including Section 3.11) and
Section 2.1, to sell or transfer Restricted Stock in one or more transactions exempt from the registration requirements of Section 5 of the Securities Act; provided, however, that the aggregate number of shares of Restricted Stock sold or transferred to any single purchaser and persons known to Home to be Affiliates of or persons acting in concert with such purchaser in any such transaction shall be limited to that amount of Restricted Stock which, when taken together with the Restricted Stock theretofore sold or transferred to such purchaser and such Affiliates and persons, would not, upon the exercise in full of the Warrants so transferred, permit the acquisition of more than 2% of the then outstanding shares of Common Stock, determined as of the date of such sale or transfer.
For purposes of the immediately preceding sentence, it shall be assumed that all Warrants, if any, that already have been sold or transferred by Home and its Affiliates are still outstanding and have not been exercised in whole or in part to purchase shares of Common Stock.

               (c) Warrants owned by Home and its Affiliates, unless sold to CU or an Affiliate of CU or in compliance with paragraph (b) of this Section, may only be sold or transferred to one or more underwriters or dealers in accordance with the provisions of this paragraph. Home and its Affiliates may, subject to the terms and conditions set forth in this paragraph (c), sell or transfer Warrants in whole or in part to one or more underwriters or dealers who agree in writing with Home, prior to the effective time of any such sale or transfer, to exercise such Warrants and offer and sell the Underlying Shares either (i) to the public in a public offering registered under the Securities Act (or any successor federal securities laws) pursuant to a distribution in which no single purchaser and its Affiliates will, to the knowledge of such underwriters or dealers, acquire Underlying Shares representing more than 2% of the then outstanding shares of Common Stock or (ii) in other transactions complying with the requirements of paragraph (b) above. Notwithstanding any other provision of this Agreement to the contrary, the exercise of any Warrants transferred to underwriters or dealers in accordance with this Section and the acquisition by such underwriters or dealers of shares of Common Stock pursuant to such exercise may be made simultaneously on the date of the closing of the sale or transfer by Home or its Affiliates of the relevant Warrants to such underwriters or dealers, provided CU is given written notice of the date of such closing at least five Business Days prior thereto. At any such closing, against payment of the exercise price for shares of Common Stock to be acquired pursuant to the exercise of Warrants, CU will deliver or cause to be delivered certificates representing the Underlying Shares to such underwriters or dealers, in such names and denominations as it or they shall designate not fewer than two Business Days prior to such closing.

          Section 3.5 "DEMAND" REGISTRATION. From and after such date as Home and its Affiliates become entitled pursuant to Section 3.4 to sell or transfer any Restricted Stock, CU shall, if requested by Home, as expeditiously as possible, use its best efforts to effect the registration of the Restricted Stock (which CU has been requested to register on a form in general use under the Securities Act (or any successor federal securities law) selected by CU, in order to permit the sale or other disposition of such Restricted Stock in accordance with the intended method of sale or other disposition set forth in the request (subject to the provisions of Section 3.4(c)). The right to require registration of the Restricted Stock under this Section 3.5 may only be exercised once unless Home is advised in writing by its investment banking firm (a copy of which advice shall be supplied to CU) that, in the opinion of such firm, an additional or two additional registrations are appropriate to maximize the benefits to Home of the proposed distribution of Restricted Stock, in which event Home may exercise once or twice more, as applicable, its rights under this
Section 3.5. Upon the issuance of a stop order or injunction, CU may withdraw any such registration statement and abandon the proposed offering which Home shall have demanded, in which case Home's right shall be reinstated.

          Section 3.6 "PIGGYBACK" REGISTRATION. From and after such date as Home and its Affiliates become entitled pursuant to Section 3.4 to sell or transfer any Restricted Stock, if at any time CU proposes to register any of its securities under the Securities Act (or any successor federal securities law), whether or not for sale for its own account (except with respect to registration statements filed with respect to the issuance of securities under employee benefit plans), it will give written notice to Home of its intention to do so. Upon the written request of Home, given within 15 calendar days after receipt of CU's notice, CU will use its best efforts to cause to be included in the shares to be covered by the registration statement proposed to be filed by CU, in accordance with the request of Home, the Restricted Stock to be sold by dealers or underwriters in accordance with the provisions of Section 3.4; provided, however, that CU need not include such Restricted Stock in such registration statement if CU is advised in writing by its investment banking firm (a copy of which advise shall be supplied to Home) that the inclusion of such securities shall, in the opinion of such firm, materially interfere with the orderly sale and distribution of the CU securities being sold by it. CU may, in its sole discretion and without the consent of Home, withdraw any such registration statement and abandon the proposed offering in which Home shall have requested to participate pursuant to this Section.

          Section 3.7 REGISTRATION PROCEDURES AND EXPENSES.

               (a)  If and whenever CU is required by the provisions of this
Article III to use its best efforts to effect the registration of any of the Restricted Stock under the Securities Act (or any successor federal securities law), Home and its Affiliates (including the underwriters in the case of a registration of Underlying Shares) (individually referred to as a "selling holder" or "holder" and collectively referred to as "selling holders" or "holders") will furnish in writing such information as is reasonably requested by CU for inclusion in the registration statement relating to such offering and such other information and documentation as CU shall reasonably request, and CU will, as expeditiously as possible:

                    (i) prepare and file with the SEC or any other federal agency at the time administering the Securities Act (or a successor federal securities law) a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities, but not exceeding 90 days;

                    (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act;

                    (iii) furnish to each selling holder of Restricted Stock being registered such number of copies of a prospectus and preliminary prospectus in conformity with the requirements of the Securities Act (or any successor federal securities law), and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock being registered owned by such seller;

                    (iv) furnish, at the request of any holder or holders of securities being registered pursuant to this Article III, on the date that such securities are delivered to the underwriters for sale pursuant to such registration or if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective (A) an opinion dated such date of independent counsel representing CU for the purposes of such registration, addressed to the underwriters, if any, and to the holder or holders making such request, stating that such registration statement has become effective under the Securities Act (or such successor law) and that (a) to the best of the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act (or such successor federal securities law); (b) the registration statement, the related prospectus and each amendment or supplement thereto comply as to form in all material respects with the requirements of the Securities Act (or such successor law) and the applicable rules and regulations of the SEC thereunder, except that such counsel need express no opinion as to financial information or information provided by selling holders contained therein;
(c) such counsel (subject to such customary limitation on the scope of their investigation as shall be set forth in such opinion) has no reason to believe that either the registration statement or the prospectus, or any amendment or supplement thereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading except that such counsel need express no opinion as to financial information or information provided by selling holders contained therein; (d) the descriptions in the registration statement and in the prospectus, or any amendment or supplement thereto, of all legal and governmental matters and all contracts and other legal documents or instruments are accurate and fairly present the information required to be shown; and
(e) such counsel does not know of any legal or governmental proceedings, pending or contemplated, required to be described in the registration statement or prospectus, or any amendment or supplement thereto, or to be filed as exhibits to the registration statement which are not described and filed as required; and
(B) a letter dated such date, from the independent certified public accountants of CU, addressed to the underwriters, if any, and to the holder or holders by or on behalf of whom a request is made, stating that they are independent certified public accountants within the meaning of the Securities Act (or such successor law) and that in the opinion of such accountants the financial statements and other financial data of CU included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act (or such successor law). Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the holder of Restricted Stock being registered may reasonably request;

                    (v) use its best efforts to register or qualify the Restricted Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such selling holder of such Restricted Stock shall reasonably request and do any and all other acts and things which may be necessary or reasonably desirable to enable such seller to consummate the public sale or other disposition in such jurisdictions as may be requested by such seller; provided, however, that CU shall have no obligation to qualify to do business in any jurisdiction or to file a general consent to service of process in any jurisdiction;

                    (vi) notify each selling holder of Restricted Stock covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act (or any successor Federal securities law), of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                    (vii) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act;

                    (viii) provide a transfer agent and registrar for all Restricted Stock covered by such registration statement not later than the effective date of such registration statement;

                    (ix) use its best efforts to list all Common Stock covered by such registration statement on each securities exchange, if any, on which any of the Common Stock is then listed (unless such Common Stock is already so listed) if such listing is then permitted under the rules of such exchange or with the NASDAQ, National Market System; and

                    (x) undertake to take such further actions as may be reasonably requested by the underwriters.

               (b) If any registration statement pursuant to Section 3.5 or 3.6 shall have been declared effective and, in the judgment of CU, (A) any event shall occur or state of facts exist (other than as described in clause (B)) which requires a notice to the selling holders of Restricted Stock pursuant to clause (vi) of paragraph (a) of this Section 3.7 or (B) the offering at the time of Restricted Stock pursuant to such registration statement would adversely affect, or would be improper in view of, a public offering, financing, reorganization, recapitalization, merger, consolidation, acquisition, or other similar transaction, or negotiations, discussions or pending proposals with respect thereto, immediately upon receipt of notice to such effect from CU, Home shall cease to offer or sell any Restricted Stock registered thereunder and cease to deliver or use the prospectus in use thereunder. In the case of any matter described in clause (A), CU shall, as promptly as practicable, furnish to each selling holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. In the case of any matter described in clause (B), CU shall promptly notify Home at such times as, in CU's judgment, such offering may be recommended (which shall be no later than 90 days following such suspension); provided that Home may, in its sole discretion, discontinue such offering with respect to the Restricted Stock covered thereby, in which event Home shall be entitled to "demand" registration rights hereunder to the full extent as if such offering had not been requested.

          All expenses incurred by CU in complying with Sections 3.5 and 3.6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for CU and blue sky fees and expenses are herein called "Registration Expenses," except for all underwriting discounts and selling commissions applicable to the sales, all fees and disbursements of counsel for any selling holder or holders (including counsel designated by any seller for a "due diligence" investigation of CU) and the expense of any special audits incident to or required by such registration, all of which are herein called "Selling Expenses." CU shall pay all Registration Expenses and the selling holder or holders of Restricted Stock being registered shall pay all Selling Expenses.

          Section 3.8 INDEMNIFICATION. In the event of a registration of any of the Restricted Stock under the Securities Act (or any successor Federal securities law) pursuant to this Article III, CU will indemnify and hold harmless each underwriter of such Restricted Stock, Home and its Affiliates as the transferors of the Restricted Stock or any portion thereof to underwriters, and each other person, if any, who controls such seller, assignor or underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter, assignor or controlling person may become subject under the Securities Act (or such successor law) or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock shall have been registered under the Securities Act (or such successor law), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such seller, transferor and underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that CU will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to CU through an instrument executed by such seller, transferor or underwriter specifically for use in the preparation thereof; and provided further that if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, CU shall not have any such liability with respect thereto to such seller, transferor or underwriter or any person who controls such seller, transferor or underwriter within the meaning of Section 15 of the Securities Act if such seller, transferor or underwriter or any person on their behalf delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

          In the event of any registration of any Restricted Stock under the Securities Act (or a successor Federal securities law) pursuant to this
Article III, each seller of such Restricted Stock (other than any underwriter or dealer purchasing Underlying Shares), and Home and its Affiliates, as transferors of Restricted Stock, severally and not jointly, will indemnify and hold harmless CU, each person, if any who controls CU within the meaning of
Section 15 of the Securities Act, each officer of CU who signs the registration statement and each director of CU against any and all such losses, claims, damages, or liabilities arising out of or based upon any untrue statement or alleged untrue statement in or omission or alleged omission from any such registration statement, prospectus, amendment or supplement, if the untrue statement or omission or alleged untrue statement or omission in respect of which such loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to CU by or on behalf of such seller or transferor specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; provided, however, that, if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, such seller or transferor shall not have any such liability with respect thereto to CU, any person who controls CU within the meaning of Section 15 of the Securities Act, any officer of CU who signed the registration statement of any director of CU if CU or any person on their behalf delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person; and provided further that the liability of any such seller or transferor so to indemnify shall be limited to an amount equal to the amount received by such seller upon the sale of such Restricted Stock pursuant to such registration statement, or by such transferor from the seller, as the case may be.

          Payments in respect of indemnifications required by this Section 3.8 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred. Any party which proposes to assert the right to be indemnified under this Section 3.8 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party under this Section 3.8, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 3.8.  In case any such action, suit or
proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from such indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred, unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action. An indemnifying party shall not be liable for employed counsel to assume the defense of such action. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent. In no event shall an indemnifying party be required to pay for more than one counsel for an indemnified party, exclusive of local counsel.

          Section 3.9 OBLIGATIONS OF CU WITH RESPECT TO UNDERWRITTEN OFFERING. In the event that Restricted Stock shall be sold pursuant to a registration statement in an underwritten offering pursuant to Section 3.5, CU agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including, without limiting the generality of the foregoing, customary provisions with respect to indemnification by CU of the underwriters of such offering. CU shall have the right to approve the managing underwriters for such offering (which in no event shall include an affiliate of Home); provided, however, that such approval shall not be unreasonably withheld.

          Section 3.10 RULE 144 REQUIREMENTS. CU shall undertake to make publicly available and available to the holders of Restricted Stock, pursuant to Rule 144 of the SEC under the Securities Act, such information as shall be necessary, and to take such further action as any such holder may reasonably request, to enable the holders of Restricted Stock to make sales of Restricted Stock pursuant to the Rule. CU shall furnish to any holder of Restricted Stock upon request (after the preceding sentences shall have become applicable), a written statement executed by CU as to the steps it has taken to comply with the current public information requirements of Rule 144.

          Section 3.11 RIGHTS OF FIRST REFUSAL.

               (a) In the event Home or its Affiliates intend, at any time after the occurrence of an Acquisition Event to sell, transfer or dispose of any Restricted Stock (other than to an Affiliate of Home in a transaction not intended to circumvent the transfer restrictions contained in this Agreement) other than (i) pursuant to a sale or transfer of Warrants to one or more underwriters or dealers in accordance with Section 3.4(c) (in which case Section 3.11(b) shall govern) or (ii) at any time after CU has failed for any reason to repurchase such Restricted Stock pursuant to Article
II hereof on the closing date scheduled for such repurchase, then:

                    (i) Home shall notify CU in writing of its or its Affiliate's intention to sell, transfer or dispose of such Restricted Stock specifying the number of shares or amount of Warrants, as the case may be, proposed to be disposed of, the identity or identities of the prospective purchaser or purchasers thereof, the proposed purchase price therefor and the material terms of any agreement relating thereto (the "Sale Notice"); and

                    (ii) CU shall have the right, by written notice of its exercise of its right of first refusal given to Home within 15 calendar days after CU's receipt of such notice of intention from Home, to purchase (or to cause a Person designated by CU to purchase) all, but not less than all of, the Restricted Stock specified in such notice of intention for cash at the gross price set forth therein (including broker's commissions and other transaction costs of Home or its Affiliate to be paid or absorbed by the prospective purchaser) if the terms set forth in such notice of intention provide for a cash sale. If the purchase price specified in such notice of intention include any property other than cash, the purchase price at which CU shall be entitled to purchase shall be (x) the amount of cash included in the purchase price specified in such notice of intention plus (y) property, to the extent feasible, substantially similar to the property described in such notice of intention and in any case of equivalent value to such property (as agreed to by CU and Home, or as determined by a nationally recognized investment banking firm selected by Home and CU).

          If CU shall have exercised its right of first refusal under this paragraph (a) (including the designation of another purchaser as referred to in the next subparagraph), the closing of the purchase of the Restricted Stock as to which such right CU shall have been exercised shall take place as promptly as practicable, but in no event more than 10 Business Days after CU gives notice of such exercise, and if such closing does not occur within such 10 days, such right of first refusal provided for herein (including any assignment thereof) shall be null and void and of no further force and effect with respect to such Restricted Stock and this Section 3.11 shall no longer apply to any sale or disposition or proposed sale or disposition of such Restricted Stock; provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, CU shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated, or
(ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed.

          If CU elects not to exercise, or fails to exercise or cause to be exercised, its right of first refusal provided in this paragraph (a) within the time specified for such exercise or if the Federal Reserve Board or any other regulatory authority disapproves of CU's proposed purchase, Home and its Affiliates shall be free thereafter for a period of 90 days to consummate the sale, transfer or other disposition with any purchaser or purchasers of the Restricted Stock who shall have been specified in the sale notice at the price (or at any price in excess of such price) and on substantially the terms specified therein.

          The right of first refusal provided for in this paragraph (a) may only be exercised with respect to the initial sale, transfer or other disposition of the Restricted Stock by Home or an Affiliate (whether in blocks or as a whole) to a person that is not an Affiliate of Home and not to subsequent sales, transfers or other dispositions by purchasers of Restricted Stock.

               (b) If Home or its Affiliates at any time propose to transfer any Warrants to any underwriters or dealers pursuant to the provisions of
Section 3.4, other than at any time after CU has failed for any reason to repurchase such Warrants pursuant to Article II hereof on the closing date scheduled for such repurchase, then Home shall first notify CU in writing of such intention, specifying the Warrants which it proposes to sell or transfer and the name or names of the proposed dealers or of the proposed managing underwriters in the underwriting syndicate to which the sale or transfer is proposed to be made. CU shall have the right, exercisable by written notice given to Home 15 calendar days after CU's receipt of notice from Home pursuant to the immediately preceding sentence, to repurchase, or to cause a third party designated by CU to purchase, all, but not fewer than all, the Warrants proposed to be sold or transferred on the terms and conditions hereinafter set forth.
Any notice given by CU of exercise of its repurchase rights under this paragraph (b) shall specify a place in Los Angeles and a Business Day not earlier than 10 days and not later than 15 days after the date of such notice for the closing of the repurchase of the Warrants being repurchased. The purchase price payable to CU or its designee for the repurchase of Warrants pursuant to this paragraph (b) shall be a cash price equal to the product of
(x) the number of Underlying Shares covered by the relevant Warrants (calculated as of the date of the closing of the repurchase) and (y) the Share Price on such date. At the closing of a sale of Warrants pursuant to the foregoing provisions, CU or its designee will make payment to Home of the aggregate price for the Warrants to be repurchased in one of the manners set forth in
Section 2.1(c). At such closing, Home shall deliver to CU or its designee the certificates representing the Warrants to be repurchased and CU shall deliver to Home replacement certificates representing the Warrants (if any) which are not to be repurchased but were covered by the certificate or certificates surrendered by Home. Any election by CU pursuant to this paragraph to exercise its repurchase rights in respect of Warrants shall be irrevocable. In the event CU fails timely to exercise its repurchase rights in respect of Warrants within the period specified above during which it must do so or notifies Home in writing prior to the expiration of such period that it does not intend to exercise such rights or its designee fails to repurchase Warrants on the date set for the closing of such a purchase, Home and its Affiliates shall be free thereafter to consummate the sale and transfer of the Warrants specified in this notice to CU under this paragraph to any underwriters or dealers who agree to exercise the Warrants and sell the Underlying Shares in accordance with the provisions of Section 3.4(c), and this Section 3.11 shall no longer apply to such sale or transfer of such Warrants.

               (c) Home shall have the right to withdraw any notice given by it pursuant to this Section 3.11 at any time before CU shall have given notice of its intention to exercise its right of first refusal hereunder (including by designation of another purchaser).


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF CU

          CU represents and warrants to Home that:

          Section 4.1 AUTHORIZATION OF AGREEMENT; NO CONFLICTS.

               (a) The execution and delivery of this Agreement by CU and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CU. This Agreement has been duly executed and delivered by CU and constitutes a valid and binding obligation of CU, enforceable in accordance with its terms.

               (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a material benefit under any provision of the articles of incorporation, articles or association or bylaws of CU or CU Bank or, except for the necessity of obtaining Requisite Regulatory Approvals, any material mortgage, indenture, lease agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CU or CU Bank or their respective properties, other than any such conflict, violation, default or loss which will not have a material adverse effect on CU or CU Bank. No material consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by CU and CU Bank or the consummation by CU of the transactions contemplated hereby except for any approvals required to be obtained pursuant to the BHC Act or the Policy Statement of the Board of Governors of the Federal Reserve System on Nonvoting Equity Investments by Bank Holding Companies, 12 C.F.R. Section 225.143 (the "FRB Guidelines"), or any other applicable laws, for the execution and delivery of this Agreement and the issuance of the Warrants by CU.

          Section 4.2 AUTHORIZED STOCK CU has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Common Stock upon the exercise of the Warrants terminates, will have reserved for issuance, upon exercise of the Warrants, shares of Common Stock necessary for Home to exercise the Warrants, and CU will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities which may be issued pursuant to this Agreement. The shares of Common Stock to be issued upon due exercise of the Warrants, including all additional shares of Common Stock or other securities which may be issuable pursuant to this

Agreement, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of CU.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF HOME

          Home represents and warrants to CU that:

          Section 5.1 DUE EXECUTION OF AGREEMENT; NO CONFLICTS.

               (a) This Agreement has been duly executed and delivered by Home and constitutes a valid and binding obligation of Home, enforceable in accordance with its terms.

               (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the certificate of incorporation or By-laws of Home or, except for the necessity of obtaining Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order decree, statute, law, ordinance, rule or regulation applicable to Home or its respective properties, other than any such conflict, violation, default or loss which (i) will not have a material adverse effect on Home and its Subsidiaries taken as a whole. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Home or the consummation by Home of the transactions contemplated hereby, except for (a) filings required in order to obtain Requisite Regulatory Approvals, and (b) any approvals required to be obtained pursuant to the BHC Act, or the FRB Guidelines or any other applicable law for the execution and delivery of this Agreement by CU, Home and the issuance of the Warrants.


                                   ARTICLE VI

                                   DEFINITIONS

          Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the meanings set forth below.

          "Affiliate" or "affiliate" shall mean, with respect to any corporation, any person that, directly or indirectly, controls or is controlled by or is under common control with such corporation.

          "BHC Act" means the Bank Holding Company Act of 1956, as amended.

          "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday in the State of California, on which banks are open for substantially all their banking business in Los Angeles.

          "Change in Bank Control Act" means the Change in Bank Control Act of 1978, as amended.

          "Covered Shares" shall mean on any date, with respect to any Warrants, the maximum number of shares of Common Stock that would be purchasable upon the exercise on such date of such Warrants, assuming that such Warrants may be exercised on such date to purchase the maximum number of shares of Common Stock purchasable pursuant to the terms thereof (including the limitations contained in the second paragraph of the certificate evidencing each such Warrant) without regard to any provision therein (other than such limitations) or in this Agreement or in any law limiting the right of any holder of such Warrants to acquire shares otherwise purchasable thereunder.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality.

          "Market Value" shall mean, on any date, the average of the closing sale prices of a share of Common Stock on the principal securities exchange on which the Common Stock is traded, or, if the Common Stock is not at the time listed on any national securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), on the 10 trading days immediately preceding such date, (or such fewer number of trading days immediately preceding such date for which shares of Common Stock have been listed for trading on such exchange or quoted on NASDAQ); PROVIDED, HOWEVER, that if Home seeks a determination of the fair market value of a share of Common Stock pursuant to the provisions of Section 2.2, Market Value shall, if required pursuant to the terms of such Section, mean the fair market value of a share of Common Stock on such date determined pursuant to such Section.

          "Person" or "person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          "Regulatory Authority" shall mean any United States federal or state government or governmental authority the approval of which is legally required for consummation of the Merger.

          "Requisite Regulatory Approvals" shall mean all material permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the issuance of the Covered Shares under applicable federal laws of the United States or applicable laws of any state having jurisdiction over Home or CU.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Share Price" shall mean, with respect to any Warrants, the amount by which, on the date of the Acquisition Event triggering the exercisability of the Warrants (i) the Warrant Price on such date is less than (ii) the greatest of:

                    (i) the Market Value of a share of Common Stock on such date; and

                    (ii) the highest price paid on or prior to such date for a share of Common Stock (including in any merger or consolidation) by a purchaser or group of purchasers acting in concert of 50% or more of the outstanding shares of Common Stock, or, in the case of a purchaser of 50% or more of the consolidated assets of CU (as shown on the books of CU), the Market Value of a share of Common Stock on the date of consummation of such asset acquisition.

          "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

          "Voting Stock" shall mean the stock entitling the holders thereof to vote in the election of the directors or trustees of the corporation, association, or other business entity in question, except that it shall not include any stock so entitling the holders thereof to vote only upon the happening of a contingency, whether or not such contingency has occurred.

          "Warrant Call Price" shall mean, when used with respect to any Warrant, the product of (i) the number of Covered Shares on such date and
(ii) the Share Price on such date; provided that the Warrant Call Price with respect to any Warrant shall in no event exceed (x) the quotient obtained by dividing $5,000,000 by the number of Covered Shares subject to all the outstanding Warrants multiplied by (y) the number of Covered Shares subject to such Warrant.


                                   ARTICLE VII

                                   TERMINATION

          Section 7.1 TERMINATION. Subject to Section 7.2, this Agreement may be terminated in the following circumstances:

               (a) at the effective time of the Merger, as set forth in the Merger Agreement;

               (b) at the termination of the Merger Agreement prior to the occurrence of an Acquisition Event; or

               (c)  two years after the occurrence of an Acquisition Event.

          Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.1(c), the rights of the parties hereto shall forthwith become void; provided that, if the Agreement shall terminate pursuant to Section 7.1(c) and any party has filed an application to purchase securities with any regulatory authority, the Agreement shall not terminate as provided in Section 7.1(c), but shall remain in full force and effect until the day which is 30 Business Days (plus any applicable waiting periods) after the receipt or denial of regulatory approval or consent, at which time the Agreement shall then terminate.

          Section 7.3 INDEMNIFICATION FOR BREACH. Each party to this Agreement agrees to indemnify and hold harmless the other party against any loss, claim, damage or liability arising out of or based upon a Default of this Agreement by such defaulting party in accordance with the procedures set forth in the last paragraph of Section 3.8 of this Agreement.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

          Section 8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

               (a)  If to CU at:

                    16030 Ventura Boulevard
                    Encino, CA  91436
                    Attn: Stephen G. Carpenter
                    Fax:  (818) 907-5024

                    with a copy to:
                    Anita Wolman, Esq.
                    16030 Ventura Boulevard
                    Encino, CA  91436
                    Fax:  (818) 907-5024

               (b)  If to Home at:

                    2633 Cherry Avenue
                    Signal Hill, CA  90806
                    Attn:  James Staes
                    Phone:  (310) 988-9600
                    Fax:  (310) 426-4526

                    with a copy to:

                    Manatt, Phelps & Phillips
                    11355 West Olympic Boulevard
                    Los Angeles, California  90064
                    Attn:  Barbara S. Polsky, Esq.
                    Fax:  (310) 312-4224

          Section 8.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or the duly authorized committees thereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto agree to make such amendments as may be necessary to respond to the request of any Regulatory Authority with respect to this Agreement.

          Section 8.4 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

          Section 8.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as contemplated in this Agreement, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; and (c) except as contemplated in this Agreement, shall not be assigned by operation of law or otherwise. CU and Home agree that, except as required by law, it shall not issue any press release with respect to the transactions contemplated by this Agreement without consulting with each other party hereto.

          Section 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, CU and Home have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                              CU BANCORP



                              By:




                              HOME INTERSTATE BANCORP



                              By:

                                                                     EXHIBIT A


                                   WARRANT



No.

January 10, 1996                                                1,492,390 Shares

                                   CU BANCORP


          This is to certify that, for value received and subject to the terms and conditions provided for in a Warrant Purchase Agreement dated as of January 10, 1996 (the "Agreement") by and between Home Interstate Bancorp, a California corporation ("Home"), and CU Bancorp, a California corporation ("CU"), pursuant to which Home and its assigns are entitled to purchase from CU, on the terms and conditions set forth therein, 1,492,390 fully paid and nonassessable shares of common stock of CU ("Common Stock"), subject to adjustment as provided in the Agreement. Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          This Warrant may be exercised by the holder (except any holder which shall not be permitted by the Bank Holding Company Act of 1956, as amended ("BHC Act"), or other applicable law to own, or shall not have obtained all regulatory approvals required by such Act or other applicable law as a precondition to its ownership of, the shares of Common Stock covered hereby) as to the whole or any part of the shares of Common Stock covered hereby at any time when such exercise shall be permitted under the terms of this Warrant, by surrender of this Warrant at the principal office of CU or at the office of any transfer agent for the Warrant and upon payment to CU of the Warrant Price for shares so purchased by wire transfer to a bank account designated by CU. Thereupon, this Warrant shall be deemed to have been exercised and the person exercising the same to have become a holder of record of shares of Common Stock (or of the other securities or property to which it is entitled upon such exercise) purchased hereunder for all purposes, and certificates for shares so purchased shall be delivered to the purchaser. If this Warrant shall be exercised in respect of a part of the shares of Common Stock covered hereby, the holder shall be entitled to receive a new Warrant covering the number of shares in respect of which this Warrant shall not have been exercised, but otherwise identical hereto.

          This Warrant is exchangeable, upon the surrender hereof by the holder hereof at such office or agency of CU, for new Warrants of this tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase not less than 1,000 shares of Common Stock (except to the extent necessary to round out the balance of the number of shares purchasable hereunder).

          CU covenants and agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). CU further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, CU will at all times have authorized, and reserved, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant, and will at its expense expeditiously upon each such reservation of shares use its best efforts to procure the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the shares of Common Stock are then listed, or if CU Shares are not then listed on a stock exchange on NASDAQ National Market System.

          The rights of the holder of this Warrant shall be subject to the following further terms and conditions:

          Section 1.1 CU shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock or shares of Common Stock held in treasury, for the purpose of effecting the exercise of this Warrant, the full number of shares of Common Stock then issuable upon the exercise of this and all other outstanding Warrant, computed on the assumption that the adjustments required by Section 1.11 hereof have become effective, in the event such is not then the case.

          Section 1.2 CU will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock upon exercise of this Warrant. CU shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Warrant or Warrants to be exercised, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to CU the amount of any such tax, or has established, to the satisfaction of CU, that such tax has been paid.

          Section 1.3 This Warrant shall not entitle the holder of any rights of a shareholder of CU, either at law or in equity, or to any notice of meetings of shareholders or of any other proceedings of CU.

          Section 1.4 Subject to Section 1.5 and the terms and conditions set forth in the Agreement, this Warrant and all rights hereunder are transferable (in whole or in part), on the books of CU by the registered holder thereof in person or by duly authorized attorney, upon surrender of this Warrant, properly endorsed, to CU (or if CU shall have notified the registered holder hereof of the appointment of an independent transfer agent for Warrants, then to such transfer agent). As used herein the term "this Warrant" shall mean and include any Warrant or Warrants hereafter issued in consequence of transfers of this Warrant in whole or in part.

          Section 1.5 THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS WARRANT MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO THIS WARRANT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT, OR (ii) AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE. THE TRANSFERABILITY OF THIS WARRANT IS FURTHER SUBJECT TO THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT DATED AS OF JANUARY 10, 1996, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF CU BANCORP.

          Section 1.6 The holder of this Warrant, by the acceptance hereof, agrees that prior to the exercise of any Warrants, at a time when said Warrants have not been registered under the Securities Act or any similar Federal statute, it will, if it has not requested or is then not entitled to such registration pursuant to the provisions of Article III of the Agreement, deliver to CU a written representation that it is acquiring the shares of Common Stock issuable upon the exercise of such Warrants for its own account for investment, and not with a view to, or for sale in connection with, any distribution thereof, and not with any present intention of distributing or selling the same.

          Section 1.7 (a) This Warrant shall terminate and be of no further force or effect as provided in Article VII of the Agreement.

                    (b) Notwithstanding any other provision contained herein, this Warrant and the rights conferred hereby shall terminate, and the full consideration paid by Home for this Warrant shall be immediately due and payable to Home, if CU or Home receives written notice from the Federal Reserve Board to the effect that the execution and delivery of the Agreement or the issuance of the Warrants is not consistent with Section 3 of the BHC Act.

          Section 1.8 This Warrant shall be governed by and construed in accordance with the laws of the State of California.

          Section 1.9 This Warrant incorporates by reference all of the terms and conditions of the Agreement.

                              CU BANCORP



                              By:

                                                                      EXHIBIT D

                           WARRANT PURCHASE AGREEMENT


          This WARRANT PURCHASE AGREEMENT (the "Agreement"), dated as of January 10, 1996, between CU Bancorp, a California corporation ("CU"), and Home Interstate Bancorp, a California corporation ("Home") is made with reference to the following:

                                    RECITALS

          A. CU, California United Bank, National Association, a wholly owned subsidiary of CU ("CU Bank"), Home and Home Bank, a wholly owned subsidiary of Home ("Home Bank"), have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") whereby Home and Home Bank would be merged with and into CU and CU Bank, respectively (collectively, the "Merger").

          B. As partial consideration to CU for entering into the Merger Agreement, Home has agreed to issue to CU a warrant entitling the holder thereof to purchase up to 19.9% (or 1,082,224 shares) of the outstanding common stock of Home ("Common Stock"), assuming the exercise of all Warrants (as hereafter defined), and all other options, warrants or other securities convertible into Common Stock, subject to such restrictions and conditions as may be imposed by bank regulatory authorities having jurisdiction over CU and Home, respectively.

          C. Concurrent with the execution of this Agreement, CU and Home shall enter into a separate warrant agreement, with substantially identical terms and conditions as are set forth in this Agreement, pursuant to which CU shall issue to Home a warrant entitling the holder thereof, upon the occurrence of certain events as set forth in such agreement, to purchase up to 19.9% (on a fully diluted basis) of the outstanding common stock of CU.

          D. Terms used herein and not otherwise defined shall have the meanings ascribed to them in Article VI hereof.

          In consideration of these premises and of the representations, covenants and agreements hereinafter set forth, Home and CU hereby agree as follows:

                                    ARTICLE I
                          ISSUANCE AND SALE OF WARRANT

          Section 1.1 ISSUANCE AND SALE OF THE WARRANT. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, and in consideration for the execution and delivery of the Merger Agreement, Home hereby issues to CU one or more warrants (such warrants, together with any warrants issued pursuant to Section 1.4, the "Warrants") entitling the holder thereof to purchase in the aggregate 1,082,224 duly authorized and newly issued shares of Common Stock, subject to adjustment as provided below.
 The Warrants being issued at the time of the execution of this Agreement will be evidenced by a single certificate in the form of Exhibit A hereto.
All Warrants issued pursuant to Section 1.4 will be evidenced by one or, at CU's request, more certificates in the form of Exhibit A hereto, dated the date of their issuance, exercisable at the adjusted exercise price at the time in effect for the Warrants issued pursuant to this Section 1.1.

          Section 1.2 WARRANT PRICE. The initial exercise price at which shares of Common Stock may be acquired pursuant to exercise of the Warrants shall be $12.050 per share (the "Warrant Price"), subject to adjustment as provided in
Section 1.4.

          Section 1.3 EXERCISE OF WARRANTS.

          (a) The Warrants may be exercised in whole or in part only after the occurrence of an Acquisition Event.

          (b) As used herein, an "Acquisition Event" means any of the following events:

               (i) any person (other than CU or an Affiliate of CU) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding Common Stock;

               (ii) Home or Home Bank, without having received CU's prior written consent or except as permitted by the Merger Agreement, shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than CU or any Affiliate of CU to (A) effect a merger, consolidation or similar transaction involving Home or Home Bank, (B) sell, lease or otherwise dispose of assets of Home or Home Bank representing 10% or more of the consolidated assets of Home or Home Bank, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Home or Home Bank (any of the foregoing an "Acquisition Transaction");

               (iii) any person (other than Home or Home Bank or CU or CU Bank in a fiduciary capacity) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined in the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding
          Common Stock; or

               (iv) the holders of Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement or Home's Board of Directors shall have withdrawn or modified in a manner adverse to CU the recommendation of Home's Board of Directors with respect to the Merger Agreement, in each case after any person (other than CU) shall have (A) publicly announced a proposal, or publicly disclosed an intention to make a proposal, to engage in an Acquisition Transaction or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act for approval to engage in an Acquisition Transaction.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event CU is entitled to and wishes to exercise the Warrants, it shall send to Home a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 60 Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, CU shall promptly file the required notice or application for approval, shall promptly notify Home of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

          (d) At the closing referred to in subsection (c), CU shall pay to Home the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Warrants in immediately available funds by wire transfer to a bank account designated by Home, provided that failure or refusal of Home to designate such a bank account shall not preclude CU from exercising the Warrants.

          (e) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (d), Home shall deliver to CU a certificate or certificates representing the number of shares of Common stock purchased by CU.


          (f) Upon the giving by CU to Home of the written notice of exercise of the Warrants provided for under subsection (c) and the tender of the applicable purchase price in immediately available funds, CU shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Home shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to CU. Home shall pay all expenses, and any and all federal, state and local taxes or other charges that may be payable in connection with the preparation, issue and delivery of stock certificates hereunder in the name of CU.

          Section 1.4 ADDITIONAL WARRANTS; ADJUSTMENTS TO WARRANT PRICE AND NUMBER OF SHARES. The number of shares to which the Warrants may be exercised and the Warrant Price shall be subject to adjustment as provided below:

               (a) ADDITIONAL WARRANTS. If Home shall, on one or more occasions after the date hereof, issue additional shares of Common Stock, and if, as a result of any such issuance the shares of Common Stock issued or issuable upon the exercise of Warrants issued pursuant to Section 1.1 hereof shall represent less than 19.9% of the outstanding Common Stock, assuming the exercise of all Warrants and all other options, warrants or other securities convertible into Common Stock, Home shall issue to CU, promptly upon CU's demand, without further consideration, Warrants to purchase a number of authorized but unissued shares of Common Stock which, when added to the shares issued or issuable upon the exercise of such previously issued Warrants, would represent 19.9% as the case may be of the outstanding Common Stock.

               (b) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If Home at any time or from time to time after the date of this Agreement effects a subdivision of the Common Stock, the Warrant Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if Home at any time or from time to time after the date of this Agreement combines the outstanding shares of Common Stock, the Warrant Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (c) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event Home at any time or from time to time after the date of this Agreement makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Warrant Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Warrant Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Warrant Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Warrant Price shall be adjusted pursuant to this subsection
(c) as of the time of actual payment of such dividends or distributions.

               (d) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event Home at any time or from time to time after the date of this Agreement makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of Home other than shares of Common Stock, then in each such event provision shall be made so that the holders of Warrants shall receive upon exercise thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of Home which they would have received had their Warrants been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of exercise of the Warrants, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 1.4.

               (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon the exercise of the Warrants is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1.4), then and in any such event each holder of Warrants shall have the right thereafter to receive upon exercise of the Warrants the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such Warrants might have been exercised immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided in this Section 1.4.

               (f) REORGANIZATION, MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 1.4), or a merger or consolidation of Home with or into another corporation, or the sale of all or substantially all of Home's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Warrants shall thereafter be entitled to receive upon exercise of the Warrants the number of shares of stock or other securities or property of Home, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon exercise of the Warrants would have been entitled in such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 1.4 and the other terms and conditions with respect to the rights of the holders of the Warrants after the reorganization, merger, consolidation or sale to the end that the provisions of this Agreement, including this Section 1.4 (including adjustment of the Warrant Price then in effect and number of shares purchasable upon exercise of the Warrants) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

               (g)  SALE OF SHARES BELOW WARRANT PRICE.

                    (i) If at any time or from time to time after the date of this Agreement, Home issues or sells, or is deemed by the express provisions of this subsection (g) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in subsection (c) above and other than upon a subdivision or combination of shares of Common Stock as provided in subsection
(b) above, for an Effective Price (as hereinafter defined) less than the Warrant Price (or, if an adjusted Warrant Price shall be in effect by reason of a previous adjustment, then less than such adjusted Warrant Price) then and in each such case the then existing Warrant Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying that Warrant Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock Deemed Outstanding at the close of business on the day next preceding the date of such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received (or by express provision hereof deemed to have been received) by Home for the total number of Additional Shares of Common Stock so issued would purchase at such Warrant Price, and (ii) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding at the close of business on the date of such issuance after giving effect to such issuance of Additional Shares of Common Stock. For purposes of this paragraph (i), "Common Stock Deemed Outstanding" at any given time shall mean the sum of (1) the number of shares of Common Stock actually outstanding at that time, (2) the number of Additional Shares of Common Stock then deemed to have been issued under paragraphs (iii) or (iv) of this subsection (g) and (3) the number of shares of Common Stock then issuable upon exercise of stock options to the extent not already deemed to have been issued under paragraphs (iii) or (iv) of this subsection (g).

                    (ii) For the purpose of making any adjustment required under this subsection (g), the consideration received by Home for any issuance or sale of securities shall (i) to the extent it consists of cash be computed at the net amount of cash received by Home after deduction of any expenses payable by Home and any underwriting or similar commissions, compensation or concessions paid or allowed by Home in connection with such issue or sale, (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board and (iii) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of Home for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this subsection (g), if at any time or from time to time after the date of this Agreement Home issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then in each case Home shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by Home for the issuance of such rights or options or Convertible Securities plus, in the case of such options or rights, the amounts of consideration, if any, payable to Home upon the exercise of such options or rights and, in the case of Convertible Securities, the amounts of consideration, if any, payable to Home upon conversion (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities). No further adjustment of the Warrant Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire or be canceled without having been exercised, the Warrant Price adjusted upon the issuance of such options, rights or Convertible Securities shall be readjusted to the Warrant Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by Home upon such exercise, plus the consideration, if any, actually received by Home for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by Home (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                    (iv) For the purpose of the adjustment required under this subsection (g), if at any time or from time to time after the date of this Agreement Home issues or sells any rights or options for the purchase of Convertible Securities, then in each such case Home shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by Home for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to Home upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to Home (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the Warrant Price, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of paragraph (iii) above for the readjustment of the Warrant Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply in like manner to the rights, options and Convertible Securities referred to in this paragraph
(iv).

                    (v) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by Home after the date of this Agreement whether or not subsequently reacquired or retired by Home, other than (i) shares of Common Stock issued upon exercise of the Warrants and (ii) shares issued by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause or shares of Common Stock resulting from any subdivision or combination of shares of Common Stock so excluded, or shares issued by way of dividend or other distribution on, or resulting from any subdivision or combination of, shares of Common stock excluded from the definition of "Additional Shares of Common Stock" by the foregoing provision. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by Home under this subsection (g), into the aggregate consideration received or deemed to have been received by Home for such issue under this subsection (i).


                                   ARTICLE II
                 REPURCHASE OF WARRANTS AND LIMITATIONS ON SALE

          Section 2.1 REPURCHASE OF WARRANTS.

               (a) Prior to the occurrence of an Acquisition Event, Home shall have no right to repurchase the Warrants and CU shall have no right to require Home to repurchase the Warrants.

               (b) At any time after the occurrence of an Acquisition Event, Home shall have the right to purchase (or to cause a person designated by Home to purchase), and CU shall have the right to require that Home repurchase (or, if Home shall so elect, cause a person designated by Home to purchase), (i) all (but not fewer than all) the Warrants at the time beneficially owned by CU and its Affiliates at the Warrant Call Price in effect for such Warrants on the date of closing (as provided below) and (ii) all (but not fewer than all) of the shares of Common Stock purchased by CU and its Affiliates pursuant to this Agreement with respect to which CU has beneficial ownership at a price equal to the aggregate Market Value for such shares as of the date of closing (as provided below). Any purchase pursuant hereto shall take place on a Business Day specified in a notice given by Home to CU or by CU to Home, as the case may be (but in no event prior to the 30th day following the date of any such notice to CU or later than the 30th day following the date of any such notice to Home).

               (c)  The closing of any repurchase of Warrants pursuant to this
Section 2.1 shall take place at 10:00 a.m. Los Angeles Time, on the date set forth in the applicable notice given by Home or CU, as the case may be, at the office of CU at the address set forth in Section 8.1. The amount payable to CU and its Affiliates upon any repurchase of Warrants shall be paid in lawful money of the United States by a federal funds check or a wire transfer of immediately available funds to an account designated by CU. Upon receipt of such payment, CU shall deliver or cause to be delivered to Home the certificates representing all the Warrants being repurchased free and clear of any liens, security interests, charges or encumbrances.

          Section 2.2 CERTAIN DETERMINATIONS OF MARKET VALUE. The calculation of the Market Value, as required herein, shall be calculated in accordance with this section 2.2 In the event that Market Value is to be determined pursuant to the terms hereof and there is not an established trading market for shares of Common Stock, or more than 50% of the outstanding shares of Common Stock are held beneficially or of record by persons, each of whom owns (individually or together with members of any group of which such persons are members) 5% or more of the outstanding shares of Common Stock, then CU may elect to have an investment banking firm mutually agreeable to Home and CU determine (i) whether, in the opinion of such investment banking firm, as a result of the absence of an established trading market or the concentration of stock holdings, Market Value (determined in accordance with the provisions of the definition of Market Value in Article VI) does not accurately reflect the fair market value of a block of 1,000 shares of Common Stock on the date as of which Market Value is to be determined, and (ii) if such investment banking firm determines that Market Value (as so determined) does not accurately reflect such fair market value, such investment banking firm shall make determination of the fair market value of a share of Common Stock on the date as of which Market Value is to be determined, based on whatever factors it deems relevant, as soon as possible and shall promptly give written notice to CU and Home of its determination. The fees of such investment banking firm in connection with such determination shall be paid by CU. Such determination shall be final and binding on the parties hereto and the fair market value so determined shall, if higher than the Market Value that would otherwise apply, be the Market Value of a share of Common Stock. In the event such determination is not transmitted to CU and Home prior to the scheduled closing date with respect to any repurchase of Warrants or Common Stock, the scheduled closing of such transaction shall not be postponed, and Home shall make such payments on the closing date as are required based on the Market Value of a share of Common Stock determined as if CU had not made an election under this Section 2.4. Within three Business Days after such investment banking firm's determination is made and conveyed to CU and Home in writing, Home shall make a payment to CU, or CU shall make a payment to Home, as the case may be, equal to the difference between the amount paid on the closing date and the amount that would have been so payable had such amount been determined on the basis of such investment banking firm's determination of the Market Value of a share of Common Stock.

          Section 2.3 LIMIT ON PROCEEDS. CU agrees, as long as Home shall not have defaulted in its obligations to repurchase Warrants pursuant to Section 2.1, to pay over to Home any amount by which the profits received by CU and its Affiliates upon the sale or transfer of Warrants (net of all selling expenses, underwriting discounts, and commissions and other expenses incurred by CU in connection with such exercise and sale) shall exceed $5,000,000.

                                   ARTICLE III
                    RESTRICTIONS ON TRANSFERABILITY OF STOCK;
                     COMPLIANCE WITH SECURITIES ACT OF 1933

          Section 3.1 RESTRICTIONS ON TRANSFERABILITY. The Warrants acquired by CU or any Affiliate of CU pursuant to this Agreement and the Common Stock issuable upon exercise of such Warrants and any shares of capital stock received or issued in respect thereof, including, without limitation, securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (such Warrants and all such shares of Common Stock and securities being collectively called the "Restricted Stock") shall not be hypothecated, nor shall any claim or liability exist, nor shall any agreement, written or oral, be entered into by CU or any Affiliate of CU which would cause any claim or liability to exist with respect to the Restricted Stock, and the Restricted Stock shall not be transferred except upon the conditions, to the extent applicable, specified in this Article III. CU will cause any proposed transferee of Restricted Stock held by CU or any other Affiliate of CU to agree to take ownership of such Restricted Stock subject to the provisions, to the extent applicable, of this Article III; provided, however, that the provisions of this Article shall cease to apply to any Restricted Stock which shall have been sold in a registered public offering in accordance with the provisions of this Article III. CU represents that it is purchasing the Restricted Stock for its own account and not with a view to or for sale in connection with any distribution of such Restricted Stock.

          Section 3.2 RESTRICTIVE LEGEND; NOTICE OF PROPOSED TRANSFERS.

               (a) Each certificate representing Restricted Stock shall (unless otherwise permitted by the provisions of paragraph (b) of this Section) be stamped or otherwise imprinted with a legend in substantially the following form:

          THESE SHARES/WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES/WARRANTS MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SAID ACT OR (ii) AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE. THE TRANSFERABILITY OF THESE SHARES/ WARRANTS IS FURTHER SUBJECT TO THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT DATED AS OF JANUARY 10, 1996, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF HOME INTERSTATE BANCORP.

               (b) Each holder of a certificate representing Restricted Stock by acceptance thereof agrees to comply in all respects with the provisions of this Section 3.2(b). Prior to any proposed transfer of any Restricted Stock other than pursuant to a registration under the Securities Act, the holder thereof shall give written notice to Home of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer of the Restricted Stock to be transferred and shall be accompanied by an unqualified written opinion of counsel reasonably satisfactory to Home to the effect that such proposed transfer may be effected without registration under the Securities Act.
Subject to Section 3.11 hereof, upon delivery to Home of such notice and such opinion of counsel, the holder of such Restricted Stock shall be entitled to transfer such Restricted Stock in accordance with the terms of such notice delivered by the holder to Home. Each certificate evidencing Restricted
Stock transferred as above provided shall bear the appropriate restrictive legend set forth in paragraph (a) above, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above shall be to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

          Section 3.3 NO TRANSFERS PRIOR TO ACQUISITION EVENT. Notwithstanding anything to the contrary set forth in this Agreement or the Restricted Stock, neither CU nor any Affiliate of CU shall sell, transfer or otherwise dispose of all or any portion of the Warrants owned by it, other than to an Affiliate of CU, except after the occurrence of an Acquisition Event; provided, however, that following an Acquisition Event, if Home or CU shall give notice of its election to exercise its rights under Section 2.1, then such right of CU and its Affiliates to sell, transfer or otherwise dispose of the Restricted Stock shall no longer be exercised unless Home shall have defaulted in its obligation to repurchase such Restricted Stock on the date specified in any notice.

          Section 3.4 LIMITATIONS ON TRANSFEREES AND MANNER OF TRANSFER.

               (a) In the event that CU and its Affiliates become entitled pursuant to the provisions of Section 3.3 to sell, transfer or otherwise dispose of Restricted Stock, such Restricted Stock may be sold or transferred (subject to Section 3.11 hereof) only (i) to a third party (or a third party and its Affiliates) in a transaction which complies with the provisions of paragraph (b) of this Section or (ii) to one or more underwriters or dealers in connection with a broad public distribution complying with the provisions of paragraph (c) of this Section of the shares of Common Stock issuable pursuant to the exercise of the transferred Warrants (such shares being hereinafter referred to as the "Underlying Shares"). The provisions of this Section shall only apply to sales, transfers or dispositions by CU and its Affiliates, and shall not apply to sales, transfers or dispositions by transferees of CU or its Affiliates (except that any sale or disposition by dealers or underwriters shall be conducted in accordance with the applicable provisions of this Section and further except that all resales shall be made in accordance with the Securities Act).

               (b) CU and its Affiliates shall be entitled, subject to the other applicable provisions of this Article III (including Section 3.11) and
Section 2.1, to sell or transfer Restricted Stock in one or more transactions exempt from the registration requirements of Section 5 of the Securities Act; provided, however, that the aggregate number of shares of Restricted Stock sold or transferred to any single purchaser and persons known to CU to be Affiliates of or persons acting in concert with such purchaser in any such transaction shall be limited to that amount of Restricted Stock which, when taken together with the Restricted Stock theretofore sold or transferred to such purchaser and such Affiliates and persons, would not, upon the exercise in full of the Warrants so transferred, permit the acquisition of more than 2% of the then outstanding shares of Common Stock, determined as of the date of such sale or transfer. For purposes of the immediately preceding sentence, it shall be assumed that all Warrants, if any, that already have been sold or transferred by CU and its Affiliates are still outstanding and have not been exercised in whole or in part to purchase shares of Common Stock.

               (c) Warrants owned by CU and its Affiliates, unless sold to Home or an Affiliate of Home or in compliance with paragraph (b) of this Section, may only be sold or transferred to one or more underwriters or dealers in accordance with the provisions of this paragraph. CU and its Affiliates may, subject to the terms and conditions set forth in this paragraph (c), sell or transfer Warrants in whole or in part to one or more underwriters or dealers who agree in writing with CU, prior to the effective time of any such sale or transfer, to exercise such Warrants and offer and sell the Underlying Shares either (i) to the public in a public offering registered under the Securities Act (or any successor federal securities laws) pursuant to a distribution in which no single purchaser and its Affiliates will, to the knowledge of such underwriters or dealers, acquire Underlying Shares representing more than 2% of the then outstanding shares of Common Stock or (ii) in other transactions complying with the requirements of paragraph (b) above. Notwithstanding any other provision of this Agreement to the contrary, the exercise of any Warrants transferred to underwriters or dealers in accordance with this Section and the acquisition by such underwriters or dealers of shares of Common Stock pursuant to such exercise may be made simultaneously on the date of the closing of the sale or transfer by CU or its Affiliates of the relevant Warrants to such underwriters or dealers, provided Home is given written notice of the date of such closing at least five Business Days prior thereto. At any such closing, against payment of the exercise price for shares of Common Stock to be acquired pursuant to the exercise of Warrants, Home will deliver or cause to be delivered certificates representing the Underlying Shares to such underwriters or dealers, in such names and denominations as it or they shall designate not fewer than two Business Days prior to such closing.

          Section 3.5 "DEMAND" REGISTRATION. From and after such date as CU and its Affiliates become entitled pursuant to Section 3.4 to sell or transfer any Restricted Stock, Home shall, if requested by CU, as expeditiously as possible, use its best efforts to effect the registration of the Restricted Stock (which Home has been requested to register on a form in general use under the Securities Act (or any successor federal securities law) selected by Home, in order to permit the sale or other disposition of such Restricted Stock in accordance with the intended method of sale or other disposition set forth in the request (subject to the provisions of Section 3.4(c)). The right to require registration of the Restricted Stock under this Section 3.5 may only be exercised once unless CU is advised in writing by its investment banking firm (a copy of which advice shall be supplied to Home) that, in the opinion of such firm, an additional or two additional registrations are appropriate to maximize the benefits to CU of the proposed distribution of Restricted Stock, in which event CU may exercise once or twice more, as applicable, its rights under this
Section 3.5. Upon the issuance of a stop order or injunction, Home may withdraw any such registration statement and abandon the proposed offering which CU shall have demanded, in which case CU's right shall be reinstated.

          Section 3.6 "PIGGYBACK" REGISTRATION. From and after such date as CU and its Affiliates become entitled pursuant to Section 3.4 to sell or transfer any Restricted Stock, if at any time Home proposes to register any of its securities under the Securities Act (or any successor federal securities law), whether or not for sale for its own account (except with respect to registration statements filed with respect to the issuance of securities under employee benefit plans), it will give written notice to CU of its intention to do so. Upon the written request of CU, given within 15 calendar days after receipt of Home's notice, Home will use its best efforts to cause to be included in the shares to be covered by the registration statement proposed to be filed by Home, in accordance with the request of CU, the Restricted Stock to be sold by dealers or underwriters in accordance with the provisions of Section 3.4; provided, however, that Home need not include such Restricted Stock in such registration statement if Home is advised in writing by its investment banking firm (a copy of which advise shall be supplied to CU) that the inclusion of such securities shall, in the opinion of such firm, materially interfere with the orderly sale and distribution of the Home securities being sold by it. Home may, in its sole discretion and without the consent of CU, withdraw any such registration statement and abandon the proposed offering in which CU shall have requested to participate pursuant to this Section.

          Section 3.7 REGISTRATION PROCEDURES AND EXPENSES.

               (a)  If and whenever Home is required by the provisions of this
Article III to use its best efforts to effect the registration of any of the Restricted Stock under the Securities Act (or any successor federal securities law), CU and its Affiliates (including the underwriters in the case of a registration of Underlying Shares) (individually referred to as a "selling holder" or "holder" and collectively referred to as "selling holders" or "holders") will furnish in writing such information as is reasonably requested by Home for inclusion in the registration statement relating to such offering and such other information and documentation as Home shall reasonably request, and Home will, as expeditiously as possible:

                    (i) prepare and file with the SEC or any other federal agency at the time administering the Securities Act (or a successor federal securities law) a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities, but not exceeding 90 days;

                    (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act;

                    (iii) furnish to each selling holder of Restricted Stock being registered such number of copies of a prospectus and preliminary prospectus in conformity with the requirements of the Securities Act (or any successor federal securities law), and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock being registered owned by such seller;

                    (iv) furnish, at the request of any holder or holders of securities being registered pursuant to this Article III, on the date that such securities are delivered to the underwriters for sale pursuant to such registration or if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective (A) an opinion dated such date of independent counsel representing Home for the purposes of such registration, addressed to the underwriters, if any, and to the holder or holders making such request, stating that such registration statement has become effective under the Securities Act (or such successor law) and that (a) to the best of the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act (or such successor federal securities law); (b) the registration statement, the related prospectus and each amendment or supplement thereto comply as to form in all material respects with the requirements of the Securities Act (or such successor law) and the applicable rules and regulations of the SEC thereunder, except that such counsel need express no opinion as to financial information or information provided by selling holders contained therein; (c) such counsel (subject to such customary limitation on the scope of their investigation as shall be set forth in such opinion) has no reason to believe that either the registration statement or the prospectus, or any amendment or supplement thereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading except that such counsel need express no opinion as to financial information or information provided by selling holders contained therein; (d) the descriptions in the registration statement and in the prospectus, or any amendment or supplement thereto, of all legal and governmental matters and all contracts and other legal documents or instruments are accurate and fairly present the information required to be shown; and (e) such counsel does not know of any legal or governmental proceedings, pending or contemplated, required to be described in the registration statement or prospectus, or any amendment or supplement thereto, or to be filed as exhibits to the registration statement which are not described and filed as required; and (B) a letter dated such date, from the independent certified public accountants of Home, addressed to the underwriters, if any, and to the holder or holders by or on behalf of whom a request is made, stating that they are independent certified public accountants within the meaning of the Securities Act (or such successor law) and that in the opinion of such accountants the financial statements and other financial data of Home included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act (or such successor law). Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the holder of Restricted Stock being registered may reasonably request;

                    (v) use its best efforts to register or qualify the Restricted Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such selling holder of such Restricted Stock shall reasonably request and do any and all other acts and things which may be necessary or reasonably desirable to enable such seller to consummate the public sale or other disposition in such jurisdictions as may be requested by such seller; provided, however, that Home shall have no obligation to qualify to do business in any jurisdiction or to file a general consent to service of process in any jurisdiction;

                    (vi) notify each selling holder of Restricted Stock covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act (or any successor Federal securities law), of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                    (vii) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act;

                    (viii) provide a transfer agent and registrar for all Restricted Stock covered by such registration statement not later than the effective date of such registration statement;

                    (ix) use its best efforts to list all Common Stock covered by such registration statement on each securities exchange, if any, on which any of the Common Stock is then listed (unless such Common Stock is already so listed) if such listing is then permitted under the rules of such exchange or with the NASDAQ, National Market System; and

                    (x) undertake to take such further actions as may be reasonably requested by the underwriters.

               (b) If any registration statement pursuant to Section 3.5 or 3.6 shall have been declared effective and, in the judgment of Home, (A) any event shall occur or state of facts exist (other than as described in clause (B)) which requires a notice to the selling holders of Restricted Stock pursuant to clause (vi) of paragraph (a) of this Section 3.7 or (B) the offering at the time of Restricted Stock pursuant to such registration statement would adversely affect, or would be improper in view of, a public offering, financing, reorganization, recapitalization, merger, consolidation, acquisition, or other similar transaction, or negotiations, discussions or pending proposals with respect thereto, immediately upon receipt of notice to such effect from Home, CU shall cease to offer or sell any Restricted Stock registered thereunder and cease to deliver or use the prospectus in use thereunder. In the case of any matter described in clause (A), Home shall, as promptly as practicable, furnish to each selling holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. In the case of any matter described in clause (B), Home shall promptly notify CU at such times as, in Home's judgment, such offering may be recommended (which shall be no later than 90 days following such suspension); provided that CU may, in its sole discretion, discontinue such offering with respect to the Restricted Stock covered thereby, in which event CU shall be entitled to "demand" registration rights hereunder to the full extent as if such offering had not been requested.

          All expenses incurred by Home in complying with Sections 3.5 and 3.6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Home and blue sky fees and expenses are herein called "Registration Expenses," except for all underwriting discounts and selling commissions applicable to the sales, all fees and disbursements of counsel for any selling holder or holders (including counsel designated by any seller for a "due diligence" investigation of Home) and the expense of any special audits incident to or required by such registration, all of which are herein called "Selling Expenses." Home shall pay all Registration Expenses and the selling holder or holders of Restricted Stock being registered shall pay all Selling Expenses.

          Section 3.8 INDEMNIFICATION. In the event of a registration of any of the Restricted Stock under the Securities Act (or any successor Federal securities law) pursuant to this Article III, Home will indemnify and hold harmless each underwriter of such Restricted Stock, CU and its Affiliates as the transferors of the Restricted Stock or any portion thereof to underwriters, and each other person, if any, who controls such seller, assignor or underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter, assignor or controlling person may become subject under the Securities Act (or such successor law) or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Restricted Stock shall have been registered under the Securities Act (or such successor law), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such seller, transferor and underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Home will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to Home through an instrument executed by such seller, transferor or underwriter specifically for use in the preparation thereof; and provided further that if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, Home shall not have any such liability with respect thereto to such seller, transferor or underwriter or any person who controls such seller, transferor or underwriter within the meaning of Section 15 of the Securities Act if such seller, transferor or underwriter or any person on their behalf delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

          In the event of any registration of any Restricted Stock under the Securities Act (or a successor Federal securities law) pursuant to this
Article III, each seller of such Restricted Stock (other than any underwriter or dealer purchasing Underlying Shares), and CU and its Affiliates, as transferors of Restricted Stock, severally and not jointly, will indemnify and hold harmless Home, each person, if any who controls Home within the meaning of Section 15 of the Securities Act, each officer of Home who signs the registration statement and each director of Home against any and all such losses, claims, damages, or liabilities arising out of or based upon any untrue statement or alleged untrue statement in or omission or alleged omission from any such registration statement, prospectus, amendment or supplement, if the untrue statement or omission or alleged untrue statement or omission in respect of which such loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to Home by or on behalf of such seller or transferor specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; provided, however, that, if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, such seller or transferor shall not have any such liability with respect thereto to Home, any person who controls Home within the meaning of Section 15 of the Securities Act, any officer of Home who signed the registration statement of any director of Home if Home or any person on their behalf delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person; and provided further that the liability of any such seller or transferor so to indemnify shall be limited to an amount equal to the amount received by such seller upon the sale of such Restricted Stock pursuant to such registration statement, or by such transferor from the seller, as the case may be.

          Payments in respect of indemnifications required by this Section 3.8 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred. Any party which proposes to assert the right to be indemnified under this Section 3.8 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party under this Section 3.8, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 3.8. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from such indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred, unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action. An indemnifying party shall not be liable for employed counsel to assume the defense of such action. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent. In no event shall an indemnifying party be required to pay for more than one counsel for an indemnified party, exclusive of local counsel.

          Section 3.9 OBLIGATIONS OF HOME WITH RESPECT TO UNDERWRITTEN OFFERING. In the event that Restricted Stock shall be sold pursuant to a registration statement in an underwritten offering pursuant to Section 3.5, Home agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including, without limiting the generality of the foregoing, customary provisions with respect to indemnification by Home of the underwriters of such offering. Home shall have the right to approve the managing underwriters for such offering (which in no event shall include an affiliate of CU); provided, however, that such approval shall not be unreasonably withheld.

          Section 3.10 RULE 144 REQUIREMENTS. Home shall undertake to make publicly available and available to the holders of Restricted Stock, pursuant to Rule 144 of the SEC under the Securities Act, such information as shall be necessary, and to take such further action as any such holder may reasonably request, to enable the holders of Restricted Stock to make sales of Restricted Stock pursuant to the Rule. Home shall furnish to any holder of Restricted Stock upon request (after the preceding sentences shall have become applicable), a written statement executed by Home as to the steps it has taken to comply with the current public information requirements of Rule 144.

          Section 3.11 RIGHTS OF FIRST REFUSAL.

               (a) In the event CU or its Affiliates intend, at any time after the occurrence of an Acquisition Event to sell, transfer or dispose of any Restricted Stock (other than to an Affiliate of CU in a transaction not intended to circumvent the transfer restrictions contained in this Agreement) other than
(i) pursuant to a sale or transfer of Warrants to one or more underwriters or dealers in accordance with Section 3.4(c) (in which case Section 3.11(b) shall govern) or (ii) at any time after Home has failed for any reason to repurchase such Restricted Stock pursuant to Article II hereof on the closing date scheduled for such repurchase, then:

                    (i) CU shall notify Home in writing of its or its Affiliate's intention to sell, transfer or dispose of such Restricted Stock specifying the number of shares or amount of Warrants, as the case may be, proposed to be disposed of, the identity or identities of the prospective purchaser or purchasers thereof, the proposed purchase price therefor and the material terms of any agreement relating thereto (the "Sale Notice"); and

                    (ii) Home shall have the right, by written notice of its exercise of its right of first refusal given to CU within 15 calendar days after Home's receipt of such notice of intention from CU, to purchase (or to cause a Person designated by Home to purchase) all, but not less than all of, the Restricted Stock specified in such notice of intention for cash at the gross price set forth therein (including broker's commissions and other transaction costs of CU or its Affiliate to be paid or absorbed by the prospective purchaser) if the terms set forth in such notice of intention provide for a cash sale. If the purchase price specified in such notice of intention include any property other than cash, the purchase price at which Home shall be entitled to purchase shall be (x) the amount of cash included in the purchase price specified in such notice of intention plus (y) property, to the extent feasible, substantially similar to the property described in such notice of intention and in any case of equivalent value to such property (as agreed to by Home and CU, or as determined by a nationally recognized investment banking firm selected by CU and Home).

          If Home shall have exercised its right of first refusal under this paragraph (a) (including the designation of another purchaser as referred to in the next subparagraph), the closing of the purchase of the Restricted Stock as to which such right Home shall have been exercised shall take place as promptly as practicable, but in no event more than 10 Business Days after Home gives notice of such exercise, and if such closing does not occur within such 10 days, such right of first refusal provided for herein (including any assignment thereof) shall be null and void and of no further force and effect with respect to such Restricted Stock and this Section 3.11 shall no longer apply to any sale or disposition or proposed sale or disposition of such Restricted Stock; provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, Home shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated, or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed.

          If Home elects not to exercise, or fails to exercise or cause to be exercised, its right of first refusal provided in this paragraph (a) within the time specified for such exercise or if the Federal Reserve Board or any other regulatory authority disapproves of Home's proposed purchase, CU and its Affiliates shall be free thereafter for a period of 90 days to consummate the sale, transfer or other disposition with any purchaser or purchasers of the Restricted Stock who shall have been specified in the sale notice at the price (or at any price in excess of such price) and on substantially the terms specified therein.

          The right of first refusal provided for in this paragraph (a) may only be exercised with respect to the initial sale, transfer or other disposition of the Restricted Stock by CU or an Affiliate (whether in blocks or as a whole) to a person that is not an Affiliate of CU and not to subsequent sales, transfers or other dispositions by purchasers of Restricted Stock.

               (b) If CU or its Affiliates at any time propose to transfer any Warrants to any underwriters or dealers pursuant to the provisions of
Section 3.4, other than at any time after Home has failed for any reason to repurchase such Warrants pursuant to Article II hereof on the closing date scheduled for such repurchase, then CU shall first notify Home in writing of such intention, specifying the Warrants which it proposes to sell or transfer and the name or names of the proposed dealers or of the proposed managing underwriters in the underwriting syndicate to which the sale or transfer is proposed to be made. Home shall have the right, exercisable by written notice given to CU 15 calendar days after Home's receipt of notice from CU pursuant to the immediately preceding sentence, to repurchase, or to cause a third party designated by Home to purchase, all, but not fewer than all, the Warrants proposed to be sold or transferred on the terms and conditions hereinafter set forth. Any notice given by Home of exercise of its repurchase rights under this paragraph (b) shall specify a place in Los Angeles and a Business Day not earlier than 10 days and not later than 15 days after the date of such notice for the closing of the repurchase of the Warrants being repurchased. The purchase price payable to Home or its designee for the repurchase of Warrants pursuant to this paragraph (b) shall be a cash price equal to the product of
(x) the number of Underlying Shares covered by the relevant Warrants (calculated as of the date of the closing of the repurchase) and (y) the Share Price on such date. At the closing of a sale of Warrants pursuant to the foregoing provisions, Home or its designee will make payment to CU of the aggregate price for the Warrants to be repurchased in one of the manners set forth in
Section 2.1(c). At such closing, CU shall deliver to Home or its designee the certificates representing the Warrants to be repurchased and Home shall deliver to CU replacement certificates representing the Warrants (if any) which are not to be repurchased but were covered by the certificate or certificates surrendered by CU. Any election by Home pursuant to this paragraph to exercise its repurchase rights in respect of Warrants shall be irrevocable. In the event Home fails timely to exercise its repurchase rights in respect of Warrants within the period specified above during which it must do so or notifies CU in writing prior to the expiration of such period that it does not intend to exercise such rights or its designee fails to repurchase Warrants on the date set for the closing of such a purchase, CU and its Affiliates shall be free thereafter to consummate the sale and transfer of the Warrants specified in this notice to Home under this paragraph to any underwriters or dealers who agree to exercise the Warrants and sell the Underlying Shares in accordance with the provisions of Section 3.4(c), and this Section 3.11 shall no longer apply to such sale or transfer of such Warrants.

               (c) CU shall have the right to withdraw any notice given by it pursuant to this Section 3.11 at any time before Home shall have given notice of its intention to exercise its right of first refusal hereunder (including by designation of another purchaser).

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF HOME

          Home represents and warrants to CU that:

          Section 4.1 AUTHORIZATION OF AGREEMENT; NO CONFLICTS.

               (a) The execution and delivery of this Agreement by Home and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Home. This Agreement has been duly executed and delivered by Home and constitutes a valid and binding obligation of Home, enforceable in accordance with its terms.

               (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a material benefit under any provision of the articles of incorporation, articles or association or bylaws of Home or Home Bank or, except for the necessity of obtaining Requisite Regulatory Approvals, any material mortgage, indenture, lease agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Home or Home Bank or their respective properties, other than any such conflict, violation, default or loss which will not have a material adverse effect on Home or Home Bank. No material consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Home and Home Bank or the consummation by Home of the transactions contemplated hereby except for any approvals required to be obtained pursuant to the BHC Act or the Policy Statement of the Board of Governors of the Federal Reserve System on Nonvoting Equity Investments by Bank Holding Companies, 12 C.F.R. Section 225.143 (the "FRB Guidelines"), or any other applicable laws, for the execution and delivery of this Agreement and the issuance of the Warrants by Home.

          Section 4.2 AUTHORIZED STOCK Home has taken all necessary corporate and other action to authorize and reserve and, subject to obtaining the governmental and other approvals and consents referred to herein, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Common Stock upon the exercise of the Warrants terminates, will have reserved for issuance, upon exercise of the Warrants, shares of Common Stock necessary for CU to exercise the Warrants, and Home will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities which may be issued pursuant to this Agreement. The shares of Common Stock to be issued upon due exercise of the Warrants, including all additional shares of Common Stock or other securities which may be issuable pursuant to this Agreement, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Home.

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF CU

          CU represents and warrants to Home that:

          Section 5.1 DUE EXECUTION OF AGREEMENT; NO CONFLICTS.

               (a) This Agreement has been duly executed and delivered by CU and constitutes a valid and binding obligation of CU, enforceable in accordance with its terms.

               (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the certificate of incorporation or By-laws of CU or, except for the necessity of obtaining Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order decree, statute, law, ordinance, rule or regulation applicable to CU or its respective properties, other than any such conflict, violation, default or loss which (i) will not have a material adverse effect on CU and its Subsidiaries taken as a whole. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by CU or the consummation by CU of the transactions contemplated hereby, except for (a) filings required in order to obtain Requisite Regulatory Approvals, and (b) any approvals required to be obtained pursuant to the BHC Act, or the FRB Guidelines or any other applicable law for the execution and delivery of this Agreement by Home, CU and the issuance of the Warrants.

                                   ARTICLE VI
                                   DEFINITIONS

          Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the meanings set forth below.

          "Affiliate" or "affiliate" shall mean, with respect to any corporation, any person that, directly or indirectly, controls or is controlled by or is under common control with such corporation.

          "BHC Act" means the Bank Holding Company Act of 1956, as amended.

          "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday in the State of California, on which banks are open for substantially all their banking business in Los Angeles.

          "Change in Bank Control Act" means the Change in Bank Control Act of 1978, as amended.

          "Covered Shares" shall mean on any date, with respect to any Warrants, the maximum number of shares of Common Stock that would be purchasable upon the exercise on such date of such Warrants, assuming that such Warrants may be exercised on such date to purchase the maximum number of shares of Common Stock purchasable pursuant to the terms thereof (including the limitations contained in the second paragraph of the certificate evidencing each such Warrant) without regard to any provision therein (other than such limitations) or in this Agreement or in any law limiting the right of any holder of such Warrants to acquire shares otherwise purchasable thereunder.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality.

          "Market Value" shall mean, on any date, the average of the closing sale prices of a share of Common Stock on the principal securities exchange on which the Common Stock is traded, or, if the Common Stock is not at the time listed on any national securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), on the 10 trading days immediately preceding such date, (or such fewer number of trading days immediately preceding such date for which shares of Common Stock have been listed for trading on such exchange or quoted on NASDAQ); PROVIDED, HOWEVER, that if CU seeks a determination of the fair market value of a share of Common Stock pursuant to the provisions of Section 2.2, Market Value shall, if required pursuant to the terms of such Section, mean the fair market value of a share of Common Stock on such date determined pursuant to such Section.

          "Person" or "person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          "Regulatory Authority" shall mean any United States federal or state government or governmental authority the approval of which is legally required for consummation of the Merger.

          "Requisite Regulatory Approvals" shall mean all material permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the issuance of the Covered Shares under applicable federal laws of the United States or applicable laws of any state having jurisdiction over CU or Home.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Share Price" shall mean, with respect to any Warrants, the amount by which, on the date of the Acquisition Event triggering the exercisability of the Warrants(i) the Warrant Price on such date is less than (ii) the greatest of:

                    (i) the Market Value of a share of Common Stock on such date; and

                    (ii) the highest price paid on or prior to such date for a share of Common Stock (including in any merger or consolidation) by a purchaser or group of purchasers acting in concert of 50% or more of the outstanding shares of Common Stock, or, in the case of a purchaser of 50% or more of the consolidated assets of Home (as shown on the books of Home), the Market Value of a share of Common Stock on the date of consummation of such asset acquisition.

          "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

          "Voting Stock" shall mean the stock entitling the holders thereof to vote in the election of the directors or trustees of the corporation, association, or other business entity in question, except that it shall not include any stock so entitling the holders thereof to vote only upon the happening of a contingency, whether or not such contingency has occurred.

          "Warrant Call Price" shall mean, when used with respect to any Warrant, the product of (i) the number of Covered Shares on such date and
(ii) the Share Price on such date; provided that the Warrant Call Price with respect to any Warrant shall in no event exceed (x) the quotient obtained by dividing $5,000,000 by the number of Covered Shares subject to all the outstanding Warrants multiplied by (y) the number of Covered Shares subject to such Warrant.


                                   ARTICLE VII
                                   TERMINATION

          Section 7.1 TERMINATION. Subject to Section 7.2, this Agreement may be terminated in the following circumstances:

               (a) at the effective time of the Merger, as set forth in the Merger Agreement;

               (b) at the termination of the Merger Agreement prior to the occurrence of an Acquisition Event; or

               (c)  two years after the occurrence of an Acquisition Event.

          Section 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.1(c), the rights of the parties hereto shall forthwith become void; provided that, if the Agreement shall terminate pursuant to Section 7.1(c) and any party has filed an application to purchase securities with any regulatory authority, the Agreement shall not terminate as provided in Section 7.1(c), but shall remain in full force and effect until the day which is 30 Business Days (plus any applicable waiting periods) after the receipt or denial of regulatory approval or consent, at which time the Agreement shall then terminate.

          Section 7.3 INDEMNIFICATION FOR BREACH. Each party to this Agreement agrees to indemnify and hold harmless the other party against any loss, claim, damage or liability arising out of or based upon a Default of this Agreement by such defaulting party in accordance with the procedures set forth in the last paragraph of Section 3.8 of this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

          Section 8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

               (a)  If to CU at:

                    16030 Ventura Boulevard
                    Encino, CA  91436
                    Attn:  Stephen G. Carpenter
                    Fax:  (818) 907-5024

                    with a copy to:

                    Anita Wolman, Esq.
                    16030 Ventura Boulevard
                    Encino, CA  91436
                    Fax:  (818) 907-5024

               (b)  If to Home at:

                    2633 Cherry Avenue
                    Signal Hill, CA  90806
                    Attn:  James Staes
                    Phone:  (310) 988-9600
                    Fax:  (310) 426-4526

                    with a copy to:

                    Manatt, Phelps & Phillips
                    11355 West Olympic Boulevard
                    Los Angeles, California  90064
                    Attn:  Barbara S. Polsky, Esq.
                    Fax:  (310) 312-4224

          Section 8.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          Section 8.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or the duly authorized committees thereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto agree to make such amendments as may be necessary to respond to the request of any Regulatory Authority with respect to this Agreement.

          Section 8.4 WAIVER. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

          Section 8.5 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as contemplated in this Agreement, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; and (c) except as contemplated in this Agreement, shall not be assigned by operation of law or otherwise. Home and CU agree that, except as required by law, it shall not issue any press release with respect to the transactions contemplated by this Agreement without consulting with each other party hereto.

          Section 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, Home and CU have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                              CU BANCORP



                              By:---------------------




                              HOME INTERSTATE BANCORP



                              By:---------------------

                                                                      EXHIBIT A


                                     WARRANT



No. 1

January 10, 1996                                               1,082,224 Shares

                             HOME INTERSTATE BANCORP


          This is to certify that, for value received and subject to the terms and conditions provided for in a Warrant Purchase Agreement dated as of January 10, 1996 (the "Agreement") by and between Home Interstate Bancorp, a California corporation ("Home"), and CU Bancorp, a California corporation ("CU"), pursuant to which CU and its assigns are entitled to purchase from Home, on the terms and conditions set forth therein, 1,082,224 fully paid and nonassessable shares of common stock of Home ("Common Stock"), subject to adjustment as provided in the Agreement. Terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          This Warrant may be exercised by the holder (except any holder which shall not be permitted by the Bank Holding Company Act of 1956, as amended ("BHC Act"), or other applicable law to own, or shall not have obtained all regulatory approvals required by such Act or other applicable law as a precondition to its ownership of, the shares of Common Stock covered hereby) as to the whole or any part of the shares of Common Stock covered hereby at any time when such exercise shall be permitted under the terms of this Warrant, by surrender of this Warrant at the principal office of Home or at the office of any transfer agent for the Warrant and upon payment to Home of the Warrant Price for shares so purchased by wire transfer to a bank account designated by Home. Thereupon, this Warrant shall be deemed to have been exercised and the person exercising the same to have become a holder of record of shares of Common Stock (or of the other securities or property to which it is entitled upon such exercise) purchased hereunder for all purposes, and certificates for shares so purchased shall be delivered to the purchaser. If this Warrant shall be exercised in respect of a part of the shares of Common Stock covered hereby, the holder shall be entitled to receive a new Warrant covering the number of shares in respect of which this Warrant shall not have been exercised, but otherwise identical hereto.

          This Warrant is exchangeable, upon the surrender hereof by the holder hereof at such office or agency of Home, for new Warrants of this tenor representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase not less than 1,000 shares of Common Stock (except to the extent necessary to round out the balance of the number of shares purchasable hereunder).

          Home covenants and agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Home further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Home will at all times have authorized, and reserved, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant, and will at its expense expeditiously upon each such reservation of shares use its best efforts to procure the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the shares of Common Stock are then listed, or if Home Shares are not then listed on a stock exchange on NASDAQ National Market System.

          The rights of the holder of this Warrant shall be subject to the following further terms and conditions:

          Section 1.1 Home shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock or shares of Common Stock held in treasury, for the purpose of effecting the exercise of this Warrant, the full number of shares of Common Stock then issuable upon the exercise of this and all other outstanding Warrant, computed on the assumption that the adjustments required by Section 1.11 hereof have become effective, in the event such is not then the case.

          Section 1.2 Home will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock upon exercise of this Warrant. Home shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Warrant or Warrants to be exercised, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to Home the amount of any such tax, or has established, to the satisfaction of Home, that such tax has been paid.

          Section 1.3 This Warrant shall not entitle the holder of any rights of a shareholder of Home, either at law or in equity, or to any notice of meetings of shareholders or of any other proceedings of Home.

          Section 1.4 Subject to Section 1.5 and the terms and conditions set forth in the Agreement, this Warrant and all rights hereunder are transferable (in whole or in part), on the books of Home by the registered holder thereof in person or by duly authorized attorney, upon surrender of this Warrant, properly endorsed, to Home (or if Home shall have notified the registered holder hereof of the appointment of an independent transfer agent for Warrants, then to such transfer agent). As used herein the term "this Warrant" shall mean and include any Warrant or Warrants hereafter issued in consequence of transfers of this Warrant in whole or in part.

          Section 1.5 THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THIS WARRANT MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO THIS WARRANT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT, OR (ii) AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE. THE TRANSFERABILITY OF THIS WARRANT IS FURTHER SUBJECT TO THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT DATED AS OF JANUARY 10, 1996, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICE OF THE SECRETARY OF HOME INTERSTATE BANCORP.

          Section 1.6 The holder of this Warrant, by the acceptance hereof, agrees that prior to the exercise of any Warrants, at a time when said Warrants have not been registered under the Securities Act or any similar Federal statute, it will, if it has not requested or is then not entitled to such registration pursuant to the provisions of Article III of the Agreement, deliver to Home a written representation that it is acquiring the shares of Common Stock issuable upon the exercise of such Warrants for its own account for investment, and not with a view to, or for sale in connection with, any distribution thereof, and not with any present intention of distributing or selling the same.

          Section 1.7 (a) This Warrant shall terminate and be of no further force or effect as provided in Article VII of the Agreement.

                      (b) Notwithstanding any other provision contained herein, this Warrant and the rights conferred hereby shall terminate, and the full consideration paid by CU for this Warrant shall be immediately due and payable to CU, if Home or CU receives written notice from the Federal Reserve Board to the effect that the execution and delivery of the Agreement or the issuance of the Warrants is not consistent with Section 3 of the BHC Act.

          Section 1.8 This Warrant shall be governed by and construed in accordance with the laws of the State of California.

          Section 1.9 This Warrant incorporates by reference all of the terms and conditions of the Agreement.

                              HOME INTERSTATE  BANCORP

                              By:-------------------------

                                                                      EXHIBIT E

                         FORM OF OPINION OF CU'S COUNSEL


          The opinion of counsel required by section 10.1 of the Agreement and Plan of Reorganization (the "Agreement") shall be dated as of the Closing Date, shall be in form and substance reasonably satisfactory to CU and CU Bank, and shall contain opinions substantially in the form set forth below. (All capitalized terms not otherwise defined herein have the meaning specified in the Agreement).

          1. CU Bank is a national banking association duly incorporated, validly existing and in good standing under the laws of the State of California and is authorized by the OCC to conduct a general banking business. The deposits of the Bank are insured by the FDIC in the manner and to the fullest extent permitted by law.

          2. CU is a California corporation duly incorporated, validly existing and in good standing under the laws of the state of California. CU is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          3. Each of CU and CU Bank have all necessary corporate power and authority to own or lease its properties and assets, and to carry on its business as now conducted. Neither the scope of the business of CU and CU Bank nor the location of any of their respective properties requires that any of them be licensed to do business in any jurisdiction other than the State of California, where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation, business, affairs, properties (collectively, the "Business Condition") of CU on a consolidated basis.

          4. The authorized capital of CU and CU Bank is as set forth in Sections 5.2(a) and 5.2(b), respectively, of the Agreement. All of the outstanding shares of CU Bank Stock and CU Stock are duly authorized, validly issued, fully paid and nonassessable (except, in the case of the CU Bank Stock, as provided for in 12 U.S.C. Section 55). To our knowledge, except for the CU Options and the warrant referred to in section 5.2 of the Agreement and the Home Warrant, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of CU Stock or CU Bank Stock or any other securities convertible into CU Stock or CU Bank Stock and neither CU or CU Bank is obligated to issue any additional shares of CU Stock or CU Bank Stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or securities convertible into such stock.

          5. The execution and delivery by each of CU and CU Bank of the Agreement, the execution and delivery by CU of the Agreement of Merger, the execution and delivery by CU Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary action on the part of CU and CU

Bank, as applicable. Each of the Agreement, the Agreement of Merger and the Bank Merger Agreement, as applicable, constitutes a valid and binding obligation of CU and CU Bank, enforceable in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally; (ii) general equitable principles;or (iii) Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D).

          6. Neither the execution and delivery by CU of the Agreement or the Agreement of Merger, or by CU Bank of the Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated thereby, nor compliance by CU or CU Bank with any of the provisions thereof, will (i) conflict with or result in the breach of, or default under any provision of the articles of incorporation or bylaws of CU or CU Bank, (ii) to our knowledge, constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which either CU or CU Bank is a party, or by which either CU or CU Bank or any of their respective properties or assets is bound, except where such breach or default would not have a material adverse effect on the Business Condition of CU on a consolidated basis; or (iii) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to either CU or CU Bank or any of their respective properties or assets, except where such violation would not have a material adverse effect on the Business Condition of CU on a consolidated basis.

          7. No consent or approval of, notice to or filing with, any governmental authority having jurisdiction over any aspect of the business or assets of either CU or CU Bank is required in connection with the execution and delivery of the Agreement, the Agreement of Merger and the Bank Merger Agreement and the consummation of the transactions contemplated thereby, except such notices and approvals as may be required under federal and state securities laws, by the FRB and the OCC.

          8. Except as to those matters set forth on SCHEDULE 5.10 of the Agreement, to our knowledge, (i) there is no private or governmental suit, claim, action or proceeding pending, nor private or governmental suit, claim, action or proceeding threatened against either CU or CU Bank or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of either CU or CU Bank; and (ii) there are no judgments, decrees, stipulations or orders against either CU or CU Bank enjoining either of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business of either CU or CU Bank in any area.

          9. The Proxy Statement for use at the shareholders' meeting required pursuant to Section 7.7 of the Agreement, as of the date of mailing and the date of the shareholders' meeting, complied as to form in all material respects with the requirements of the Exchange Act and all applicable rules and regulations thereunder.

          Counsel shall further state that although counsel has necessarily assumed the correctness and completeness of the statements made by CU or CU Bank in the Proxy Statement and takes no responsibility therefor, such counsel has, in the course of the preparation of the Proxy Statement, had conferences with representatives of CU and CU Bank with respect thereto, and that its examination of the Proxy Statement and its discussions in the above-mentioned conferences did not disclose to it any information which has caused such counsel to believe that the Proxy Statement at the time of mailing and at the time of the meeting of CU's shareholders contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading (except that such counsel need express no belief or opinion as to financial statements, including any notes thereto, or other financial or statistical data or as to any information supplied by CU).

          In rendering its opinion, such counsel may rely, to the extent that such counsel deems reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of CU or CU Bank or CU's registrar and transfer agent. The opinion need refer only to matters of California and federal law, and such counsel may expressly exclude any opinions as to choice of law matters, antitrust matters and (except as set forth in paragraph 9) securities law matters and may add other qualifications and explanations of the basis of its opinion as may be reasonably acceptable to CU.

                                                                      EXHIBIT F


                           CU SHAREHOLDER'S AGREEMENT


          This SHAREHOLDER'S AGREEMENT (this "Agreement"), dated as of January 10, 1996, is entered into by and among Home Bank, a California banking corporation ("Home Bank"), Home Interstate Bancorp, a California corporation ("Home"), and ___________________________ (the "Shareholder").


                                 R E C I T A L S

     A. Home, Home Bank, CU Bancorp, a California corporation ("CU"), and California United Bank, National Association, a national banking association, entered into that certain Agreement and Plan of Reorganization dated as of January 10, 1996 (the "Reorganization Agreement").

     B. The Shareholder is a beneficial shareholder of shares of common stock, no par value, of CU (the "CU Stock").

     C.   The Shareholder is a director of CU.

     D. As an inducement to Home and Home Bank to enter into the Reorganization Agreement, and in order to ensure pooling-of-interests accounting treatment for the Merger contemplated by the Reorganization Agreement, the Shareholder desires to enter into this Agreement.

     E. Unless otherwise provided in this Agreement, capitalized terms shall have the meanings ascribed to such terms in the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Home, Home Bank and Shareholder agree as follows:

                                    ARTICLE I

                             SHAREHOLDER'S AGREEMENT

     1.1 AGREEMENT TO VOTE. Shareholder shall vote or cause to be voted at any meeting of shareholders of CU to approve the principal terms of the Reorganization Agreement, the Merger and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of CU Stock as to which

Shareholder has sole or shared voting power (the "Shares") as of the record date established to determine shareholders who have the right to vote at any such Shareholders' Meeting (the "Record Date").

     1.2 LEGEND. The Shareholder agrees to stamp, print or type on the face of his certificates of CU Stock evidencing the Shares the following legend:

               "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDER'S AGREEMENT DATED AS OF THE 10TH DAY OF JANUARY, 1996 BY AND AMONG HOME INTERSTATE BANCORP, HOME BANK AND (THE RECORD OWNER HEREOF), COPIES OF WHICH ARE ON FILE AT THE OFFICES OF HOME BANK"

     1.3 RESTRICTIONS ON DISPOSITIONS. The Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, the Shareholder will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Home or
(ii) to change such right from that of a shared right of the Shareholder to vote the Shares to a sole right of the Shareholder to vote the Shares.

     1.4 SHAREHOLDER APPROVAL. The Shareholder, in his capacity as a director, shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby at the Shareholders' Meeting and (ii) advise the CU shareholders to reject any subsequent proposal or offer received by CU relating to any Alternative Transaction or purchase, sale, acquisition, merger or other form of business combination involving CU or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; PROVIDED, HOWEVER, that the Shareholder shall not be obligated to take any action specified in clause (ii) if the Board of Directors of CU is advised in writing by outside legal counsel (Loeb and Loeb, or such other counsel that is reasonably acceptable to Home and Home Bank) that, in the exercise of his fiduciary duties, a director of CU should not take such action.

     1.5 RESTRICTIONS ON DISPOSITION OF CU STOCK AFTER THE MERGER. Notwithstanding any other provisions of this Agreement to the contrary, none of the shares of CU Stock held by the undersigned at the Effective Time of the Merger will be sold, transferred or otherwise disposed of and the undersigned will not in any other way reduce the undersigned's risk of ownership or investment in any of the shares of CU Stock so held by the undersigned until financial results covering a period of at least thirty (30) days of combined operations of CU and Home following the Effective Time of the Merger have been published by CU (provided that the undersigned may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the CU Stock except as provided herein).

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     The Shareholder represents and warrants to Home and Home Bank that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

     2.1  OWNERSHIP AND RELATED MATTERS.

          (a) Schedule 2.1(a) hereto correctly sets forth the number of Shares beneficially owned by Shareholder and the nature of Shareholder's voting power with respect thereto. Within five Business Days after the Record Date, the Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder's voting power with respect thereto as of the Record Date.

          (b) There are no proxies, voting trusts or other agreements or understandings to or by which the Shareholder or the Shareholder's spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

     2.2 AUTHORIZATION AND BINDING AGREEMENT. The Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of the Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

     2.3 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which the Shareholder or the Shareholder's spouse is a party or by which any of Shareholder's properties or the Shareholder's spouse's properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require the consent or approval of any third party; (c) result in the creation or imposition of any lien, mortgage or encumbrance on any of the Shares or any other assets of the Shareholder or the Shareholder's spouse; or
(d) violate any law, rule or regulation to which the Shareholder or the Shareholder's spouse is subject.

                                   ARTICLE III

                                     GENERAL

     3.1 AMENDMENTS. To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

     3.2 INTEGRATION. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Reorganization Agreement) supersedes all prior agreements and understandings of the parties in connection therewith.

     3.3 SPECIFIC PERFORMANCE. The Shareholder, Home and Home Bank each expressly acknowledge that, in view of the uniqueness of the obligations of the Shareholder contemplated hereby, Home and Home Bank would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by the Shareholder in accordance with its terms, and therefore the Shareholder, Home and Home Bank agree that Home and Home Bank shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

     3.4 TERMINATION. This Agreement shall terminate automatically without further action at the earlier of the Effective Time of the Merger or the termination of the Reorganization Agreement in accordance with its terms. Upon such termination of this Agreement, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

     3.5 NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Home, Home Bank or the Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

     3.6 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     3.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

     3.8 NOTICES. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person,
(b) delivered by confirmed facsimile transmission (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Home and Home Bank, addressed to:

          Home Interstate Bancorp
          2633 Cherry Avenue
          Signal Hill, California 90806
          Attention:  James Staes
          Telecopier Number:  (310) 426-4526

With a copy addressed to:

          Manatt, Phelps & Phillips
          11355 West Olympic Blvd.
          Los Angeles, CA 90064
          Attention:  Barbara S. Polsky, Esq.
          Telecopier No:  (310) 312-4224

If to Shareholder, addressed to:

          ____________________________
          ____________________________
          ____________________________
          ____________________________

With a copy addressed to:

          Anita Wolman, Esq.
          CU Bancorp
          16030 Ventura Boulevard
          Encino, California 91436-4224
          Telecopier No:  (818) 907-5024

or at such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 3.8. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, on the first Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

     3.9 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in such State.

     3.10 SEVERABILITY AND THE LIKE If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     3.11 WAIVER OF BREACH. Any failure or delay by Home and Home Bank in enforcing any provision of his Agreement shall not operate as a waiver thereof. The waiver by Home and Home Bank of a breach of any provision of this Agreement shall not operate as a waiver thereof. The waiver by Home and Home Bank of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

     IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

                                       HOME INTERSTATE BANCORP



                                       By:____________________________________
                                       Title:_________________________________

                                       HOME BANK



                                       By:____________________________________
                                       Title:_________________________________


                                       SHAREHOLDER



                                       _______________________________________
                                                (Shareholder's Name)

                                 SPOUSAL CONSENT


          I am the spouse of __________________, the Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.


                                       _______________________________________
                                            (Shareholder's Spouse's Name)

                                                                      EXHIBIT G

                        FORM OF OPINION OF HOME'S COUNSEL


          The opinion of counsel required by section 11.1 of the Agreement and Plan of Reorganization (the "Agreement") shall be dated as of the Closing Date, shall be in form and substance reasonably satisfactory to CU and CU Bank, and shall contain opinions substantially in the form set forth below. (All capitalized terms not otherwise defined herein have the meaning specified in the Agreement).

          1. Home Bank is a California state-chartered bank duly incorporated, validly existing and in good standing under the laws of the State of California and is authorized by the Superintendent of Banks of the State of California to conduct a general banking business. The deposits of the Bank are insured by the FDIC in the manner and to the fullest extent permitted by law.

          2. Home is a California corporation duly incorporated, validly existing and in good standing under the laws of the state of California. Home is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

          3. Each of Home and Home Bank have all necessary corporate power and authority to own or lease its properties and assets, and to carry on its business as now conducted. Neither the scope of the business of Home, Home Bank nor the location of any of their respective properties requires that any of them be licensed to do business in any jurisdiction other than the State of California, where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation, business, affairs, properties (collectively, the "Business Condition") of Home on a consolidated basis.

          4. The authorized capital of Home and Home Bank is as set forth in Sections 4.2(a) and 4.2(b), respectively, of the Agreement. All of the outstanding shares of Home Bank Stock and Home Stock are duly authorized, validly issued, fully paid and nonassessable (except, in the case of the Home Bank Stock, as provided for in Section 662 of the California Financial Code). To our knowledge, except for the Home Options referred to in section 4.2 of the Agreement and the CU Warrant, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Home Stock or Home Bank Stock or any other securities convertible into Home Stock or Home Bank Stock and neither Home or Home Bank is obligated to issue any additional shares of Home Stock or Home Bank Stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or securities convertible into such stock.

          5. The execution and delivery by each of Home and Home Bank of the Agreement, the execution and delivery by Home of the Agreement of Merger, the execution and delivery by Home Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary action on the part of Home and Home Bank, as applicable.
Each of the Agreement, the Agreement of Merger and the Bank Merger Agreement, as applicable, constitutes a valid and binding obligation of Home and Home Bank, enforceable in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally;
(ii) general equitable principles or; (iii) Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D).

          6. Neither the execution and delivery by Home of the Agreement or the Agreement of Merger, or by Home Bank of the Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated thereby, nor compliance by Home or Home Bank with any of the provisions thereof, will (i) conflict with or result in the breach of, or default under any provision of the articles of incorporation or bylaws of Home or Home Bank, (ii) to our knowledge, constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which either Home or Home Bank is a party, or by which either Home or Home Bank or any of their respective properties or assets is bound, except where such breach or default would not have a material adverse effect on the Business Condition of Home on a consolidated basis; or (iii) violate any law, order, writ, injunction, decree, statute, rule or regulation applicable to either Home or Home Bank or any of their respective properties or assets, except where such violation would not have a material adverse effect on the Business Condition of Home on a consolidated basis.

          7. No consent or approval of, notice to or filing with, any governmental authority having jurisdiction over any aspect of the business or assets of either Home or Home Bank is required in connection with the execution and delivery of the Agreement, the Agreement of Merger and the Bank Merger Agreement and the consummation of the transactions contemplated thereby, except such notices and approvals as may be required under federal and state securities laws, by the FRB and the OCC.

          8. Except as to those matters set forth on Schedule 4.10 of the Agreement, to our knowledge, (i) there is no private or governmental suit, claim, action or proceeding pending, nor private or governmental suit, claim, action or proceeding threatened against either Home or Home Bank or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of either Home or Home Bank; and (ii) there are no judgments, decrees, stipulations or orders against either Home or Home Bank enjoining either of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business of either Home or Home Bank in any area.

          9. The Proxy Statement for use at the shareholders' meeting required pursuant to Section 6.7 of the Agreement, as of the date of mailing and the date of the shareholders' meeting, complied as to form in all material respects with the requirements of the Exchange Act and all applicable rules and regulations thereunder.

          Counsel shall further state that although counsel has necessarily assumed the correctness and completeness of the statements made by Home or Home Bank in the Proxy Statement and takes no responsibility therefor, such counsel has, in the course of the preparation of the Proxy Statement, had conferences with representatives of Home and Home Bank with respect thereto, and that its examination of the Proxy Statement and its discussions in the above-mentioned conferences did not disclose to it any information which has caused such counsel to believe that the Proxy Statement at the time of mailing and at the time of the meeting of Home's shareholders contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading (except that such counsel need express no belief or opinion as to financial statements, including any notes thereto, or other financial or statistical data or as to any information supplied by Home).

          In rendering its opinion, such counsel may rely, to the extent that such counsel deems reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officer or officers of Home or Home Bank or Home's registrar and transfer agent. The opinion need refer only to matters of California and federal law, and such counsel may expressly exclude any opinions as to choice of law matters, antitrust matters and (except as set forth in paragraph 9) securities law matters and may add other qualifications and explanations of the basis of its opinion as may be reasonably acceptable to CU.
                                      G-3

                                                                     EXHIBIT H

                          HOME SHAREHOLDER'S AGREEMENT


          This SHAREHOLDER'S AGREEMENT (this "Agreement"), dated as of January 10, 1996, is entered into by and among California United Bank, National Association, a national banking association ("CU Bank"), CU Bancorp, a California corporation ("CU"), and ___________________________ (the
"Shareholder").

                                 R E C I T A L S

     A. CU Bank, CU, Home Interstate Bancorp, a California corporation ("Home"), and Home Bank, a California banking corporation ("Home Bank"), entered into that certain Agreement and Plan of Reorganization dated as of January 10, 1996 (the "Reorganization Agreement").

     B. The Shareholder is a beneficial shareholder of shares of common stock, no par value, of Home (the "Home Stock").

     C.   The Shareholder is a director of Home.

     D. As an inducement to CU Bank and CU to enter into the Reorganization Agreement, and in order to ensure pooling-of-interests accounting treatment for the Merger contemplated by the Reorganization Agreement, the Shareholder desires to enter into this Agreement.

     E. Unless otherwise provided in this Agreement, capitalized terms shall have the meanings ascribed to such terms in the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, CU Bank, CU and Shareholder agree as follows:

                                    ARTICLE I

                             SHAREHOLDER'S AGREEMENT

     1.1 AGREEMENT TO VOTE. Shareholder shall vote or cause to be voted at any meeting of shareholders of Home to approve the principal terms of the Reorganization Agreement, the Merger and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of Home Stock as to which Shareholder has sole or shared voting power (the "Shares") as of the record date established to determine shareholders who have the right to vote at any such Shareholders' Meeting (the "Record Date").

     1.2 LEGEND. The Shareholder agrees to stamp, print or type on the face of his certificates of Home Stock evidencing the Shares the following legend:

               "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDER'S AGREEMENT DATED AS OF THE 10TH DAY OF JANUARY, 1996 BY AND BETWEEN CU BANCORP, CALIFORNIA UNITED BANK, N.A. AND (THE RECORD OWNER HEREOF), COPIES OF WHICH ARE ON FILE AT THE OFFICES OF CU BANCORP."

     1.3 RESTRICTIONS ON DISPOSITIONS. The Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, the Shareholder will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of CU or
(ii) to change such right from that of a shared right of the Shareholder to vote the Shares to a sole right of the Shareholder to vote the Shares.

     1.4 SHAREHOLDER APPROVAL. The Shareholder shall, in his capacity as a director, (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby at the Home Shareholders' Meeting and (ii) advise the Home shareholders to reject any subsequent proposal or offer received by Home relating to any Alternative Transaction or purchase, sale, acquisition, merger or other form of business combination involving Home or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; PROVIDED, HOWEVER, that the Shareholder shall not be obligated to take any action specified in clause (ii) if the Board of Directors of Home is advised in writing by outside legal counsel (Manatt, Phelps & Phillips, or such other counsel that is reasonably acceptable to CU and CU Bank) that, in the exercise of his fiduciary duties, a director of Home should not take such action.

     1.5  RESTRICTIONS ON DISPOSITION OF CU STOCK RECEIVED PURSUANT TO THE
MERGER.   Notwithstanding any other provisions of this Agreement to the contrary, none of the shares of CU Stock to be received by the undersigned pursuant to the Merger will be sold, transferred or otherwise disposed of and the undersigned will not in any other way reduce the undersigned's risk of ownership or investment in any of the shares of CU Stock so received by the undersigned until financial results covering a period of at least thirty (30) days of combined operations of CU and Home following the Effective Time of the Merger have been published by CU (provided that the undersigned may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the CU Stock except as provided herein).

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     The Shareholder represents and warrants to CU and CU Bank that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

     2.1  OWNERSHIP AND RELATED MATTERS.

          (a) Schedule 2.1(a) hereto correctly sets forth the number of Shares beneficially owned by Shareholder and the nature of Shareholder's voting power with respect thereto. Within five Business Days after the Record Date, the Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder's voting power with respect thereto as of the Record Date.

          (b) There are no proxies, voting trusts or other agreements or understandings to or by which the Shareholder or the Shareholder's spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

     2.2 AUTHORIZATION AND BINDING AGREEMENT. The Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of the Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

     2.3 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which the Shareholder or the Shareholder's spouse is a party or by which any of Shareholder's properties or the Shareholder's spouse's properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require the consent or approval of any third party; (c) result in the creation or imposition of any lien, mortgage or encumbrance on any of the Shares or any other assets of the Shareholder or the Shareholder's spouse; or
(d) violate any law, rule or regulation to which the Shareholder or the Shareholder's spouse is subject.

                                   ARTICLE III

                                     GENERAL

     3.1 AMENDMENTS. To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

     3.2 INTEGRATION. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Reorganization Agreement) supersedes all prior agreements and understandings of the parties in connection therewith.

     3.3 SPECIFIC PERFORMANCE. The Shareholder, CU and CU Bank each expressly acknowledge that, in view of the uniqueness of the obligations of the Shareholder contemplated hereby, CU and CU Bank would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by the Shareholder in accordance with its terms, and therefore the Shareholder, CU and CU Bank agree that CU and CU Bank shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

     3.4 TERMINATION. This Agreement shall terminate automatically without further action at the earlier of the Effective Time of the Merger or the termination of the Reorganization Agreement in accordance with its terms. Upon such termination of this Agreement, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

     3.5 NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by CU, CU Bank or the Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

     3.6 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     3.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

     3.8 NOTICES. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person,
(b) delivered by confirmed facsimile transmission (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to CU and CU Bank, addressed to:

          CU Bancorp
          16030 Ventura Boulevard
          Encino, California 91436-4487
          Attention:  Stephen G. Carpenter

With a copy addressed to:

          Anita Wolman, Esq.
          CU Bancorp
          16030 Ventura Boulevard
          Encino, California 91436-4487
          Telecopier No: (818) 907-5024

If to Shareholder, addressed to:

          ____________________________
          ____________________________
          ____________________________
          ____________________________

With a copy addressed to:

          Manatt, Phelps & Phillips
          11355 West Olympic Blvd.
          Los Angeles, CA 90064
          Attention:  Barbara S. Polsky, Esq.
          Telecopier No:  (310) 312-4224


or at such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 3.8. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, on the first Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

     3.9 GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in such State.

     3.10 SEVERABILITY AND THE LIKE If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     3.11 WAIVER OF BREACH. Any failure or delay by CU and CU Bank in enforcing any provision of his Agreement shall not operate as a waiver thereof. The waiver by CU and CU Bank of a breach of any provision of this Agreement shall not operate as a waiver thereof. The waiver by CU and CU Bank of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

     IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

                                       CU BANCORP



                                       By:____________________________________
                                       Title:_________________________________


                                       CALIFORNIA UNITED BANK,
                                       NATIONAL ASSOCIATION



                                       By:____________________________________
                                       Title:_________________________________


                                       SHAREHOLDER



                                       _______________________________________
                                                 (Shareholder's Name)

                                 SPOUSAL CONSENT


          I am the spouse of __________________, the Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.




                                       _______________________________________
                                            (Shareholder's Spouse's Name)

                                                                     EXHIBIT I

CU Bancorp
16030 Ventura Boulevard
Encino, California  91436-4487
Attention:  Stephen G. Carpenter

Ladies and Gentlemen:

          Reference is made to the Agreement and Plan of Reorganization, dated as of January 10, 1996 (the "Agreement"), by and among CU Bancorp, a California corporation ("CU"), California United Bank, National Association, a national banking association ("CU Bank"), Home Interstate Bancorp, a California corporation ("Home"), and Home Bank, a California banking corporation ("Home Bank"), which Agreement provides, among other things, for the merger (the "Merger") of CU with and into Home in a transaction in which shares of common stock of Home ("Home Stock") will be automatically canceled and shall be converted into 1.409 shares of common stock of CU ("CU Stock"), as more fully provided for in the Agreement.

          The undersigned has been informed that the Merger constitutes a transaction covered by Rule 145 under the Securities Act of 1933, as amended, (the "Securities Act"); that the undersigned may be deemed to be an "affiliate" of Home within the meaning of Rule 145; and that, accordingly, the shares of CU Stock which the undersigned may acquire in connection with the Merger may only be disposed of in conformity with the provisions hereof.

          The capitalized terms used and not defined herein shall have the meaning set forth in the Agreement.

          1. The undersigned, after inquiry of any agent with discretionary power to transfer the undersigned's shares of Home Stock, represents, warrants and agrees as follows:

               (a) The undersigned has full power to execute this Affiliate's Agreement and to make the representations, warranties and agreements herein, and to perform his or its obligations hereunder.

               (b) The undersigned is currently the owner of that number of shares of Home Stock set forth in Schedule 1 hereto (the "Home Shares") and has held the Home Shares at all times since January 1, 1995 unless otherwise set forth in Schedule 1.

               (c) The undersigned shall not purchase, sell, transfer or otherwise dispose of, or reduce the undersigned's risk of ownership or investment in any of the Home Shares prior to the Merger. The undersigned agrees to the placement of a restrictive legend on his or her certificates representing Home Shares which legend shall set forth these restrictions. Such legend shall be placed on the certificates concurrently with the execution of this Agreement or as soon thereafter as practicable.

               (d) The undersigned will not sell, transfer or dispose of any shares of CU Stock which the undersigned may acquire in connection with the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities herein sometimes collectively referred to as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless such sale, transfer or disposition is effected (i) pursuant to an exemption from the registration requirements of the Securities Act as provided in Section 3 hereof or (ii) pursuant to an effective registration statement under, and in compliance with, the Securities Act (provided that the undersigned may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the CU Stock except as provided herein.)

               (e) The undersigned has no present plan or intent to engage in a sale, exchange, transfer, redemption or reduction in any way of the undersigned's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to as a "Sale") of CU Stock to be received by the undersigned pursuant to the Merger.

               (f) The undersigned has not engaged in a Sale of any shares of Home Stock at any time since January 1, 1995 unless otherwise set forth in
Schedule 1.

               (g) The undersigned has no present plan or intent to (i) engage in a Sale of the Home Shares (other than in exchange for CU Stock pursuant to the Merger), or (ii) exercise dissenters' rights in connection with the Merger.

               (h) The representations contained herein shall be true and correct at all times from the date hereof through the Effective Time.

               (i) The undersigned has consulted such legal and financial counsel as the undersigned deems appropriate in connection with the execution of this Affiliate's Agreement.

          2. CU agrees to use its best efforts to file all reports and data with the Securities and Exchange Commission necessary to permit the undersigned to sell Restricted Securities pursuant to and otherwise in conformity with Rule 145(d) under the Securities Act.

          3. CU acknowledges that the provision of Section 1(d) of this Affiliate's Agreement will be satisfied as to any sale by the undersigned of Restricted Securities pursuant to Rule 145(d) under the Securities Act, as evidenced by a broker's letter stating that the requirements of Rule 145 have been met; provided, however, that if counsel for CU reasonably believes that the provisions of Rule 145 have not been complied with, or if requested by CU in connection with a proposed disposition, the undersigned shall furnish to CU a copy of a "no action" letter or other communication from the staff of the SEC or an opinion of counsel in form and substance satisfactory to CU and its counsel, to the effect that the applicable provisions of paragraphs (c), (e), (f) and (g) of Rule 144 under the Securities Act have been complied with or that the disposition may be otherwise effected in the manner requested in compliance with the Securities Act. It is agreed and understood that the undersigned may rely upon CU's representation, warranty and agreement in Section 2 above in complying with this Section 3.

          4. The undersigned also understands that stop transfer instructions will be given to CU's transfer agent with respect to the Restricted Securities and that there will be placed on the certificates evidencing the Restricted Securities, or any substitutions therefor, a legend stating in substance:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), APPLIES AND MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND CU BANCORP, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CU BANCORP."

          CU agrees that such stop transfer instructions and legend will be promptly removed if the provisions of Section 3 are complied with.

          5. This Affiliate's Agreement shall be binding upon and enforceable against administrators, executors, representatives, heirs, legatees and devisees of the undersigned and any pledgee holding the Restricted Securities as collateral.

           6. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

          7. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY MATTER ARISING OUT OF THIS AGREEMENT OR RELATED TO THIS AGREEMENT OR IN CONNECTION WITH ANY TRANSACTION OR MATTER CONTEMPLATED BY THIS AGREEMENT.

          IN WITNESS WHEREOF, the undersigned has executed the foregoing Affiliate's Agreement as of the date first above written.

                                       Very truly yours,


Agreed to and Accepted:

CU BANCORP


By:____________________________________
Title:_________________________________

                                    ANNEX 1


                            Roger K. Freeman, M.D.

                                   Bill Neal

                                 Ruth A. Martin

                                 George W. Post